Exhibit 99.11

Annual Report 2007
bwin Interactive Entertainment AG

-	Successful implementation of strategic goals

-	Strong core Sports Betting and Poker businesses

-	Investing in leading-edge technology and brand awareness safeguards future revenue potential

-	Profitable growth:
Net gaming revenues + 32%; clean EBTIDA of EUR 61 million

-	Responsible entertainment: bwin sets international standards

-	Development of the European online gaming industry influenced to a large extent by decisions taken at EU level

World-wide operations

Big wide world. The bwin Group operates world-wide in more than 25 core markets on the basis of several licences (e.g. Germany, Italy, Mexico, Argentina, Gibraltar and Kahnawake).

bwin
Home Sports Poker Casino Games
Coppa Italia: Second Chance!

Products overview

bwin offers one of the most extensive and innovative gaming portfolios via the internet and mobile devices. The product offering includes sports betting, poker, casino, soft and skill games, as well as audio and video streaming of top sporting events.

bwin
bwin live
bwin
bwin
Home Sports Poker Casino Games
inside
bwin
Home Sports Poker Casino Games
This team is the big favourite in any game. It takes a top performance to beat the Rossoneri from Milano.
Head off to one of the biggest kite surfing events!
395
12822
CASINO
bwin

bwin
bwin
bwin

Real Madrid

An unbeatable team. Galactic, regal and perfect. bwin has been a jersey sponsor of Real Madrid since June 2007. The club is a soccer legend, having won all the national and international cups there are to win.

AC Milan

Only the best is good enough. Ever since the 2006/2007 season, bwin has been a jersey sponsor of AC Milan, one of the world's most successful soccer club. The club is precisely the right league for bwin, having won various championships, the Champions League and the World Cup many times.

Awards

bwin customers like to win, and so does bwin. The Company regularly wins prizes for its achievements. The awards in the Company's trophies cabinet include the Austrian Event Award in gold, CCA Venus in silver and bronze, the ADC Nail in bronze and the Epica Award in silver for the bwin website.

EPICA

EPICA AWARD
TVC Magic Moments
of Sports
Giacomo Agostini

CCA
Venus in silver
TVC Magic Moments
of Sports
Bob Beamon

CCA
Venus in silver
TVC Magic Moments
of Sports
Boris Becker

CCA
Venus in bronze
TVC Magic Moments
of Sports
Stirling Moss

ADC Germany
ADC Nail in bronze
TVC Magic Moments
of Sports
Giacomo Agostini

ADC Germany
ADC Nail in bronze
Company Movie
Magic Moments
of Sports
Muhammad Ali

ATV
Golden Hound
TVC Magic Moments
of Sports
Franz Klammer

MEDIA–AWARD
Soccer World Cup
Overall Strategy

THE CLAPPER
TVC Magic Moments
of Sports
Bob Beamon

NYf

New York festivals
Company Movie
Magic Moments of Sports
Muhammad Ali

bwin

Investing in talent

The highly motivated bwin team comprises more than 1,000 employees of many different nationalities. It is their enthusiasm that shapes the innovative nature of the Company.

Contents

Letter from the Executive Board	15

Corporate Governance	19

The Company’s Boards	22

Consolidated Financial Statements	25

Group Management Report on the Financial Statements for 2007	28

Notes to the Consolidated Financial Statements	54

Auditor’s Report	113

Declaration Executive Board	115

Financial Statements	117

Management Report on the Financial Statements 2007	120

Notes to the Financial Statements	140

Auditor’s Report	172

Supervisory Board Report on the Financial Year 2007	175

Auditors and Attorney-at-Law	176

Information and Imprint	176

Glossary	178

Websites of the bwin Group	179

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

Letter from the Executive Board

Dear Shareholders,

Gross gaming revenues - product mix 2007

1	Sports betting 55.0%
2	Poker 23.3%
3	Casino 17.3%
4	Games 4.4%

2007 was a year of reorientation for the bwin Group. bwin’s withdrawal from the US online gaming market in late 2006 and the continued resistance to open competition mounted by some EU states prompted the Group to reduce and refocus its marketing spend, concentrating on those markets which offer the best return.

To address these issues bwin refocused its business plan, concentrating on established European markets while still exploring significant opportunities outside Europe, and on its core products of sports betting and poker. An efficiency enhancement programme embracing all areas of the Company was implemented successfully, while the development of products of an unrivalled technical standard and content as well as brand-building measures continue to be a cornerstone of bwin’s strategy.

In March, following the introduction of restrictive laws in the Turkish market, the Company decided, on the advice of local counsel, to suspend its range of online gaming products there. Whilst the Company is determined to resume operations on the Turkish market again, there are as yet no concrete results to report. The refocused business plan already in place allowed the Company to absorb the effects of this market withdrawal, and still continue to rebuild gross gaming revenues during the year.

The bwin Group is pleased to report that this prompt management action in response to market changes has delivered the turnaround that our shareholders were looking for. Indeed, despite the setbacks in the USA and Turkey, gross gaming revenues in Q4 2007 were above the levels achieved before exiting those markets.

Gross gaming revenues for FY 2007 totalled EUR 353.5 million, with an EBITDA in the amount of EUR 61.0 million, excluding non-cash IFRS 2 charges for share-based compensation (amounting to EUR 16.9 million). These figures reflect not only the underlying solidity of the Group’s core business, but also the robustness of bwin’s business model: despite significant cuts in marketing spend, growth continued in 2007 on a more profitable basis.

bwin’s management would like to take this opportunity to thank all of its dedicated employees around the world for helping to ensure that bwin not only mastered these market fluctuations, but indeed used them to make its core processes and products even more effective and successful.

Levelling the playing field
To date, there is still no uniform set of regulations governing the European gaming market, and neither Community law nor European judgements are consistently applied in member states. The rising demand in Europe for online entertainment products, combined with growing markets, requires a regulatory framework geared towards the needs of consumers. State gaming monopolies are no longer appropriate in this day and age. bwin is therefore calling for the regulated opening up of the gaming market: the Company believes that online gaming services must be managed in a secure and responsible manner. To this end, bwin significantly stepped up its information activities in selected core markets, and fully supports the establishment of a regulated, transparent gaming market with standardized regulations and requirements.

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Number of bets placed

To combat anti-competitive activities within the EU, a coordinated, resolute approach by established, licensed online gaming providers is essential. The joint activities of these providers are co-ordinated through the European Gaming and Betting Association (EGBA). In 2007 the EGBA continued to promote the right of private gaming and betting operators that are regulated and licensed in one member state to fair market access throughout the European Union.

Experience has shown that only a transparent, competitive environment can guarantee the necessary quality and security required for reputable online gaming. The situation in the USA following the closure of the online gaming market as a result of the Safe Port Act has demonstrated that a general ban simply causes reputable providers to withdraw from the market, whilst at the same time encouraging the development of grey and black markets where there is no responsible approach to issues such as consumer protection and fraud prevention.

More and better choice for customers
By concentrating during the year in review on its core products of sports betting and poker, bwin continued to lay the foundations for the Company’s future success through the development of products of an unrivalled technical standard and content.

The Company’s sports betting offer was broadened and deepened during the year, and its live betting service was enhanced with more video streams, additional leagues, and more betting options for customers, consolidating bwin’s leading position in the area of live betting. In addition, more languages as well as integrated PCI (payment card industry) certified payment methods were added to the redesigned PokerRoom.com website in 2007, giving it a more ‘European’ look and feel, while the bwin poker client was enhanced with a direct link to other activities, increasing cross-selling and hence revenues. Improved service levels and uptime were well received by customers, as was an increase in tournament guarantees to over USD 10 million per month.

More and better choice for customers

All told, in 2007 bwin established itself as a major European poker player not only for consumers, but also as a major purveyor of online poker: agreements were signed with 12 new poker operators on the Ongame Network, with no major operator leaving. With back-end integration efforts successfully completed in 2007, bwin is already developing a next-generation poker product that will feature a highly scalable and flexible platform that is easy to understand and navigate, for beginners and experienced players alike.

bwin’s customers also enjoy an ever-increasing number of payment options, currently comprising more than 56 deposit and 13 cash-out possibilities. On top of bwin’s PCI certification, an FSA eMoney license was recently obtained by a subsidiary, offering the highest levels of security in terms of payment transactions at bwin. During peak loads, bwin handles more than 6,000 financial transactions per second, making it the largest payment platform in the online gaming industry.

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

Concentrated marketing in focus areas
From the beginning of 2007, as part of its refocused business plan, the bwin Group started to scale down investment in building and establishing the brand by means such as sports sponsorship and above-the-line activities. During the year, bwin had to take the difficult decision to allow many sponsorship deals with German soccer clubs to expire, due to the continuing legal uncertainties in that market.
However, the marketing funds released by this decision allowed the Company to sign an important jersey sponsorship with Real Madrid, which came into effect on 1 July 2007, and afforded the opportunity to raise bwin’s profile in the important Spanish market and beyond. This and existing partnerships reflect the Company’s ongoing policy of focussing marketing resources on those markets which represent significant growth potential for the Group, and which have adopted an enlightened attitude to the subject of gaming regulation. Careful partner selection, such as bwin’s jersey sponsorship of AC Milan (who won the 2007 Champions’ League), demonstrates the effectiveness of such closely targeted marketing activities. The Soccer European Cup in 2008 will present another exciting opportunity to extend the Group’s marketing reach to new customers.
The sponsorship and other brand-building initiatives already in place will continue to reinforce bwin’s high profile amongst its key target audiences in high-potential markets. What is more, bwin’s internally developed ‘b’inside’ member program was successfully launched in October 2007 across all product groups, increasing customer loyalty.

Reorientation and measured expansion into receptive markets
bwin concentrated principally on its established markets in Europe (the EU and EFTA region) during 2007, in line with its strategic refocus, as well as markets where licensing and taxation are clearly regulated.

New markets with significant revenue potential and a regulated licensing regime outside Europe will be identified and, if deemed legally possible, entered. In this context, bwin continues to explore new markets in South America and Asia that may represent growth opportunities for the Group in the medium term. One example is the Group’s entry into the Argentinean market in July 2007, with a view to expanding activities in that market, should circumstances allow.

Increased brand awareness in Spain through the Real Madrid sponsorship, and the introduction of a new sports betting law in the Madrid province in January 2007, have afforded the Company the opportunity to trial a retail pilot project in Madrid in collaboration with Betbull plc. The first bwin-branded retail betting shop is scheduled to open in Madrid in the second half of 2008.

Building for the future
The Company’s commitment to recruiting and retaining the best people, and giving them the right tools for the job, remains unchanged. 2007 saw a significant investment in human resources, leading to a year-end headcount of some 1,200 dedicated employees including freelance workers. This, together with continued investment in highly scalable, cutting-edge IT systems, services and applications, reflects bwin’s commitment to invest ahead of the market curve in profitable future business opportunities. In addition to developing the Sports Betting and Poker platforms, the Company is also developing product enhancements for existing and potential new markets, which will also allow bwin to exploit its already achieved market leadership position in the future.

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Responsible entertainment
As the world’s leading online entertainment provider, bwin is a driving force behind the development of corporate social responsibility (CSR). At bwin, CSR means dealing responsibly not only with customers and employees, but also with products. No matter whether this is in relation to the design of new advertising campaigns, new products, payment transactions or communications, responsibility applies to all the Company’s processes. This is why the Company has set up a dedicated CSR department.

In addition to various measures linked to the online gaming business model, such as technical security, the protection of minors, addiction prevention and safeguards against bet manipulation, bwin proactively seeks to cooperate with institutions and academic bodies to develop its product range responsibly in line with current insights.

Together with the Harvard Medical School’s Division on Addiction, bwin is working on an empirical research project into addiction on the Internet and its early detection. Interim results show that Internet sports betting does not involve an increased risk of addiction. Apart from this long-term study, bwin has developed a self-help tool with the school to help consumers assess their own behaviour and develop self-help strategies if required.

bwin has joined forces with other private online gaming operators in the European Sports Security Association (ESSA; www.eu-ssa.org). The purpose of the association is to act as a partner to sports organizations by reporting any irregular betting patterns or insider betting to them, thus keeping sport clean and secure.

In conclusion
While 2007 was a year of reorientation for bwin, management’s confidence that the impact on the Group’s business of the changes in the US legal environment — and more recently in the Turkish market — would be more than compensated over time has been justified.

We would like to thank all our shareholders for their continued confidence in bwin as we plan the future development of the Company to take advantage of worthwhile opportunities, while continuing to ensure that our focus on core products, markets and brand-building activities drives ongoing profitability and reliable revenue growth.

Co-CEOs,

Manfred Bodner	Norbert Teufelberger

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

Corporate Governance

Corporate Governance Code

The Austrian Corporate Governance Code is a set of rules in line with international standards created to promote the responsible management of companies in Austria.

Corporate governance code: best practice principles for corporate management and control
The Executive Board of bwin Interactive Entertainment AG continually strives to manage the company in such a way as to ensure a sustained and long-term increase in the value of the company. The Austrian Corporate Governance Code not only describes the principles of good management as a confidence-building measure for interested parties (stakeholders), but also defines the distribution of responsibilities between Supervisory Board, Executive Board and Company owners. Strict principles of good corporate management and transparency coupled with an optimal distribution of responsibilities make a significant contribution towards the success of a company with a focus on long-term value-added.

Strengthening the Austrian capital market
Against the background of the growing internationalization of the world’s markets, the Austrian Working Group on Corporate Governance developed a code that builds on the strengths of the Austrian system of corporate management and control and also stands international comparison with other corporate governance systems. The introduction in October 2002 of a Austrian Corporate Governance Code based on the provisions of Austrian securities, stock exchange and capital market legislation represented the implementation of the OECD guidelines for corporate governance. The Corporate Governance Code was last revised in June 2007.

Departures from selected recommendations contained in the code bwin Interactive Entertainment AG regards corporate governance as a universal quality yardstick applicable to all areas of the company. All business activities are carried out in an atmosphere of trust between the Executive Board and the Supervisory Board and characterized by openness and a sense of responsibility.

In individual cases the Company departs from the rules of the Corporate Governance Code. The reasons for this lie in the one hand in the established successful management and present size of the Company, and on the other in characteristics peculiar to the online gaming industry. The latest version of the Austrian Corporate Governance Code can be found on the company’s investor relations website at www.bwin.ag. The way in which the Company deals with the points it has not complied with is described below.

Point 4: Convening the Annual General Meeting
On the basis of § 107 of the Companies Act, the Articles of Association of bwin specify that the Annual General Meeting must be convened at least two weeks bore the date of the meeting. This deadline is extended depending on the period of time within which shares must be deposited prior to the Annual General Meeting. However, as far as possible, bwin endeavours to publish notification of the Annual General Meeting at least three weeks beforehand.

Point 16: Appointment of an Executive Board chairman
This point is inconsistent with the Company’s actual organizational structure with two co-CEOs who have been responsible right from the word go for the Company’s strategic orientation and development.

Point 18: Establishment of an internal audit department
The internal audit function falls within the controlling remit of the CFO. The establishment of a separate department is neither necessary nor expedient, either in view of the size of the Company, or for commercial reasons.

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Point 28: AGM resolution on Employee Stock Option Plan
When bwin went public, an Employee Stock Option Plan (ESOP) was approved by the Annual General Meeting and introduced in February 2000 in order to bind employees and executives to the Company and allow them to share in its success. This stock option plan has since been adapted and expanded – each time with the approval of the Annual General Meeting – the last time being at the Annual General Meeting on 27 January 2006. Under the ESOP, Executive Board options are allocated by the Supervisory Board and employee options by the Executive Board on the basis of performance criteria. In March 2007, the Executive Board was also granted performance-oriented options outside the ESOP. Under the Companies Act, the wording of the Executive Board contracts (with regard to both fixed and variable remuneration) is the responsibility of the Supervisory Board, and in this instance, too, it was the Supervisory Board that determined details of the wording and the allocation of the performance-oriented options. The relevant share option lockout periods and exercise periods associated with the exercise of all options are defined and communicated in the compliance guidelines.

Point 34: Rules of procedure for the Supervisory Board
The rules of procedure for the Supervisory Board do not contain any explicit conditions with respect to the establishment of committees as the Supervisory Board of bwin directly complies with the provisions of the Companies Act and the Cororate Governance Code.

Point 38: Age limit for Executive Board members
The Articles of Association of bwin Interactive Entertainment AG do not stipulate any age limit for members of the Executive Board. The appointment of individuals to the Company’s Executive Board depends entirely on their professional and personal qualifications.

Points 41 and 43: Supervisory Board committees
In view of the fact that the Supervisory Board of bwin consists of only six members, at the present time it has not established either a nomination committee nor a remuneration committee. These two functions are exercised instead by the entire Supervisory Board.

Point 57: Age limit for and number of Supervisory Board members
The Articles of Association do not currently stipulate an age limit for the appointment of Supervisory Board members, neither does this make sense from the Company’s point of view. The individual members of the Supervisory Board observe the limitations of § 86 of the Companies Act with respect to the number of Supervisory Board members.

Point 58: Period of office of Supervisory Board
The Annual Report follows the Management Report, which is drafted in accordance with the legal regulations with respect to the members of the Supervisory Board and in particular their period of office. The Annual Report does not therefore contain any further information.

Points 62 and 71: Information on shareholder structure and financial calendar
The Company publishes its current shareholder structure and an updated financial calendar on its website, making it unnecessary to include this information in the Annual Report as well.

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

Points 67 and 80: Details of risks, risk management and evaluation
As far as the Company is concerned, risks are unexpected events and possible developments that may have a negative impact on the achievement of objectives, or on the financial situation of the Company. Apart from the risks resulting from economic and legislative developments, market competition and industry-related risks are also of relevance in this context.

Specific online gaming risks
Taking appropriate measures to deal with specific online gaming risks in general and specific betting risks in particular is part of the normal business activity of bwin Interactive Entertainment AG. The ability to quote fair market odds for sporting events with a view to achieving the margins set and communicated by the Company necessitates the use of highly specialized and experienced book-makers and the implementation of special custom risk minimization software – which in the case of bwin Interactive Entertainment AG was largely developed in-house. The successful interplay of both factors in day-to-day business is therefore essential to achieve commercial success in the gaming industry. bwin describes the development of its business in sports betting, casinos, poker and games in its regular quarterly reports. By international comparison, in previous reporting periods, the Company has always achieved above-average net winnings margins and net winnings margins after commission and taxes. For competitive and commercial considerations, bwin therefore prefers not to disclose details of its core competences and technical solutions to the outside world.

Strict principles of good corporate governance make a significant contribution to a company’s success

Regulatory risks
The Company provides information on general changes in international and European legislation in its quarterly reports and Annual Report (Management Report). Continually monitoring the changing legal regulations for online gaming through-out the world is a costly business: especially in Europe, legislation in this area is currently undergoing dramatic change. For commercial reasons, detailed legal analyses of individual markets carried out for the benefit of shareholders are not published, particularly as they represent the basis for strategic decisions: publication could put the Company at a competitive disadvantage to its rivals.

bwin 07

The Company’s Boards

Executive Board

Manfred Bodner

Bachelor of Arts in International Studies, Webster University St. Louis

Manfred Bodner has held a number of leading management positions since 1989, including membership of the Executive Board of Neckermann Handels AG. As a member of bwin Interactive Entertainment AG’s Executive Board since June 1999, he has been responsible for Marketing and Sales from the Company’s beginning. Since the end of June 2001, when he was appointed Co-CEO, he has also been in charge of Technology (Solution Development/Solution Management).

Norbert Teufelberger

Master of Social and Economic Sciences, Vienna University of Economics and Business Administration

Norbert Teufelberger entered the domestic and international casino and gaming business in 1989, holding positions with Casinos Austria and co-founding a US-listed casino company. On 19 January 2000, he was appointed to the Executive Board and is responsible for Finance and Investor Relations. Since June 2001, he assumed the role of Co-CEO.

Supervisory Board

Hannes Androsch

MBA, Vienna School of Economics PhD in economics, Vienna University of Economics and Business Administration

Hannes Androsch, a chartered auditor and tax consultant, was elected a representative of the Austrian Parliament in 1967. He was Minister of Finance from 1970 till 1981 and Vice-Chancellor of the Republic of Austria from 1976 till 1981. He was subsequently General Manager of the CA-BV bank till 1988. Hannes Androsch was subsequently involved in a development mission to Botswana on behalf of the World Bank. He founded the firm of AIC Androsch International Management Consulting GmbH in Vienna in 1989, and is today an industrialist with a commitment to science and research (www.androsch.com).

Alexander Knotek

PhD in law, Vienna University Practising lawyer since 1979

Alexander Knotek is a senior partner in the law firm AVIA LAW GROUP with offices in Vienna, Klagenfurt and Baden. In his many years of practice, he has specialised in corporate law, property and real estate law, insolvency law and business criminal law. He is also a member of the Executive and Supervisory Boards of various companies.

23 bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

Helmut Kern

MBA, Vienna University of Economics and Business Administration

Helmut Kern was appointed Managing Director of Deloitte Consulting in 1996, and was made a Global Partner in 1998. As a member of Deloitte Consulting’s European Telecoms Leadership Group, in the year 2000 he became responsible for some 600 consultants. 100% of the shares in Deloitte Consulting GmbH, Vienna, were acquired in a management buy-out in the year 2003. The company was renamed “Beyond Consulting GmbH”, and Helmut Kern appointed Managing Partner.

Georg Riedl

PhD in law, Vienna University

Dr. Riedl has been practicing as attorney at law in Vienna since 1991. He is specialised in company law and M&A, commercial law, capital market law, competition law, IT law, e-commerce, domain law, and private foundation law. Dr. Riedl is member of the Executive or Supervisory Boards of various private foundations and companies.

Herbert Schweiger

MBA, Vienna University

After obtaining his degree in economics, Herbert Schweiger began his career working for the sales division of IBM Austria. After occupying several national and international positions with IBM, in 1990 he switched to Compaq Austria. In 1999 he was appointed Managing Director of Compaq Austria, before returning to IBM Austria in 2003 to take over the medium-sized companies division. Herbert Schweiger was General Manager of Microsoft Österreich GmbH from February 2004 till February 2008. In March 2008 he was appointed General Manager of Berndorf Band GmbH.

Per Afrell

Manager of Carnegie Investment Bank’s real estate fund

Per Afrell, who has been the chairman of the Board of bwin Games AB (former Ongame e-solutions AB) since 2005, was born in 1957. Mr. Afrell has extensive experience in finance, having held various management positions across the financial industry. Mr Afrell is a manager of Carnegie Investment Bank’s real estate fund. He has been a member of the Stockholm Stock Exchange Listing Committee since 2001. In the past, he was a lecturer at the Stockholm School of Economics, a stock columnist at Sweden’s leading newspaper Dagens Nyheter (1992-95), head of Nordic Products at UBS Warburg (1995-2002), and founder of Findata Finansiell Information (1984-91). Mr. Afrell holds an MSc degree from the Stockholm School of Economics.

Consolidated Financial Statements

Contents

Group Management Report on the Financial Statements for 2007	28

Consolidated Balance Sheet	50

Consolidated Income Statement	51

Consolidated Statement of Changes in Shareholders’ Equity	52

Consolidated Cash Flow Statement	53

Notes to the Consolidated Financial Statements	54

Auditor’s Report	113

Declaration Executive Board	115

bwin 07

Group Management Report on the Financial Statements for 2007

Introduction

In 2007 the bwin Group successfully implemented the strategic goals set out in late 2006. After having mastered the challenges of 2006 such as the closure of the US market, the Group concentrated in 2007 on its core products and markets, determined to restore profitability and deliver continuing value to its shareholders.

bwin therefore focused on the EU and EFTA region while at the same time expanding carefully elsewhere, in particular into South American markets. In terms of products, the Group concentrated on enhancing its portfolio as well as introducing a number of innovative features. Based on licences issued in various countries (e.g. Germany, Italy, Mexico, Argentina, Gibraltar and Kahnawake), bwin now provides the world’s largest sports betting offer as well as the most extensive range of live betting products available. It has also become one of the largest European poker operators.

Strong core Sports Betting and Poker businesses

Gross gaming revenues (betting stakes less customer winnings) in 2007 increased by 21.4% to EUR 350.3 million (excluding Turkey), compared with EUR 288.6 million in 2006 (excluding the US and Turkish businesses), demonstrating the strength of the Company’s core poker and sports betting businesses. It also confirms the correctness of the Company’s strategy of investing in proprietary poker and sports betting platforms to safeguard future earnings potential, and of cautious regional diversification. In Q4 2007, the Company reached an important milestone: gross and net gaming revenues increased above the levels seen before bwin’s withdrawal from the U.S. market in 2006 and Turkey in early 2007.

While the number of active poker customers increased by 31.6% to 505,000 (excluding Turkey), the number of active customers across all products was influenced by the suspension of the Company’s range of online gaming products in Turkey, and a marked reduction in the marketing budget during 2007. The total number of active customers (an active customer is defined as one who has placed a bet for real money at least once during the review period) declined as a result of these specific factors by 6.9% to 1.6 million, down from 1.8 million (excluding the US and Turkish businesses) in 2006. However, bwin has already taken steps to reactivate existing customers. Indeed, since Q3 2007 the number of active customers has been increasing sustainably, due to targeted marketing campaigns. By offering more betting options, a wider range of video streams and enhanced Live Betting options, the Company has seen the number of bets increase from 210.3 million (excluding Turkey) in 2006, when the World Cup took place, to 231.1 million in 2007.

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

bwin concentrated during 2007 on delivering on the four key targets that the Group announced in late 2006:

•

Profitable growth: the 32.1% increase in net gaming revenues* delivered an EBITDA* margin of 21.0% (excluding share-based compensation according to IFRS2 – clean EBITDA). At EUR 61.0 million, this figure compares favourably against EUR —6.8 million for 2006.

•

Focus on the EU/EFTA region: Some 95.4% of the Group’s gross gaming revenues are derived from this region. Nonetheless, the Group is planning to take advantage of identified growth opportunities in Argentina (see also Events after the Reporting Date), and is exploring opportunities in selected Asian markets.

•	Concentration on core products, i.e. sports betting and poker: significant improvements to the range and usability of products across the entire portfolio were made during the year in review.

•

Reduction of marketing budget: above-the-line activities such as TV and print advertising and brand-building measures in general were scaled down, reflecting the Company’s refocus on core markets and cost control.

Following a loss for financial year 2006 of EUR 539.6 million, bwin reported a profit of EUR 50.4 million in 2007. This includes the release of a purchase-price liability plus deferred interest payments to the former majority shareholders of bwin Games. Further details are available in the Notes to the accounts.

*2006 excluding US and Turkey; 2007 excluding Turkey

The online gaming market: a review of 2007

The first online gaming offerings on the Internet became available in 1996. Since then, the online gaming industry has grown rapidly, and shows further strong growth potential according to the latest surveys by Global Betting and Gaming Consultants (GBGC).

Worldwide gross gaming revenues (defined as betting stakes less customer winnings) for the overall gaming market (i.e. offline and online gaming) are estimated to reach USD 347.0 billion in 2008 (GBGC, January 2008). Whereas the offline market, representing 95.3% (USD 330.5 billion estimated in 2008) of the overall market, is expected to generate only a modest average growth rate of 2.2% CAGR (Compound Annual Growth Rate) per annum until 2012, the online market, representing 4.7% of the overall market (USD 16.5 billion estimated in 2008), will achieve a very respectable average growth rate of 10.3% per annum until 2012. GBGC forecasts a total market volume for the online sector in 2012 of USD 24.4 billion, which represents 6.4% of the overall market (including offline and lotteries).

For 2007, GBGC estimates gross gaming revenues for the online market of USD 15.0 billion, which represents a somewhat weak increase of 3.3% compared to 2006; from 2005 to 2006 the online market grew by 27.3%. This development clearly shows the effects of the passing of the Unlawful Internet Gambling Act (UIGEA) in 2006, which prohibits all possibilities of online gaming in the US. GBGC expects declines in North American online gaming revenues of 20.1% in 2007 and 21.8% in 2008. According to analysts however, a reversal of this trend is expected from 2008 onwards despite the US online prohibition, enabling the achievement of average growth rates of 11.2% p.a. until 2012 in North America.

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These estimates reaffirm the experience since the introduction of the UIGEA, i.e. that restrictive measures are not an appropriate means of preventing misuse; they merely drive consumers underground and contribute to the rapid growth of entirely unregulated black and grey markets. The online gaming industry is unanimous in its view that the creation of forward-looking regulation can more effectively address issues such as the protection of consumers (minors in particular) and the prevention of problem gaming, as well as money laundering. Such a policy, if properly monitored by the authorities, would be much more effective than a general ban.

In contrast to the decline of gross gaming revenues in North America, the European market showed a strong increase of 23.7% in 2007 compared to 2006. The European market is expected to grow by 10.2% annually from 2008 to 2012.

Regulation more effective than general ban

Due to the legal situation in the US online gaming market, shares shifted in 2007. The majority of online gross gaming revenues are already generated in Europe, with a 44.6% market share, followed by North America with 35.1% and Asia with 10.4% in 2007. This trend will intensify in 2008, allowing European and Asian online gaming market shares to reach 50.3% and 13.4% respectively, while the North American share will further decline to 25.1%.

The online sports betting market
According to GBGC estimates, gross gaming revenues of USD 4.8 billion in sports betting accounted for 38.8% of the total online gaming market in 2007 (USD 12.3 billion excluding lotteries). The growth potential of sports betting is also promising, especially in Europe – bwin’s most important market - where an increase of 17.9% in 2007 is expected to be followed by a 23.4% upturn in 2008.

The online poker market
Online poker revenues (fees charged for each poker hand played, or ‘rake’) reached USD 2.9 billion in 2007, representing 23.6% of the online sector (excluding lotteries). Europe’s market share of the online poker market of 38.4% in 2007 is expected to reach 47.9% in 2008, whereas North America’s market share will decline from 55.6% to 42.4% in the same period.

Striving to take advantage of these poker growth opportunities in Europe, bwin successfully developed the PokerRoom.com site from a US-facing poker platform into a poker site with European appeal by adding additional languages.

The online casino and games market
25.6% of the online gaming market is represented by online casino games like blackjack, baccarat and roulette. Due to the UIGEA, online casino revenues for the first time showed a decrease, declining to USD 3.2 billion in 2007, 4.3% down compared to 2006. While North American casino revenues declined by 24.7% in 2007, Europe’s revenues showed strong growth, with an increase of 34.3% in 2007 over 2006.

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Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

Sports betting

The live betting segment of sports betting has been expanded, and now offers not only more video streams and betting opportunities, but also a greater choice of languages.

According to GBGC, the total revenue generated by online ‘games’ in 2007 – including lottery-like products, as well as online bingo applications and games of skill like backgammon – was USD 1.5 billion. In 2008, a growth rate of 20.1% is expected in this segment.

Development of Business

Development of gross gaming revenues
In 2007, bwin generated gross gaming revenues of EUR 350.3 million from its sports betting, poker, casino and games operations. This figure reflects the expansion of the Group’s product range, its successful integration of PokerRoom’s technology into the bwin poker platform, and continued growth in Continental Europe. Despite the Company’s withdrawal from the U.S. market in late 2006 and Turkey in March 2007, revenues have recovered above the levels achieved before exiting these markets. What is more, this turnaround was accompanied by improvements at all operating levels.

Sports Betting
2007 saw solid development of gross gaming revenues and turnover for Sports Betting, up 19.0% and 18.5% respectively compared to 2006. This growth was mainly driven by the strong expansion of bwin’s betting programme both vertically, through the addition of more sports, and horizontally through the introduction of more bets (up to 12,000). These developments were also reflected in a 30.4% increase in gross gaming revenues per active customer during the year.

Sports Betting remains bwin’s largest business segment, accounting for 54.7% of overall gross gaming revenues during the year in review, relatively unchanged since 2006 (55.8%).

In 2007, the foundations were laid to regionalize the Group’s betting offer. This will be followed in due course by customization across various different markets to increase the attractiveness of the Company’s offer.

Gross-Gaming-Revenues Sports Betting up 19%

bwin reported a gross margin of 8.7% from sports betting in financial year 2007, the same as in 2006. This figure is therefore within the communicated bandwidth of between 8 and 10%.

All told, bwin provides Europe’s largest sports betting line-up, covering over 90 different sports, and offering soccer bets for more than 500 leagues in 100 countries.

*2006 excluding US and Turkey; 2007 excluding Turkey

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Poker

Development of a new generation of poker is proceeding at full speed. “Next generation poker” will be a scalable, flexible platform that can be intuitively understood and navigated by both beginners and professionals.

Poker
Poker continued to perform strongly with poker turnover (fees charged for each poker hand played, or ‘rake’) totalling EUR 82.3 million in the financial year under review, accounting for about 23.5% of all gross gaming revenues. This represents a 38.5% increase over 2006, when poker generated a turnover of EUR 59.4 million.

Various factors drove the positive development of bwin’s poker business. Firstly, the successful integration of the poker product into bwin’s product line-up, including cross-selling opportunities and revenues generated by creating additional links to other bwin products. To cater for the more experienced players, bwin also developed and launched new features such as Mini Tables, which allows up to 12 tables to be played simultaneously. By choosing the option Quick Seating, the player is taken to the table instantaneously. Further enhancements to the product like Tournament Replay and Rematch allow customers to replay the same type of tournament immediately. All these enhancements have contributed to the Group rising to become Europe’s second-largest poker operator.

Poker turnover up 38%

The business-to-business (B2B) poker business, where bwin licenses its established online poker infrastructure to third parties, achieved better than expected results. During the year in review, 12 new operator agreements were signed, and operator retention levels were positive, with no major operator leaving the network. Tournament guarantees increased to over USD 10 million per month, and the B2B poker network enjoys market-leading player liquidity, with up to 40,000 concurrent users compared with 28,000 in 2006. The Company’s poker network business is now among Europe’s largest.

Casino
Casino turnover (defined as customer stakes less customer winnings) rose from EUR 56.9 million in 2006 to EUR 61.1 million in 2007, representing a 7.3% year-on-year increase. As in previous years, the Casino product was not advertised externally in the year under review, due to bwin’s corporate strategy of focussing on its core products of sports betting and poker.

Games
The Games product group generated turnover (equivalent to gross gaming revenues) of EUR 15.1 million in the year under review. Measured in terms of a turnover of EUR 11.1 million in 2006, this represents an increase of 35.8%, which can be attributed to the introduction of a variety of new games during 2007. In total, bwin offers more than 130 different games including 65 casino games, 22 softgames, 17 skill games, 14 mobile games, 8 mini-games and 10 Italian lottery games (www.bwin.it).

2007 also saw bwin’s introduction of minigames such as blackjack and roulette in a separate link to a pop-up window, which offer those placing live bets the opportunity to play blackjack, roulette or other minigames during pauses in live action. The recently launched Fantasy Sports product is another example of bwin leading the market in terms of product innovation. Fantasy Sports allows customers to build a ‘dream team’ of 11 soccer players selected from Europe’s major leagues. The customer is then awarded redeemable points based on the players’ real-life performance. This product is aimed at attracting sports enthusiasts, increasing customer loyalty, and improving cross-selling opportunities.

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Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

International marketing rights to the German Soccer League and Second Division
As a holder of the international marketing rights to the German Soccer League and Second Division, bwin customers have the unique opportunity to watch the games streamed live on www.bwin.com outside Germany for free. bwin resells these rights to TV networks where bwin is then featured with presenter spots. Demand for these rights was strong during the year in review, resulting in revenues of EUR 28.8 million in 2007 (EUR 8.8 million in 2006 for two quarters). This complements other streaming services such as the Italian soccer league (Lega Calcio), the bwinLIGA in Portugal and the UEFA Cup, not to mention volleyball (European beach tour), the handball and basketball leagues, ATP Seat and Swiss Open tournaments and many others.

Development of the customer base*
The development of both active and new active real-money customers in 2007 was affected by a significant reduction in the marketing budget, the suspension of the Company’s range of online gaming products in Turkey, and by the absence of a major event like the previous year’s Soccer World Championships. The latter had an impact particularly on the growth of new customers. Furthermore, the marketing mix in 2007 was impacted by the inertial effects of sports sponsoring. However, a rising trend has been observed for both active and new active customers since Q3 2007.

Compared to 2006, when the Soccer World Championships took place, the number of active customers (single total for all products) across all products fell by 6.9% in 2007, from 1.8 million to 1.6 million. In 2007, 798,000 of these customers became active for the first time (2006: 1.2 million new active customers).

The marketing costs (including bonuses) per new active customer in 2007 was EUR 155.1, up 6.2% compared to 2006, when it was EUR 146.0. However, net gaming revenues per active customer in 2007 increased considerably to EUR 169.3, up 42.0% (from EUR 119.3 in 2006) due to the Company’s successful extension of its product range and use of efficiency-enhancing Customer Relationship Management tools.

In the year under review, the Company also saw the successful introduction of the b’inside customer loyalty program across all bwin product areas. Customers who sign up to the scheme can earn loyalty points, which can be converted into tickets for a poker tournament, a cash bonus credited to their account, merchandising, or tickets for top European soccer games.

Performance indicators customer base*:

000	2007	2008

Number of new active customers (group total)	798	1,185
Number of active customers (group total)	1,636	1,759
Number of active customers (sports betting)	1,297	1,467
Number of active customers (poker)	505	384
Number of active customers (casino)	236	236
Number of active customers (games)	196	202

*2006 excluding US and Turkey; 2007 excluding Turkey

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Expenses in EUR 000

Expenses

This section covers the Company’s operating expenses related to expenses for services received, personnel and marketing expenses, and other operating expenses. Expenses declined to EUR 295.3 million in 2007 from EUR 330.0 million in 2006, mainly due to the reduction in marketing costs. However, bwin continued to invest in the main strategic areas for future success: its brand, regional expansion and advanced technology. Excluding Turkey, operating expenses amounted to EUR 294.9 million in 2007 (2006: EUR 276.0 million excluding US and Turkey).

Personnel expenses

The Company’s continued investment in cutting edge technology in the areas of sports betting, poker, customer relationship management, customer service and payment systems required a corresponding increase in personnel expenses, which rose from EUR 52.5 million in 2006 to EUR 77.5 million for 2007. This also included the application of IFRS 2 (Share-based Payment), with no impact on cashflow, in the amount of EUR 16.9 million (EUR 1.6 million in 2006). Excluding share-based payments, personnel expenses increased by 19.0% to EUR 60.6 million in 2007, up from EUR 50.9 million in 2006. The number of staff at the reporting date of 31 December 2007 was 1,081 (excluding freelance workers), up 29.9% from the previous year’s figure of 832 (excluding freelance workers). Personnel expenses excluding Turkey amounted to EUR 77.6 million in 2007 (2006: EUR 47.8 million excluding US and Turkey).

Marketing expenses

As a result of the strategic reorientation announced in late 2006, marketing expenses declined from EUR 167.7 million in 2006 to EUR 98.5 million in 2007, representing around 33.3% of total expenses (2006: 50.8%) or 27.9% of gross gaming revenues (2006: 43.9%).

The on-shirt sponsoring of AC Milan turned out to be particularly successful for bwin and could not have been better timed, since AC Milan won the European Champions’ League in 2007. From July 2007, bwin also became the official main sponsor of Real Madrid, the leading Spanish football club, which is equally well known across Europe as well as in markets such as South America and Asia. This helped to raise brand recognition for bwin both in Spain and beyond. In the future, bwin will invest its available sponsoring resources in markets that have adopted an enlightened attitude to the subject of gaming regulation. Sponsoring accounted for 38.2% of total marketing expenses in 2007 (2006: 23.7%). Excluding Turkey, marketing expenses amounted to EUR 98.1 million in 2007 (2006: EUR 147.6 million excluding US and Turkey).

Expenses for services received

Expenses for services received (e.g. services from third parties and Internet charges) rose from EUR 23.9 million in 2006 to EUR 28.5 million in 2007, and were attributable to cost increases in third-party software maintenance and a significant expansion in the range of live streams offered.

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Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

Other operating expenses

The bwin Group’s other expenses increase by 6.0% to EUR 90.9 million, compared with EUR 85.7 million in 2006. Bank charges declined considerably (by 26.2%) due to the cessation of the US business and increased in-house clearing and service provisions, from EUR 31.0 million in 2006 to EUR 22.9 million in 2007, representing 25.2% of other operating expenses. This underlines the Group’s strategy of investing in payment systems to reduce operating expenses.

Legal, audit and consulting fees increased by 55.2% from EUR 17.8 million in 2006 to EUR 27.6 million in 2007 (30.4% of other operating expenses in 2007), reflecting increased regulatory affairs and lobbying activities by bwin in selected core markets in the year under review as well as additional expenses due to external software consulting. Legal expenses amounted to EUR 6.5 million (2006: EUR 2.7 million), accounting for 23.6% of total legal, audit and consulting fees. Office expenses, rent and leasing remained stable at EUR 14.0 million in 2007 (2006: EUR 14.3 million), accounting for 15.4% of other operating expenses.

Profitable growth: clean EBTIDA of EUR 61 million

EBITDA (adjusted) in EUR million

Other expenses increased from EUR 7.2 million in 2006 to EUR 14.7 million in 2007, due to the cost of providing TV signals for German Soccer League matches over the 2006/2007 season as well as commissions due to sublicensing those rights, which amounted to EUR 9.4 million (2006: EUR 1.4 million).

Excluding Turkey, expenses for services received and other operating expenses amounted to EUR 119.3 million in 2007 (2006: EUR 80.6 million excluding US and Turkey).

Impairment charge

An impairment charge of EUR 9.1 million resulting from the impairment test was recorded in 2007 relating mainly to a lower business profile of bwin in the Canadian market. (Further details are available in the Notes to the Financial Statements).

Operating result and profit for the year

2007 was a year of profitable growth, resulting from the Company’s success in achieving the strategic goals it set out in late 2006: a concentration on core products and markets as well as a reduction in the marketing budget. Excluding share-based compensation (IFRS 2), bwin reported earnings before interest, tax, depreciation and amortization (clean EBITDA) for 2007 of EUR 61.0 million, which corresponds to a margin of 17.3% based on gross gaming revenues, or 21.8% based on net gaming revenues.

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Profit after tax in EUR million

As previously reported in connection with the bwin Games transaction (formerly the Ongame Group), during 2007 a majority of the sellers of Ongame entered into a contractual agreement in which they waived the unpaid part of the purchase price still due to them (EUR 77.5 million including accrued interest, less EUR 3.0 million counterclaim). In the fourth quarter of 2007, bwin released this prorated purchase price liability plus deferred interest payments, and recognised the appropriate amount in the profit and loss statement (detailed further in the Notes to the accounts). As a consequence, the operating result (EBIT) for 2007 improved to EUR 51.8 million (2006: EUR —588.2 million). A profit after tax of EUR 50.4 million was reported for financial year 2007, in comparison with a loss after tax and minority interests of EUR 539.6 million the previous year.

Assets, shareholders’ equity, cash and cash equivalents

The total assets of the Company increased by EUR 22.3 million during 2007 to EUR 299.9 million. This was mainly attributable to a EUR 49.9 million rise in cash and cash equivalents, which rose to EUR 81.6 million. Long-term liabilities amounted to EUR 21.7 million (2006: EUR 108.6 million), including EUR 11.0 million for the marketing rights to the German Soccer League (2006: EUR 31.4 million). The strong decline in long-term liabilities is due to the aforementioned waived claim by the former owners of bwin Games. The Company’s shareholders’ equity increased by EUR 70.3 million to EUR 131.1 million (2006: EUR 60.8 million) during the financial year under review, mainly due to the strong improvement of the operating result as well as this waived claim.

Investing in proprietary Sports Betting and Poker technology safeguards future revenue potential

Cash and cash equivalents in EUR million

The operational net cash flow for the year under review increased to EUR 90.6 million from EUR —11.0 million in 2006. Net cash flow from investments was EUR —41.6 million in 2007, due to the budgeted investments necessitated by the Company’s growth (e.g. servers and server extensions, third party software licenses as well as office equipment and the scheduled payments for the purchase of the international marketing rights to the German Soccer League and Second League). The Company reported negative net cash flow from investments of EUR 235.7 million for the previous year. Cash and cash equivalents of EUR 81.6 million as of 31 December 2007 were markedly higher compared to the previous year (EUR 31.7 million).

Events after the reporting date
Further information on events after the reporting date may be found in the Notes to the consolidated financial statements in the section entitled ‘Other Information.

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Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

Acquisitions, subsidiaries and associated companies
To achieve flexibility of payment procedures and diversify its business portfolio, bwin incorporated TC Invest AG and Vincento Payment Solutions Ltd (VPSL, a 100% subsidiary of TC Invest AG) in 2007.

In addition, a retail pilot project in Madrid (Betbull bwin España SA) was started together with Betbull plc, to demonstrate the extent to which bwin’s strong brand awareness can be successfully transferred to the retail sector. bwin holds a 49% share in the capital of this company, which is not yet operational.

Investments were also made in companies in Turkey (BWİN BAHİS VE ŞANS OYUNLARI SANAYİ VE TICARET LİMİTED ŞIRKETI) and South Africa (bwin Interactive Entertainment SA (PTY) Ltd) during the financial year, with a view to possible market entries.

Apart from the acquisition of smaller marketing companies, the Company also carried out internal restructuring in order to optimize the legal structure of the Group. This also involved the liquidation of several companies or resolutions to this effect.

Risk Report

General risks

Apart from the risks specific to online gaming and legal and regulatory risks, the most significant risks to which the bwin Group is exposed are those of a general entrepreneurial nature. Managing the risks specific to online gaming in general, and betting risks in particular, is a part of bwin’s day-to-day operations. Although providing poker and casino products entails comparatively little risk, quoting fair market odds for sporting events means that bwin must not only employ highly qualified staff, but also implement appropriate processes and software solutions, most of them fully automated.

Amongst the measures designed to minimize the risks associated with betting operations are the registration of customers complete with name, address and date of birth; compulsory identification on first payout; payment of winnings only by bank transfer or through internationally recognized payment agents; and finally the exclusion of any sportsmen, managers, referees, etc. directly involved in a sporting event from betting on it. Other risks associated with gaming operations such as betting fraud (e.g. by syndicates), credit card fraud and money laundering are reduced to a minimum under the watchful eye of the Company’s Financial Services and Security departments.

Operational risks

Operational risk is defined as the potential occurrence of losses due to unforeseeable events; interruption of business; or inadequate controls or failure of controls or systems associated with staff, customer relations or technology, business assets, other third parties or government agencies, projects and other risks.

Financial instruments
Further information on the use of financial instruments may be found in the Notes to the consolidated financial statements in the section entitled ‘Other Information.

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Regulatory risks and legislative developments

The bwin Group currently operates in 25 European countries, and serves customers around the globe via gaming platforms like www.bwin.com and www.pokerroom.com. The operational business of the bwin Group is carried out largely on the basis of Gibraltarian sports betting and casino licences. In addition to this, the companies of the bwin Group also hold other licences in Europe and beyond. However, the Company still faces significant legislative and regulatory risks due to the fact that many countries still lack a clear legal framework for online gaming, and in many instances market access by private providers is limited in order to protect state monopolies.

Europe
The development of the European online gaming industry continues to be influenced to a large extent by decisions taken at a European level.

The principles laid down in the so-called Gambelli verdict of the ECJ were further elaborated in its verdict in the Placanica case, as well as in two judgements relating to gaming passed down by the EFTA Court in the spring of 2007. As a result, any limitations on gaming designed to protect the general interest (such as consumer protection) must “coherently and systematically” restrict gaming in general. A Member State cannot plead the necessity of limiting public access to games of chance if, at the same time, it encourages it citizens to take part in state lotteries, games of chance or betting that generate revenues which flow into the public coffers. Any limitations on the freedom of services must also be appropriate to the achievement of the desired objective, and should not go beyond whatever is necessary in order to achieve this goal. Finally, in its Placanica judgement, the ECJ also stated that a member state may not impose criminal sanctions for failure to fulfil an administrative formality such as a national licence if, in rejecting or preventing the fulfilment of this formality, it is in contravention of Community law.

European online gaming industry influenced by decisions taken at EU level

However, national courts are still very inconsistent in their application of Community law. In four sets of proceedings instituted against bwin and other Internet providers by a previously unknown provider, the Higher Regional Court of Vienna expressed concerns with respect to the conformity with EU legislation of several of the provisions of the Austrian Gaming Act. In its “Zeturf” judgement in July 2007, the Supreme Judicial Court in France (Cour de Cassation) also referred the case back to the court of appeal, arguing that the court of appeal had not examined the French gaming market in the light of the criteria laid down by the ECJ. The court of appeal in Versailles reached the same conclusion in criminal proceedings against the former CEO of a European sports betting company, expressing criticism of the legal situation in France. Investigations are still pending into an alleged infringement of the French gaming monopoly by the members of the Executive Board. Several German courts have recently submitted questions regarding the conformity of German gaming regulations with EU legislation to the ECJ for a preliminary ruling. Further preliminary ruling proceedings are pending from Portugal and Belgium.

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Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

Notwithstanding these recent, very positive judgements, the European market is still characterized by the protectionist measures of individual governments designed to protect state monopolies. For example, at the beginning of 2008 the German states introduced a State Treaty on gaming irrespective of the initiatives of the European Commission and the preliminary ruling referrals to the ECJ mentioned above. The state monopoly of sports betting has been further underpinned by the State Treaty, and online gaming has been universally banned. bwin e.K. has already taken action against the State Treaty on gaming by initiating motions for a declaratory judgement in Baden-Württemberg, Bavaria, Saxony and Thüringen. The purpose of these proceedings is to confirm that bwin is entitled to organize and operate sports betting in Germany. Private gaming providers have received support from the European Commission, which instituted infringement proceedings against Germany at the end of January 2008, just a month after the State Treaty on gaming came into effect.

In addition, there are indications that the European Commission wishes to open up the gaming market. Since April 2006, the Commission has already instituted infringement proceedings against 10 Member States because it is of the opinion that their national gaming regulations infringe European law. These proceedings against France, Hungary, Sweden, Finland, Denmark, Greece and Holland have already gone to the second instance.

Turkey

As a result of the law passed on 28 February 2007 introducing a ban on online gaming, the bwin Group decided to stop offering its online gaming products in Turkey at the beginning of March 2007. Whilst the Company is determined to resume operations in the Turkish market again, there are as yet no concrete results to report.

Business risks

General business risks are taken to mean a degree of uncertainty about the way business will develop due to changing circumstances such as the market environment, customer behaviour, and technological progress.

Principles of risk management

The heads of the various departments of the Company are responsible for ensuring that employees observe guidelines, licence limits and regulations. For example, certain predefined approval procedures and controls must be observed when making investments of a certain size. The fundamentals of any internal control system include the general principles of risk prevention, such as the separation of functions and the ‘four eyes’ principle for important procedures, as well as guidelines for exchange rate risk management and financial investments. A wide variety of highly sophisticated, often automated software systems may also be employed to ensure effective risk management. These facilitate the systematic analysis of all business processes with respect to the anticipated outcome, and quantify all the risks associated with them. Trends are recognized at an early stage, and are incorporated in the decision-making process in real time in the form of strategic decisions.

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Management information system

In this context, bwin’s management information system (Central Information System, or CIS) provides essential documentation for decision-makers at all executive levels within the Company, depending on their access levels. Based on real-time data, the system is also an effective risk management tool.

Responsible Entertainment

Responsible Gaming

bwin’s responsibility is reflected not only in the development of products and processes, but also in the Company’s appropriate treatment of the people who create and use them.

Customer orientation: bwin sets international standards

As the world’s leading online entertainment provider, bwin – founded ten years ago at the start of the Internet boom – is not only a trailblazer, but also the driving force behind the development of international standards with respect to technology and products, as well as legal and social issues.

In this context, bwin has a clear commitment to assuming responsibility for establishing fair gaming conditions, to the uncompromising protection of gamers, and to the implementation of the results of research into addictive behaviour. bwin attaches the utmost importance to proactively engaging in open dialogue with gaming associations and self-help and therapy institutions.

Whilst recognizing the strictness of regulations in markets where they have already been introduced, and ever mindful of its corporate responsibility towards the consumer, the Company has always worked to elaborate measures tailored specifically to the online market. In addition to this, bwin also endeavours to play an active role in establishing regulations for markets that are as yet unregulated.

bwin’s responsible attitude is reflected not only in the development of products and processes, but also in an appropriate approach to the people who design and use these products and processes.

Corporate actions implemented in an exemplary manner

Ever since its early days, bwin has made full use of the specific features of the Internet (including the ability to record a customer’s every step) in order to prevent minors from gaming, minimize the risks of money-laundering by ensuring the traceability of monetary transactions, and alert customers to possibly abnormal gaming behaviour and actively help them return to normal conduct.

To this end, bwin created its Corporate Social Responsibility and Corporate Anti-Money Laundering departments, which serve to ensure that social responsibility forms part of the Company’s strategy in all relevant areas, as follows.

Protection of minors

bwin’s website gaming registration requires detailed personal information from all customers, and this must be verified by official documentation before the first winnings are paid out. This procedure serves as a means of preventing minors from gaming. In addition, access is naturally denied to customers who indicated they were minors on registration. Licensed KYC (Know Your Customer) operators, such as the GB Group plc (URU™), have been brought on board to help bwin with its data verification. In the United Kingdom, URU’s age verification tool has been recognized by the Financial Services Authority (FSA), the authority responsible for issuing electronic money licences.

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Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

As the protection of minors also encompasses responsible advertising, bwin has refrained from advertising in media that specifically target this age group.

Protection against money laundering
The necessity of providing personal information on registration, followed by official documentation before payment, also helps prevent money laundering. Electronic databases are used to verify personal data, while highly developed monitoring tools are employed to analyze cash flows. In addition, up to 50 different automated checks are efficiently carried out to identify any suspicious behaviour during deposits and withdrawals. These are then analyzed by a team of experts, and the relevant transactions may be cancelled and/or the accounts involved closed, if suspicions are substantiated.

The financial transactions executed by bwin also comply with much more exacting criteria than those commonly applied in the industry. New standards have been created in cooperation with leading banks and financial service providers. The Company’s Customer Service Centre and its experienced staff play a decisive role when it comes to customer relations. The extremely reliable security systems used to encrypt all data for online financial transactions are those employed by the world’s leading financial service providers. In addition, and to make money laundering as unattractive as possible, bwin forbids cash payments, trans-national money transfers and transfers between customers, and has limited customer deposits to EUR 5,000 per month.

bwin sets international standards

The measures laid down in the EU’s anti-money-laundering guidelines and in the Code of Conduct of the European Gaming and Betting Association (EGBA) have made money laundering through online gaming an unattractive proposition to both organized crime and the petty criminal.

Prevention of problematical gaming behaviour
The limitation of monthly customer deposits also serves as a tool to stop problematic gaming behaviour. As soon as customers show signs of such behaviour, bwin’s monitoring department immediately contacts them and informs them of all the help that is available. The customer is provided with a self-test designed by the WHO (World Heath Organization) and tips for self-monitoring, as well as a list of groups specializing in gaming addiction therapy.

In addition to the existing limit of EUR 5,000 per month, bwin also offers players the option of setting themselves limits online. Such limits become effective immediately, and any increases requested are only granted after at least 72 hours.

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Customers also have the possibility of excluding themselves from betting. If self-exclusion is a result of problematic gaming behaviour, any request to reopen an account is not granted until the gaming team responsible has carried out an in-depth analysis. Furthermore, bwin reserves the right to ban from its betting sites customers who, after assessment by the gaming team, appear to be prone to gaming addiction.

Banned customers are automatically excluded from all promotional campaigns as well. If they ask for an account to be reopened, they are also included in the gaming team’s monitoring program.

Furthermore, in 2004 bwin and Harvard Medical School launched a joint research project focusing on the specific features of Internet gaming. The aim is to produce a comprehensive package of measures to prevent gaming addiction. As part of this project, the gaming behaviour of 40,000 bwin customers is being anonymously monitored and analyzed. According to the first scientific publication resulting from this research, the majority of customers demonstrated moderate gaming behaviour, while the average loss over an eight-month period amounted to EUR 33 per person. Only one per cent of players wagered larger amounts, and researchers will now investigate how many customers within this one per cent demonstrate problematic gaming behaviour.

Cooperation with Harvard Medical School

The findings from this basic research are continually incorporated into the design of bwin’s products and services. Over and above this, all the results from this research cooperation are published in scientific journals and magazines prior to implementation. This publication policy enables bwin to demonstrate clearly and unmistakably to the outside world that the Company supports the research work, but does not finance its results.

Thanks to these findings from addiction research and the timely implementation of appropriate safeguards in all bwin products, customers are also made aware of possible problematic gaming traits at an early stage.

bwin’s burden of responsibility is carried by all members of staff, who never question a customer’s wish for a self-imposed limit, or even to be excluded from gaming altogether. A well trained, supervised team ensures adherence to these procedures.

As a result of the aforementioned measures for the protection of gamers, bwin is in close touch with the realities of gaming. bwin representatives are always prepared to contribute their expertise to public discussion of this theme. The objective of any public dialogue – particularly with ‘opponents’ of a regulated sports betting and gaming market – is to develop arguments based on facts rather than emotions. The atmosphere in any public discussion is often charged with emotion, particularly when it comes to justifying state monopolies of gaming in the age of the global Internet. bwin helps to ensure objectivity by putting forward scientific facts and clear arguments.

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Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

Protection against betting manipulation
Extensive databases and international cooperation can also help curb betting-fraud cases such as the Hoyzer incident in Germany, where fixed soccer matches cost German state betting providers millions of Euros. Following this incident, bwin founded the European Sports Security Association (ESSA; www.eu-ssa.org).

Irregular betting patterns can also be detected and analyzed thanks to the networked early warning system established between ESSA members. Information about manipulated sporting events can be passed on to sporting organizations immediately and directly, thereby ensuring that customers receive a fair sports betting product.

Standing up for regulations respecting personal freedom
All endeavours in the field of responsible gaming can only bear fruit as long as gamers are capable of assuming responsibility for themselves and for their own gaming behaviour. Information about gamers’ own gaming traits is therefore rounded out by advice on gaming and the risks associated with it. It therefore goes without saying that all customer service agents are able to provide the names of counselling and care establishments, credit counselling centres and therapy institutions. This information is also made available on the bwin website, allowing all customers to decide the degree to which they wish to take advantage of the facilities offered by bwin.

A recently published article on the research cooperation with Harvard stated that, in the majority of cases, an initially high demand for these services is normalized within a very short space of time. As a result, bwin is able to put forward plausible, factual arguments to counter the frequent assertion that the Internet gradually makes every gamer an addict, due to its permanent availability.

This continual live monitoring of customer behaviour goes into some detail, making it a complex task. However, it does reveal that, by and large, customers are much more capable of assuming responsibility for themselves than is asserted by some of the establishments that claim to protect them. Maintaining and reinforcing responsible behaviour must therefore be the order of the day for the gaming industry, and must also be the focus of any regulation of the industry.

As mentioned above, the EGBA was co-founded by bwin with the aim of quickly and efficiently establishing a European legal framework for online gaming. When the Company was founded, the Internet was still at an early stage of development, and explicit legislation regulating online gaming was basically unheard of in most countries. Over the years, this has consistently led to varying legal viewpoints. Even today, clear-cut legislation for online gaming has yet to materialize.

The main goal of the EGBA is to promote the implementation of a competitive, fair and regulated market at a European Union level. bwin played a decisive role in the development of standards designed to meet the highest expectations of governments and organizations with respect to protecting consumers and their freedom of choice. These standards are available at www.eu-ba.org.

bwin 07

Employees at balance sheet date

Technical security at bwin
bwin offers its products via modern channels such as the Internet and mobile devices. State-of-the-art technology is therefore one of the cornerstones of the Company’s success. An IT team of some 400 employees ensures not only innovative products and trouble-free gaming, but also guarantees the highest levels of security in terms of data protection, fair play and payment transactions.

Data protection with a multi-level security system
In keeping with the European E-Commerce Directive, bwin aims to offer maximum protection of customer data against loss, manipulation, unauthorized third-party access and other threats.

The measures taken by the Company include the securing of all data, access controls, and data back-up and encryption. bwin meets the highest security standards in the industry, using a five-level security system, multiple firewalls and 128-bit SSL encryption.

Early-warning systems and security software ensure fair play bwin strives to provide equitable gaming conditions for all its customers. Thanks to an early-warning system, bwin can detect any manipulation of sporting events at a very early stage. If the Company’s suspicions are confirmed, the bets involved are immediately withdrawn and any bets already accepted are cancelled.

In poker, hands are analyzed around the clock using sophisticated systems in a secure database, and any suspicious gaming patterns are scrutinized. Any players attempting to play in each other’s favour (referred to as collusion) are permanently barred from gaming.

All numbers and cards are determined by chance using a random number generator in poker, casino and games. This system is also monitored around the clock by an internationally recognized company specializing in monitoring games of chance and betting systems.

Human Resources

Employees In 2007 bwin once again sought out the best brains in the industry, employing knowledge management to ensure that its brain pool is continually expanded.

The Company’s commitment to attracting and retaining the best people remains the cornerstone of building and maintaining a profitable business. Investing in talent is a crucial success factor for the future, and this was reflected in continued recruitment activities during the year in review.

It is fair to say that the quality and breadth of bwin’s product portfolio are a tribute to the abilities and skills of its employees. It is equally fair to say that without the dedication and support of all its employees, the Group would not have experienced so successful a turnaround of its business during 2007.

As a result of the Group’s continued expansion, the number of employees has risen from 903 (including 71 freelancers, mainly in Customer Service) at the end of 2006, to 1,144 (including 63 freelancers, mostly in Customer Service) at the reporting date of 31 December 2007.

bwin maintains its commitment to invest in the people and technologies that underpin the Company’s success to date, and its strategic objectives for the future. Only by laying the right foundations now can the Group hope to maintain and enhance its market share in the increasingly competitive online gaming marketplace, and continue to lead its competitors in terms of innovation and product quality.

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

Further information on the Employee Stock Option Plan may be found in the Notes section. There is no corporate pension plan.

Other

The Company does not conduct research and development according to § 243 no. 3 UGB (Austrian Commercial Code) and does not have branch offices. Additional reporting on environmental affairs is omitted for lack of applicability.

Notes in accordance with § 243a UGB (Austrian Commercial Code)

1.	The share capital of bwin AG comprises 32,684,778 ordinary shares which are traded on the Vienna Stock Exchange.

2.	All shares have the same rights and obligations. The Executive Board of bwin AG is not aware of any agreements between shareholders regarding limitations on voting rights or the assignment of shares.

3.

The majority of the shares are in free float. The chairman of the Supervisory Board of bwin AG, Hannes Androsch, together with legally incorporated bodies attributed to him, hold between 5% and 10% of the share capital. The two Co-CEOs of bwin AG (Manfred Bodner and Norbert Teufelberger and their families) also jointly hold between 5% and 10% of the share capital. About 82% of the share capital is in free float.

4.	There are no shares with special control rights.

5.	All employees who are also shareholders of the Company exercise their voting rights personally.

6.

There are no requirements other than resulting directly from the law regarding the appointment and dismissal of members of the Executive Board and the Supervisory Board, or concerning the amendment of the Company’s Articles of Association.

7.

The Executive Board of the Company has the following authorizations resulting directly from the law regarding the issuing or buying back of shares:
Buying back of treasury shares: At the ordinary Annual General Meeting held on 22 May 2007, the Executive Board of bwin AG was authorized in accordance with § 65 paragraph 1, subparagraph 8 of the Companies Act to buy back up to 10% of the Company’s bearer shares during a period of 18 months from the date of the resolution for the equivalent of at least EUR 1 and at most EUR 150 per share, though the total amount of share capital held by the Company in the form of treasury shares is not to exceed 10%. The meeting also authorized the Executive Board to redeem the Company’s own shares or, with the Supervisory Board’s approval until 21 May 2012, to dispose of the Company’s own shares by a means other than via the stock exchange or by public offering, optionally partially or completely excluding shareholders’ subscription rights. The Executive Board was authorized to exercise this authority once or several times, and in its entirety or in parts. The Company is not currently buying back any shares.

bwin 07

Authorized capital: The Annual General Meeting of bwin AG on 22 May 2007 authorized the Executive Board until 21 May 2012 to increase the Company’s share capital by a maximum of EUR 16,300,000, in several tranches if necessary, subject to the Supervisory Board’s approval. This increase was to be effected by issuing up to 16,300,000 no-par bearer shares for payment in cash or in kind, optionally with partial or complete exclusion of shareholders’ subscription rights. In agreement with the Supervisory Board, the Executive Board is also authorized to determine the terms of issue if necessary, in particular the issue price, the nature of any in-kind contribution, the nature of the share rights and exclusion of subscription rights as well as the possible issue of the shares by indirect subscription rights. The Supervisory Board is authorized to approve any amendments to the Articles of Association resulting from the issue of shares from authorized capital.

Contingent capital: In accordance with a resolution passed by the Company’s Extraordinary General Meeting held on 27 January 2006, subject to the approval of the Supervisory Board the Executive Board was authorized to issue convertible bonds within a period of five years of the date of this resolution in accordance with § 174 paragraph 2 of the Companies Act, the bearers of these bonds being entitled to convert them into a total of up to 4,500,000 shares in the Company. These convertible bonds may be issued in several instalments, and the Executive Board is entitled to determine all conditions of issue for the bonds, in particular maturity, issue price, interest rate, conversion price, conditions of conversion and anti-dilution provisions. The Executive Board may service these bonds using contingent capital or treasury shares or a combination of contingent capital and treasury shares. The Extraordinary General Meeting held on 27 January 2006 also passed a resolution relating to an increase in the Company’s contingent capital in accordance with § 159, paragraph 2, subparagraph 3 of the Companies Act by up to EUR 2,526,730 to service share options for employees.

8.	The Company has not entered into any agreements containing stipulations based on the provisions of § 243 paragraph 8 of the Commercial Code.

9.

The management contracts of the two Co-CEOs (Manfred Bodner and Norbert Teufelberger) stipulate until 31 December 2007 that, in the event of a successful takeover bid of at least EUR 3.25 per share, both Co-CEOs will receive a fixed bonus of EUR 290,000. Furthermore, they will receive 2 per cent of the purchase price above EUR 3.25 per share, and 1 per cent of the purchase price above EUR 4.25 per share.
Management contracts concluded after 1 January 2008 do not include any such stipulations. However, in the event of a public offer (§ 1, paragraph 1 of the Takeovers Act) or a mandatory offer (§§ 22 et seq. of the Takeovers Act), these contract specify that Executive Board members shall be entitled to terminate their contracts with immediate effect. In this case the Executive Board member will receive full remuneration for the remaining term of the contract (until 31 December 2012).
Under the provisions of the performance-based options granted to Executive Board members, it is stipulated that these will become non-forfeitable in the event of a public offer (§ 1, paragraph 1 of the Takeovers Act) or in the case of a mandatory offer (§§ 22 et seq. of the Takeovers Act). In this event, the member of the Executive Board will also be entitled to choose (making such choice known within three months of the announcement of the offer) to receive all or part of the options in cash.

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

Outlook

Outlook In the future too, bwin plans to focus its investments on brand presence and cutting-edge technology.

Investments
bwin today already offers the most complete product portfolio available online. To remain at the forefront of online gaming innovation, it invests more than its peers in technology: besides enhancing its core Sports Betting and Poker products, bwin puts great emphasis on the development of its payment services as well as its customer relationship management and customer service tools. At the same time, bwin continues to invest heavily in ensuring that its customers enjoy the safest and securest online entertainment there is.

Furthermore, bwin leads the industry in the development of standards in Corporate Social Responsibility. To this end it co-founded European-wide organisations such as the EGBA (European Gaming and Betting Association) and ESSA (European Sports Security Association), and is also leading the industry in terms of studies into responsible gaming, as demonstrated by its cooperation with the Harvard Medical School with a view to developing responsible gaming guidelines and standards.

Faced with the still fragmented regulatory environment, bwin will also step up its information activities and public information campaigns. In this context, the Company can benefit from its extensive legal experience and network established over the years, which can make a valuable contribution to the design of an effective regulatory framework. bwin already runs its products under nine different labels (i.e. bwin.com, bwin.it, bwin.de, bwin. com.mx, bwin.com.ar, betoto.com, pokerroom.com, europoker.com, casinoroom.com). The modular nature of the Company’s gaming platforms highlights the bwin’s flexibility in reacting to different legal requirements. This gives the Company an optimal position to adapt more quickly to country-specific legal requirements in Europe.

Investing in leading-edge technology and brand awareness

Over and above its core territories in the EU/EFTA region, bwin plans to develop new markets in areas where both licensing and taxation aspects are clearly regulated. The Company is actively scouting for business opportunities in Asia, where it has opened a subsidiary in Beijing, and in Latin America, where bwin has already launched operations in Mexico and Argentina. However, it is impossible to say when the high market potential of these regions will be realized.

Having already invested substantially in the bwin identity, the Company is convinced of the strategic competitive advantage of a strong brand, especially in a future regulated market environment. Therefore, bwin is striving to deepen existing co-operation with top-level European soccer clubs, and is open to additional partnerships in the field of sports sponsoring, should legal circumstances allow.

In short, bwin will continue to focus its investments on the key elements for success in the online gaming industry: brand awareness and leading-edge technology.

bwin 07

Products
bwin continues to expand its proprietary technology platforms for sports betting and poker to safeguard their future revenue potential.

In the area of sports betting, a new, live electronic interface will feature an improved betting slip and an extended video portfolio, as well as new community features. Personalization efforts should round out this intuitive interface – all in an effort to provide more interactivity with the customer. In addition, the website will be re-launched ahead of the European Soccer Championships in Austria and Switzerland, making it more appealing to both experienced and new customers, and keeping bwin’s product offer one step ahead of competition, reinforcing the Company’s position as the most innovative online gaming operator.

The Poker platform will undergo further significant upgrading during the current business year and beyond: Next-generation Poker from bwin will be more stable, flexible, usable and profitable. In terms of stability, the new Poker platform will become much more scalable, with up to 250,000 concurrent users, and frequent software releases without downtime should add to a better customer experience. More flexibility will allow for multiple branding options, further strengthening the Company’s B2B business, and giving operators the possibility to develop their own extensions. All Poker upgrades are part of the Company’s ongoing effort to make the Poker product easy to understand and navigate, to also allow inexperienced poker players to enjoy this form of interactive entertainment. Last but not least, faster uploads and cross-selling features will improve profitability.

The range of Games will be expanded during the course of 2008, as will the Company’s range of mobile phone-based games. Constant upgrades and the integration of third-party casino software will complete bwin’s portfolio of online gaming entertainment products.

Summary

In 2008, as in the past, the Company will maintain and strengthen its solid business foundations in its core European markets, while exploring the possibilities for profitable, secure, long-term growth in emerging markets outside Europe.

bwin’s commitment to socially responsible gaming will continue to guide the Company’s strategy going forward, as it seeks to maximise profitable growth through innovation, increased customer satisfaction, new market opportunities and ongoing investment in people, technology and the bwin brand.

Vienna, 31 March 2008

Manfred Bodner	Norbert Teufelberger

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

Disclaimer
This management report contains statements relating to the future that were made on the basis of the current situation at the time of going to press. Although the Executive Board assumes that its forecasts are accurate, in the fast-moving online gaming business it is impossible to guarantee that these expectations will be realized. However, as in the past, the Company aims to make all essential information available to its shareholders immediately and without restriction.

bwin 07

Consolidated Balance Sheet as of 31 December 2007 - IFRS in comparison to previous year’s figures

EUR 000		31 Dec. 2007	31 Dec. 2006

Assets
Non-current assets

iIntangible assets	(1)	96,864	132,828

Tangible assets	(2)	20,708	18,260

Financial assets	(3)	4,878	5,295

Investments in associated companies	(4)	1,543	444

Deferred tax assets	(5)	419	473

		124,412	157,300

Current assets
Inventories	(6)	671	0

Receivables and other assets	(7)	56,728	52,875

Securities	(8)	27,372	28,676

Cash and cash equivalents	(9)	81,613	31,719

Prepaid expenses	(7)	9,115	6,982

		175,499	120,252

Total		299,911	277,552

Liabilities and shareholders’ equity
Shareholders’ equity	(10)

Share capital		32,685	32,603

Additional paid-in capital		612,371	592,306

Treasury shares		-239	-343

Currency translation adjustment		896	1,385

Afs-reserve		3,741	3,536

Accumulated losses		-518,329	-568,688

		131,125	60,799

Minority interests	(10)	0	0

		131,125	60,799

Long-term liabilities
Employee benefit obligation	(11)	285	329

Long-term liabilities	(14)	13,906	105,475

Deferred tax liabilities	(5)	7,537	2,829

		21,728	108,633

Short-term liabilities
Short-term liabilities	(13)	122,944	90,787

Other provisions and accrued liabilities	(12)	19,493	11,531

thereof from income taxes		2,834	25

Deferred income	(13)	4,621	5,802

		147,058	108,120

Total		299,911	277,552

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

Consolidated Income Statement for the financial year 2007 - IFRS in comparison to previous year’s figures

EUR 000		2007	2006

Net gaming revenues	(15)	280,230	292,372

Other operating revenues	(16)	52,426	25,184

Own work capitalized	(17)	4,251	4,012

Total revenues		336,907	321,568

Expenses for services rendered	(18)	-28,477	-23,943

Personnel expenses	(19)	-77,491	-52,538

Marketing expenses	(20)	-98,473	-167,740

Other operating expenses	(21)	-90,866	-85,740

Expenses		-295,307	-329,961

EBITDA		41,600	-8,393

Depreciation, amortization and impairments	(22)	-57,888	-579,828

Reversals of impairment charges	(22)	68,062	0

EBIT		51,774	-588,221

Financial result	(23)	3,180	-3,101

Result from associated companies	(4)	1,337	-188

Result of ordinary operations before income taxes (and third-party interests)		56,291	-591,510

Income taxes	(5)	-5,932	52,644

Profit/loss before third-party interests		50,359	-538,866

Third-party interests	(24)	0	-733

Profit/loss for the year		50,359	-539,599

Basic earnings per share	(25)	1.55	-17.66

Diluted earnings per share	(25)	1.51	-17.66

of which attributable to:
Parent company equity holders		50,359	-539,598

Other partners		0	-1

bwin 07

Consolidated Statement Of Changes In Shareholders’ Equity For The Financial Year 2007 - IFRS in comparison to previous year’s figures

	Attributable to equity holders of the parent company

EUR 000	Share capital	Capital reserves	Treasury shares	Currency translation adjustment	Afs- reserve	Accumula- ted losses	Total	Minority interests	Total equity

As of 31 Dec. 2006	32,603	592,306	-343	1,385	3,536	-568,688	60,799	0	60,799

Unrealized gains and losses from fair value measurement of securities	0	0	0	0	205	0	205	0	205

Foreign currency translation adjustment	0	0	0	-489	0	0	-489	0	-489

Net income recognized directly in equity	0	0	0	-489	205	0	-284	0	-284

Profit/loss for the year	0	0	0	0	0	50,359	50,359	0	50,359

Total profits and losses recognized	0	0	0	-489	205	50,359	50,075	0	50,075

Exercise of share options	82	743	0	0	0	0	825	0	825

Issue of share options	0	19,426	0	0	0	0	19,426	0	19,426

Transfer of shares	0	-104	104	0	0	0	0	0	0

As of 31 Dec. 2007	32,685	612,371	-239	896	3,741	-518,329	131,125	0	131,125

	Attributable to equity holders of the parent company

EUR 000	Share capital	Capital reserves	Treasury shares	Currency translation adjustment	Afs- reserve	Accumula- ted losses	Total	Minority interests	Total equity

As of 31 Dec. 2005	25,095	68,130	-447	563	9,083	-29,090	73,334	0	73,334

Unrealized gains and losses from fair value measurement of securities	0	0	0	0	-5,547	0	-5,547	0	-5,547

Foreign currency translation adjustment	0	0	0	822	0	0	822	0	822

Net income recognized directly in equity	0	0	0	822	-5,547	0	-4,725	0	-4,725

Profit/loss for the year	0	0	0	0	0	-539,598	-539,598	-1	-539,599

Total profits and losses recognized	0	0	0	822	-5,547	-539,598	-544,323	-1	-544,324

Additions to minority interests	0	0	0	0	0	0	0	1	1

Capital increase	5,976	533,444	0	0	0	0	539,420	0	539,420

Cost of share issues	0	-13,757	0	0	0	0	-13,757	0	-13,757

Exercise of share options	1,532	2,978	0	0	0	0	4,510	0	4,510

Issue of share options	0	1,615	0	0	0	0	1,615	0	1,615

Transfer of shares	0	-104	104	0	0	0	0	0	0

As of 31 Dec. 2006	32,603	592,306	-343	1,385	3,536	-568,688	60,799	0	60,799

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

Consolidated Cash Flow Statement for the financial year 2007 - IFRS in comparison to previous year’s figures

EUR 000	2007	2006

Profit/loss after taxes	50,359	-539,599

Amortization, depreciation and impairments	57,889	579,828

Non-cash personnel expenses (share-based payments)	19,426	1,615

Result from associated companies	-1,337	188

Dividends received from associated companies	267	593

Change in deferred taxes	4,693	-51,546

Taxes on net expenses recorded directly in equity	0	-4,537

Depreciation of financial assets	0	300

Loss on disposal of fixed assets	4	-88

Change in long-term provisions	104	5

Negative Goodwill resulting from initial consolidation	-44	113

Reversals of impairment charges	-217	0

Change in reporting entities	-68,063	0

Exchange rate differences	-360	623

Change in reporting entities	37	0

Expenses/Income from current taxes	1,239	-1,098

Payment of taxes on income	1,579	-3,724

Change in receivables and other assets	-6,463	-10,692

Change in short-term provisions	5,094	7,984

Change in accounts payable and other liabilities	26,433	8,955

Net cash flow from operating activities	90,640	-11,080

Payments from disposal of financial assets and other financial investments	5,242	0

Payments from disposal of long-term assets	118	0

Payments for acquisition of subsidiaries	56	-205,800

Payments for acquisition of assets (excl. financial assets)	-43,715	-29,070

Payments for securities	-3,177	-767

Payments for acquisitions of financial assets and shares in associated companies	-95	-62

Net cash flow from financing activities	-41,571	-235,699

Payments from capital increases	825	259,602

Net cash flow from investment activities	825	259,602

= Net change in cash and cash equivalents	49,894	12,823

+ Cash and cash equivalents at beginning of period	31,719	18,896

Cash and cash equivalents at end of period	81,613	31,719

of which interest income	1,619	1,260

of which interest payments	291	40

bwin 07

Notes to the consolidated financial statements
as of 31 December 2007– IFRS

Information about the company

bwin Interactive Entertainment AG (bwin AG) with registered offices at Börsegasse 11, 1010 Vienna, Austria, commercial register: Vienna Commercial Court (FN 166449 d), and its subsidiaries together make up the bwin Group, for which the present consolidated financial statements for the financial year 2007 have been prepared. The business activities of the bwin Group include offering sports betting, casino and virtual games, and operating a multiplayer poker platform. Additionally, the Company also provides sporting content such as live video streams, live scores, statistics and sms services to its customers.

Wherever necessary, bwin Interactive Entertainment AG carries out central functions such as finance, marketing, IT, project management, international business development, human resources and corporate communications for the subsidiaries of the bwin Group. It also provides numerous other services such as market research, customer data analysis and legal consulting. Operational business of the bwin Group is carried out by bwin International Ltd., Gibraltar, and Ongame Network Ltd., Gibraltar, on the basis of Gibraltarian sports betting and casino licenses. Additionally, Ongame Network Ltd. holds a license issued by the Kahnawake Gaming Commission. The two companies operate under several domains such as www.bwin. com or www.pokerroom.com.

Accounting policies
Basis of presentation

The consolidated financial statements of bwin Interactive Entertainment AG and its subsidiaries (“bwin Group”) are prepared in compliance with the International Financial Reporting Standards (IFRS), as endorsed in the European Union, and section 245a of the Austrian Commercial Code.

The consolidated financial statements are prepared in thousands of Euros (EUR 000). Rounding differences may occur in amounts and percentages due to the use of automated accounting systems.

New IFRS standards and interpretations

IFRS 7 (“Financial Instruments: Disclosures”) was released by the IASB in August 2005. IFRS 7 obliges companies to provide information in their financial statements with respect to the significance of financial instruments to the financial position and performance of the Company, as well as information about the nature and extent of risks arising from such financial instruments. This standard replaces IAS 30 (“Disclosures in the Financial Statements of Banks and Similar Financial Institutions”) and the information required by IAS 32 (“Financial Instruments: Disclosure and Presentation”). IFRS 7 must be applied to financial years beginning on or after 1 January 2007. bwin applied this standard for the first time in 2007 and adjusted comparative figures accordingly.

In August 2005 the IASB also revised IAS 1 (“Presentation of Financial Statements”). The revised standard calls for information on the objectives, policies and processes for managing capital. The revised version of IFRS 1 must be applied to financial years beginning on or after 1 January 2007. The Company applied the revisions for the first time in the financial year 2007.

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

The first-time application of IFRIC 7 (“Applying the Restatement Approach under IAS 29 Financial Reporting in Hyperinflationary Economies”), IFRIC 8 (“Scope of IFRS 2”), IFRIC 9 (“Reassessment of Embedded Derivatives”) and IFRIC 10 (“Interim Financial Reporting and Impairment”) in the financial year 2007 did not have a significant effect on the consolidated financial statements.

New IFRS standards and interpretations
The following standards and interpretations were issued, but were not effective for the fiscal year 2007:

New standards and interpretations to be applied in the future

New or modified Standards		Effective Date*

IIFRS 8	Operating segments	1 January 2009

IFRIC 11	IFRS 2 Share-based payments, group and treasury share transactions**	1 March 2007

IFRIC 12	“Service Concession Arrangements”**	1 January 2008

IFRIC 13	Customer Loyalty Programs**	1 July 2008

IFRIC 14	IAS 19 - The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction**	1 January 2008

IAS 23	Borrowing Costs**	1 January 2009

IAS 1	Presentation of Financial Statements (amendments to disclosure requirements to capital)**	1 January 2009

IFRS 3 (revised)	Business Combinations**	1 July 2009

IAS 27 (revised 2008)	Consolidated and Separate Financial Statements**	1 July 2009

IFRS 2 (revised 2008)	Share-based Payment**	1 July 2009

*	The standards must be applied to financial years beginning on or after the effective date.
**	Standards not yet endorsed by the EU.

The Company is currently evaluating the impact of the initial application of the standards and interpretations on the consolidated financial statements and disclosures. The Company did not early adopt these standards and interpretations.

Principles of consolidation
In accordance with IFRS 3, subsidiaries are first consolidated when the parent company actually assumes a controlling influence over the assets and operations of these companies.

Subsidiaries are initially consolidated using the purchase method by allocating the acquisition cost to the acquiree’s identifiable assets, liabilities and contingent liabilities. Any amount of the acquisition costs exceeding the fair value of the net assets acquired is recognized as goodwill. Goodwill is not amortized, but tested for impairment annually. In the event of an impairment of goodwill, an impairment charge is recorded.

bwin 07

Intercompany revenues, expenses and profit and losses from intragroup transactions, as well as receivables due from and liabilities due to consolidated companies were eliminated.

Associated companies over which the Company has a significant influence but does not exercise control are reported using the at equity method.

Foreign currency translation

The bwin Group reports its ongoing business transactions in foreign currencies at monthly average exchange rates. At the reporting date, financial assets and liabilities in foreign currencies are translated into Euro at the current exchange rate. The resulting foreign currency gains and losses are recognized immediatly.

See notes on consolidated companies for details of the functional currencies of the bwin Group. The Euro is the functional currency of bwin AG. The financial statements are translated using the modified reporting date method, and the resulting translation differences charged to equity without an effect on net income.”

The financial statements were translated at the following exchange rates:

Exchange rates

	Reporting date 31 Dec. 2007	Average 2007	Reporting date 31 Dec. 2006	Average 2006

British pounds (GBP)	0.7355	0.6801	0.6715	0.6827

Schwedish Krona (SEK)	9.4360	9.2267	9.0404	9.2942

U.S. Dollar (USD)	1.4725	1.3629	1.3170	1.2479

Mexican Peso (MXN)	16.0310	15.0126	14.2900	13.7159

Argentinean Peso (ARS)	4.6300	4.2758	—	—

Chinese Yuan (CNY)	10.7370	10.4376	—	—

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

Principles of consolidation
Consolidated affiliated companies (subsidiaries)

Apart from the parent company bwin AG, Vienna, the consolidated financial statements include the following companies in which bwin AG held a controlling interest as of 31 December 2007 (reporting date of the subsidiaries is 31 December):

Consolidated affiliated companies (subsidiaries)

	Functional	Percentage	Offices
Consolidated subsidiaries	currency	of share	registered in

WEBSPORTS ENTERTAINMENT Marketing Services GmbH	EUR	100	Austria

bwin International Ltd.	EUR	100	Gibraltar

CQR Payment Solutions GmbH (formerly BAW Terminal Distribution GmbH)	EUR	100	Austria

Playit.com Ltd. (liquidated)	GBP	100	UK

bwin Italia S.R.L.	EUR	100	Italy

BWIN Mexico S.A. de C.V.	MXN	80	Mexico

DoubleM Media GmbH (in liquidation)	EUR	100	Germany

Ongame Network Ltd. (formerly DOBLE LIMITED)	EUR	100	Gibraltar

bwin Games AB	SEK	100	Sweden

Ongame Future AB	SEK	100	Sweden

Safepay Internacional S.R.L. (in Liquidation)	USD	100	Costa Rica

Ongame Ltd. (in liquidation)	GBP	100	UK

CQR UK Payment Solutions GmbH (formerly NordicOne Ltd.)	GBP	100	UK

Ongame Holding Malta Ltd.	USD	100	Malta

Ongame International Malta Ltd.	USD	100	Malta

BWIN ARGENTINA SA (formerly BETANDWIN S.A.)	ARS	100	Argentina

TC Invest AG	EUR	100	Austria

bwin Marketing Services S.R.L. (formerly Interactive Marketing Services S.R.L.)	EUR	100	Italy

INFIELD - SERVIÇOS DE CONSULTORIA E MARKETING, UNIPESSOAL LDA	EUR	100	Portugal

PAMEROL, S.L.	EUR	100	Spain

bwin (Beijing) Management and Consulting Co., Ltd.	CNY	100	China

Vincento Payment Solutions Ltd.	GBP	100	UK

A fund of funds has been included in the consolidated financial statements since it qualified as a special-purpose entity (SPE) in accordance with SIC 12 due to the degree of control exercised.

bwin Argentina SA was founded in the previous year. However, it was not operational and was therefore first included in the consolidated financial statements only in the current financial year.

TC Invest AG and bwin (Beijing) Management and Consulting Co., Ltd. were founded in 2007.

bwin 07

In 2007, the decision to dissolve DoubleM Media GmbH, Playit.com Ltd., Safepay Internacional S.R.L. and Ongame Ltd. was taken. Playit.com Ltd. was officially liquidated on 18 December 2007 and is therefore no longer included in the consolidated financial statements as of 31 December, 2007. In the current financial year, the Company recognized an impairment of goodwill related to DoubleM Media GmbH.

Associated companies
Investments in the following companies have been classified as associated companies in the consolidated financial statements:

Associated companies

	Reporting date	Share capital in EUR 000	Result of the year in EUR 000	Percentage of share capital	Offices registered in

bwin e.K.	31 Dec. 2007	1,702	2,088	50	Germany

BETBULL BWIN ESPAÑA, S.A.	31 Dec. 2007	5	-55	49	Spain

Since May 2002, bwin AG has also been an atypical silent partner with a 50% interest in bwin e.K., Neugersdorf, Germany. As owner of the domain www.bwin.de, Dr. Pfennigwerth runs the business of bwin e.K. under the terms of a German licence. The investment in bwin e.K. is included using the at-equity-method. The difference resulting from the acquisition of this interest was allocated to the customer base and is amortized over a period of five years. The amortization and proportionate results are recorded as “results from associated companies”.

BETBULL BWIN ESPAÑA S.A., an associated company founded in 2007, has not commenced operations yet and is therefore not included in the consolidated financial statements using the at-equity-method, but is recorded at cost.

Group companies not consolidated
The bwin Group also holds investments in the following unconsolidated subsidiaries:

Unconsolidated subsidiaries

	Reporting date	Share capital in EUR 000	Result of the year in EUR 000	Percentage of share capital	Offices registered in

Southern Gem Ltd.	31 Dec. 2007	0	0	100	British Virgin Islands

Pegasus Pferdewetten GmbH	31 Dec. 2007	30	-17	100	Germany

BWIN INTERACTIVE ENTERTAINMENT SA (PTY) LTD. (vormals CEDAR POINT TRADING 208 (PTY LTD.)	31 Dec. 2007	0	0	100	South Africa

Drachenfelssee 421. VV GmbH	31 Dec. 2007	25	0	100	Germany

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

The subsidiaries listed above are not consolidated but are recorded at acquisition cost in the consolidated financial statements due to the fact that they are not material.

Other investments
The following investments in companies are presented as financial assets:

Other investments

	Reporting date	Share capital in EUR 000	Result of the year in EUR 000	Percentage of share capital	Offices registered in

Betbull Plc	31 Dec. 2006	25,765	-2,573	14,4	UK

BWİN BAHİS VE ŞANS OYUNLARI SANAYİ VE TICARET LİMİTED ŞIRKETI	31 Dec. 2007	7	1	49	Turkey

BWİN BAHİS VE ŞANS OYUNLARI SANAYİ VE TICARET LİMİTED ŞIRKETI was founded in 2007; an application for liquidation was filed in 2008.

In 2007, the shares in the Monnet companies, which have been reported under the item other investments in the prior period, were sold.

Information on Acquisitions

Acquisitions in 2007

PAMEROL, S.L., bwin Marketing Services S.R.L., INFIELD - SERVIÇOS DE CONSULTORIA E MARKETING, UNIPESSOAL LDA and Vincento Payment Solutions Ltd. were acquired more or less at their nominal value; therefore no goodwill was recorded; at initial consolidation, negative goodwill amounting to EUR 216 thousand was recorded in the financial result. Additionally, starting 2007, the Company holds an interest in BWIN INTERACTIVE ENTERTAINMENT SA (PTY) LTD and Drachenfelssee GmbH. The investments are held for the Company by a trustee.

Acquisitions in 2006

Acquisition of Ongame Group in 2006
Information on the initial consolidation and developments in 2006

On 1 January 2006 bwin acquired 100% of the shares in the Ongame Group (now bwin Games AB). The consideration paid for these shares was calculated using a contractually agreed multiplier of 5.37 times the gross gaming revenues reported by Ongame for the financial year 2005 less customer bonuses of approx. EUR 95.48 million, resulting in EUR 512.74 million (based on an agreed conversion rate from EUR to USD of 1.1907 and the share price for bwin shares of EUR 65.19 per share, which represented the basis for the capital increase).

The calculation of the purchase price was supported by a discounted cash flow valuation based on budgets for the Ongame Group taking into account the market and product potential presented by the management of Ongame. Of the total purchase price, an amount of EUR 230.74 million was paid in cash, and the remaining amount of EUR 205.1 million was settled in bwin shares.

bwin 07

An amount of EUR 76.91 million was subject to the fulfillment of certain financial performance criteria in 2006 and would have become due at the end of the first quarter of 2009. Based on the assumption that these financial criteria would be met, the present value of the amount was recognized as a liability in the initial consolidation of the company in the financial year 2006 (see note (14)).

The share price at the time bwin took control of Ongame of EUR 86 was used for the purposes of initial consolidation, resulting in total acquisition cost of EUR 577.48 million. Goodwill amounting to EUR 399 million was recognized. The intangible assets acquired were mainly customer-related assets (EUR 171 million) and software, as well as the brand name, which amounted to EUR 39 million.

Following the passing of the Unlawful Internet Gambling Enforcement Act 2006 by Congress in the United States, the bwin Group decided to cease its real-money activities on the US market. A valuation of all CGUs of the Company’s subsidiary bwin Games AB in the financial year 2006 resulted in impairments to be recorded in 2006 for most of the assets acquired, but particularly for the CGUs poker and casino in America (note (22)).

Information on developments in the financial year 2007

In 2007, the Company entered into negotiations with the former owners of bwin Games AB, who had sold 96.3% of the shares. Under a contractual agreement dated 8 November 2007, this group of sellers agreed to waive the unpaid part of the purchase price still due to them, representing the outstanding contingent purchase price liability plus interest. At the same time, bwin agreed to waive the existing counterclaim by bwin Games AB. Additionally, the Company also agreed to assume certain legal risks.

Subsequent to the reduction in the acquisition cost of the Ongame Group following this agreement, the acquisition cost and accumulated amortization of goodwill related to the CGUs poker and casino in America (for which impairment charges had been recognized in 2006) were adjusted accordingly in the financial year 2007 (notes (1b) and (22)). The waived part of the contingent purchase price liability (amounting to EUR 77,517 thousand including accrued interest) and the counterclaim (amounting to EUR 3,045 thousand) were also derecognized through profit and loss (see notes (22) and (23). This resulted in a gain from revaluation amounting to EUR 68.062 thousand and interest income of EUR 6.409 thousand.

Should bwin (or one of its group companies) reenter the US market, the sellers who waived their share of the outstanding liability have been assured that they will receive a certain share of the net gaming revenues from this business for a period of up to five years. However, this payment will be limited to an amount of EUR 79,944 thousand, equivalent to the waived contingent purchase price liability plus accrued interest. At all events, this assurance will lapse on 31 December 2020. At the present time it is neither likely nor foreseeable that bwin will again be able to enter the US market, therefore, the newly agreed contingent purchase price obligation was not recorded in the consolidated financial statements as of December 31, 2007.

61
bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

Accounting and Valuation Principles

Intangible and tangible assets

Purchased and internally developed intangible assets, leasehold improvements, other plant as well as operating and office equipment are valued at acquisition or production cost less amortization/depreciation. The interest attributable to production costs is not capitalised.

In accordance with IAS 38, the cost of internally developed intangible assets is capitalized when its technical feasibility is assured, future economic benefits can be expected from such assets and their cost can be reliably measured.

After all requirements are met, personnel expenses relating to the production and improvement of websites and the online gaming software used by the Group are capitalized.

Depreciable assets are depreciated/amortized on a straight-line basis over their expected useful lives. The various rates of depreciation/amortization are based on the following expectations of useful lives:

Intangible and tangible assets

	Useful life in years	% rate of depreciation/ amortization

Intangible assets
Software	2 – 4	25 – 50

Internally developed software	2	50

Customer base, licenses and other rights	5	20

Marketing rights	3	33

Tangible assets
Leasehold improvements	3 – 10	10 – 33

Other assets, operating and office equipment	3 – 5	20 – 33

Intangible assets with an indefinite useful life, such as brand names and goodwill, are not subject to scheduled amortization, but are tested for impairment annually, or when there are indications that their carrying value is impaired.

Impairments

All tangible and intangible assets with a definite useful life are tested for impairment. If there are indications of impairment, the recoverable amount of the assets in question is calculated. An impairment is recorded if the recoverable amount is below its carrying value. Goodwill, intangible assets with an indefinite useful life and intangible assets not yet put into operation are tested for impairment, either annually, or when there are indications of an impairment of their carrying value. The carrying value of the CGUs, to which these assets are allocated, is compared to their recoverable amount. If the carrying value falls below the recoverable amount, an impairment charge is recognized in the income statement under the item depreciation, amortization and impairment charges.

bwin 07

Cash and cash equivalents
bwin reports cash, sight deposits and fixed deposits with terms of up to three months as cash and cash equivalents.

Financial assets and liabilities

Financial assets and financial liabilities are recognized initially when the Company acquires contractual rights or enters into contractual obligations. All transactions are recorded at the settlement date. They are derecognized when the Company looses control of the contractual rights associated with such assets. This is normally the case when such assets are sold or any cash flows arising from such assets are directly transferred to an independent third party.

Financial assets and current marketable securities

In accordance with IAS 39, securities and financial investments are recorded at cost when acquired, and (with the exception of securities from funds of funds and derivative financial instruments, see below) are assigned to the category of “available for sale”. These assets are subsequently measured at their fair values. With the exception of impairment charges, changes in value are recorded directly in equity (revaluation reserve) in the period in which they occur. If no fair values are available, the assets are recognized at acquisition cost less any impairment. Interest is recorded using the effective interest method, dividends are recorded when the legal entitlement to payment arises.

A fund of funds held by bwin is qualified as a special-purpose entity (SPE), and its assets are therefore recognized accordingly. Securities in the fund are categorized as “available for sale”. The current market values are calculated from stock exchange prices. Two further funds in which bwin has invested are classified as “at fair value through profit or loss” and “available for sale” respectively.

Inventories

Inventories comprise commercial goods sold through online shops. Inventories are measured at the lower of acquisition or manufacturing cost and net realizable value, with costs of acquisition calculated using the first in, first out method. The net realizable value is calculated on the basis of the estimated sales prices expected in the normal course business development less any future costs of manufacturing, administrative costs or marketing costs.

Receivables and other assets
Receivables and other assets are classified as loans and receivables, and are carried at amortized cost or at the lower realizable value (less individual allowances for doubtful accounts).

Financial liabilities
Financial liabilities are classified as other financial liabilities, and are recorded at amortized cost. Interest expense is recognized in accordance with the effective interest method.

Accounts payable
Accounts payable are measured at amortized cost, which is equivalent to the repayment amount.

63
bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

Income taxes

Deferred taxes are recognized when there are temporary differences between the values of the assets and liabilities in the balance sheet and their relevant tax bases. Deferred taxes are calculated in compliance with IAS 12 “Income Taxes” using the balance sheet liability method. Deferred tax assets are recognized only for loss carry-forwards to the extent that they are likely to be recovered in the foreseeable future.

Share-based payments

In accordance with IFRS 2, share-based payment transactions for goods or services received or purchased are recognized at their relevant fair values at the acquisition date. Basically, depending on whether the transactions are settled using equity instruments or by cash payments, this results either in an increase in equity or in a liability.

The expense incurred as a result of share based payment transactions for services received (settled by means of stock options) is recognized over the service period of the share options. IFRS 2 was first applied in the financial year 2005, as a result of which the only shared based payment transactions taken into account were those granted after 7 November 2002 and were not yet exercisable at the time the standard became effective.

If the grant of the options is conditional upon satisfying specified market conditions (performance options), these market conditions and the likelihood of their fulfillment are taken into account when the fair value of the options is estimated. Future modifications of such estimates are not to be taken into account. Modifications with respect to vesting conditions (length of employment) are taken into account as they occur.

Employee Benefits

Severance payment obligations

Under legal regulations and individual employment contracts, all employees of the Austrian companies of the bwin Group, who joined the group before 31 December 2002, are entitled to a one time severance payment on dismissal or when reaching retirement age. The payment is based on the number of years of service and the employee’s salary at the time of severance. The bwin Group has established a provision to cover this obligation in accordance with the provisions of IAS 19 “Employee Benefits” on the basis of the projected unit credit method. Actuarial gains and losses are recognized in the income statement in the years in which they occur.

Due to changes in legal regulations, a defined contribution plan was introduced for staff employed with the Austrian subsidiaries after 31 December 2002. Contributions are paid monthly and recognized in the income statement.

Other provisions

Other provisions are established whenever the company has legal or actual obligations towards a third party as a result of a post event, and whenever it is likely that such obligations will result in cash outflows. Such provisions are established with amounts considered appropriate according to best estimates at the time the financial statements are prepared. If an amount cannot be reasonably estimated, no provision is recorded. This fact, however, will be disclosed in the notes.

bwin 07

Revenue recognition and presentation

Betting sales are recognized based on paid-up gamblers’ stakes as of the reporting date, provided the underlying bets have already been decided. Stakes that have been charged to bettors’ accounts where the related sporting event does not take place until after the reporting date (pending bets) are recognized as deferred income.

Under a customer loyalty program introduced in 2007, the Company gives customers playing the real money games of chance bonus points that are added to a separate account. The award credits given are reported as separate units of accounting of a multiple-element contract. Revenue associated with the anticipated service award is measured at fair value and recognized as a reduction of sales. Revenue is realized only when the awards are redeemed.

The net balance of betting stakes and winnings paid out from all product areas, and the winnings together with the rake obtained from poker products are recognized in the income statement less any reductions such as sales commissions, bonuses granted to players, licence costs and gaming duties as net gaming revenues (net presentation).

Estimates and judgements relating to future developments

The preparation of the consolidated financial statements in conformity with IFRS requires the management of the Company to make judgements, estimates and assumptions that may affect the use of accounting and valuation methods and the amounts of assets and liabilities, revenues and expenses recognized. Such estimates and the resulting assumptions are based on historical experience and various other factors that are believed to be reasonable under the given circumstances, and the results form the basis for measuring the carrying values of assets and liabilities that are not readily available from other sources. The actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

The most important assessments made by management of the Company with respect to the application of IFRS that may have a significant effect on the consolidated financial statements, and estimates entailing a risk that the assets and liabilities reported may have to be significantly adjusted within the next financial year are described below:

65
bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

•	The positive assessment of the risk that the sports bets offered are not taxable under the German Betting and Lotteries Act (see note on “other obligations and contingent liabilities”).

•

Goodwill, customer base, marketing rights, software, tangible assets, equity investments in and receivables from associated companies consolidated at equity are measured on the basis of estimates of future cash flows (in some instances using forecasts). See note (22) for impairments recognized and the relevant assumptions made, and for the carrying values, see the notes on the items of the balance sheet.

•

Obligations associated with loan guarantees, other guarantees and contingencies not shown in the balance sheet are monitored on a regular basis to determine whether or not they should be recognized in the financial statements (see note on other obligations and contingent liabilities).

•

Deferred tax assets on loss carry- forwards and other deductible temporary differences were not recognized as at present it is not probable that they will be realized within a reasonable period of time. Tax loss carry forwards are attributable mainly to a write-down of the investment in bwin Games.

•	The estimates for the provisions for legal and consulting fees, which have to be provided for legal proceedings, are reviewed on a regular basis.

•

With respect to the contingent purchase price liability, which was newly agreed with the sellers of the shares in the Ongame group, the Company evaluates on a regular basis, whether bwin will be able to reenter the US-market. As of the reporting date, it was not probable that this liability would become due.

bwin 07

Notes to the Consolidated
Balance Sheet and Income Statement

(1) Intangible assets

(a) Amortizable intangible assets

EUR 000	Marketing rights	Software	Licenses and other rights	Customer base	Advance payments	Total

Acquisition costs
Balance as of 1 Jan. 2007	58,048	21,392	2,287	196,510	220	278,457

Change in reporting entities	0	2	0	0	0	2

Exchange rate differences	0	0	2	0	0	2

Additions	0	10,239	868	0	463	11,570

Disposals	0	-1,896	0	-4,759	0	-6,655

Reclassifications/transfers	0	220	0	0	-220	0

Balance as of 31 Dec. 2007	58,048	29,957	3,157	191,751	463	283,376

Accumulated amortization
Balance as of 1 Jan. 2007	9,675	14,193	2,107	155,632	0	181,607

Exchange rate differences	0	-186	0	0	0	-186

Amortization	19,349	8,656	217	10,983	0	39,205

Impairments	0	0	0	4,114	0	4,114

Disposals	0	-1,896	0	-4,757	0	-6,653

Balance as of 31 Dec. 2007	29,024	20,767	2,324	165,972	0	218,087

Book value as of 31 Dec. 2007	29,024	9,190	833	25,779	463	65,289

Book value as of 31 Dec. 2006	48,373	7,198	180	40,878	220	96,849

Acquisition costs
Balance as of 1 Jan. 2006	0	7,611	2,287	26,010	1,134	37,042

Change in reporting entities	0	6,166	0	170,500	0	176,666

Exchange rate differences	0	72	0	0	0	72

Additions	58,048	6,443	0	0	220	64,711

Disposals	0	-35	0	0	0	-35

Reclassifications/transfers	0	1,134	0	0	-1,134	0

Balance as of 31 Dec. 2006	58,048	21,392	2,287	196,510	220	278,457

Accumulated amortization
Balance as of 1 Jan. 2006	0	3,972	1,860	5,275	0	11,107

Change in reporting entities	0	363	0	0	0	363

Exchange rate differences	0	16	0	0	0	16

Amortization	9,675	8,071	247	39,302	0	57,295

Impairments	0	1,806	0	111,055	0	112,861

Disposals	0	-35	0	0	0	-35

Balance as of 31 Dec. 2006	9,675	14,193	2,107	155,632	0	181,607

Book value as of 31 De. 2006	48,373	7,198	180	40,878	220	96,849

Book value as of 31 Dec. 2005	0	3,639	427	20,735	1,134	25,935

67
bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

Marketing rights

In 2006, bwin acquired rights to the international marketing of the first and second German Soccer Leagues from DFL Deutsche Fussball Liga GmbH in the amount of EUR 58,048 thousand for the seasons 2006/2007 up to and including 2008/2009. These marketing rights will be amortized over their estimated useful life of three years. Marketing of the rights is effected mainly through agreements with international sublicensees, mostly radio stations. These marketing rights are not transferable to third parties.

Software
Internally developed intangible assets in the amount of EUR 4,251 thousand were recognized during the financial year (previous year: EUR 4,012 thousand). They have a useful life of two years.

Licenses and other rights

The bwin Group holds licences in Austria, Gibraltar, Italy and Argentina. These betting licences are generally not recognized as assets as the fees payable on a yearly basis are minor. The amount recognized relates to purchase price components allocated to this item as a result of acquisitions. They have a useful life of five years.

This item also includes rights to use airplanes. The useful lives of these airplanes are five years.

Customer base
The amount recognized relates to purchase price components allocated to this item as a result of acquisitions. They have a useful life of five years, and an average remaining useful life of 2 years.

In July 2005, the Company purchased a customer base and two domains from NOMATO Investments Ltd. The purchase price of EUR 17,400 thousand consisted of EUR 5,000 thousand in cash and an obligation to transfer a total of 200,000 bwin shares. The shares were transferred to NOMATO in three tranches, with the last tranche of 66,668 shares having been transferred to Nomato in 2007.

The customer base which the Company acquired with the acquisition of the Ongame Group in January 2006 was valued at EUR 171 million and is amortized over a period of five years.

bwin 07

(b) Non-amortizable intangible assets

EUR 000	Brand name	Goodwill	Total

Acquisition costs
Balance as of 1 Jan. 2007	39,000	400,702	439,702

Subsequent reduction of acquisition cost	0	-68,062	-68,062

Balance as of 31 Dec. 2007	39,000	332,640	371,640

Accumulated amortization
Balance as of 1 Jan. 2007	31,300	372,423	403,723

Impairments	1,568	2,836	4,404

Revaluations	0	-68,062	-68,062

Balance as of 31 Dec. 2007	32,868	307,197	340,065

Book value as of 31 Dec. 2007	6,132	25,443	31,575

Book value as of 31 Dec. 2006	7,700	28,279	35,979

Acquisition costs
Balance as of 1 Jan. 2006	0	0	0

Change in reporting entities	39,000	399,132	438,132

Additions	0	1,570	1,570

Balance as of 31 Dec. 2006	39,000	400,702	439,702

Accumulated amortization
Balance as of 1 Jan. 2006	0	0	0

Impairments	31,300	372,423	403,723

Balance as of 31 Dec. 2006	31,300	372,423	403,723

Book value as of 31 Dec. 2006	7,700	28,279	35,979

Book value as of 31 Dec. 2005	0	0	0

Further information can be found in the note on acquisitions. See note (22) for details of impairments charged during the financial years 2006 and 2007.

In January 2006, bwin acquired a brand name and goodwill resulting from the acquisition of the Ongame Group. The brand name was classified as an asset with an indefinite useful life, as it does not have a product life cycle, nor is it subject to technological wear and tear or amortization. The period over which the Company has control over it is not limited, either.

Due to the subsequent agreement with the sellers, goodwill was reduced by EUR 68,062 thousand in 2007. See note (22) and “Acquisitions”, respectively, for information on impairment charges/revaluations gains recognized in 2007 an 2006.

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

The goodwill and the brand names are allocated to the following cash-generating units:

Goodwill and brand name

EUR 000	Goodwill	Brand name	Total

2007
Poker/Canada	0	1,868	1,868

Poker/Europe, rest of the world	25,030	3,042	28,072

Casino/Canada	0	364	364

Casino/rest of the world	413	858	1,271

Book value as of 31 Dec. 2007	25,443	6,132	31,575

2006
Poker/Canada	1,266	3,042	4,308

Poker/Europe, rest of the world	25,030	3,042	28,072

Casino/Canada	0	758	758

Casino/rest of the world	413	858	1,271

Others	1,570	0	1,570

Book value as of 31 Dec. 2006	28,279	7,700	35,979

(2) Tangible Assets

EUR 000	Leasehold improvements	Operating and office equipment	Advance payments and plant under construction	Total

Acquisition costs
Balance as of 1 Jan. 2007	1,259	26,398	582	28,239

Change in reporting entities	0	161	0	161

Exchange rate differences	-28	-441	0	-469

Additions	1,461	11,557	41	13,059

Disposals	-328	-1,020	0	-1,348

Reclassifications/transfers	0	582	-582	0

Balance as of 31 Dec. 2007	2,364	37,237	41	39,642

Accumulated depreciation
Balance as of 1 Jan. 2007	343	9,636	0	9,979

Change in reporting entities	0	22	0	22

Exchange rate differences	-8	-145	0	-153

Depreciation	453	9,091	0	9,544

Impairments	0	620	0	620

Disposals	-170	-908	0	-1,078

Balance as of 31 Dec. 2007	618	18,316	0	18,934

Book value as of 31 Dec. 2007	1,746	18,921	41	20,708

Book value as of 31 Dec. 2006	916	16,762	582	18,260

bwin 07

Tangible Assets

EUR 000	Leasehold improvements	Operating and office equipment	Advance payments and plant under construction	Total

Acquisition costs
Balance as of 1 Jan. 2006	449	8,990	27	9,466

Change in reporting entities	415	5,269	0	5,684

Exchange rate differences	21	174	0	195

Additions	374	12,401	582	13,357

Disposals	0	-463	0	-463

Reclassifications/transfers	0	27	-27	0

Balance as of 31 Dec. 2007	1,259	26,398	582	28,239

Accumulated depreciation
Balance as of 1 Jan. 2006	60	3,054	0	3,114

Change in reporting entities	91	1,230	0	1,321

Exchange rate differences	4	49	0	53

Depreciation	188	5,703	0	5,891

Impairments	0	58	0	58

Disposals	0	-458	0	-458

Balance as of 31 Dec. 2006	343	9,636	0	9,979

Book value as of 31 Dec. 2006	916	16,762	582	18,260

Book value as of 31 Dec. 2005	389	5,936	27	6,352

The additions in 2007 mainly related to servers and the expansion of hardware.

(3) Financial Assets

EUR 000	Other loans	Other Investments (available for sale)	Investments in group companies	Securities (available for sale)	Total

Acquisition costs
Balance as of 1 Jan. 2007	300	2,660	65	67	3,092

Change in reporting entities	0	0	-37	0	-37

Exchange rate differences	0	0	-2	0	-2

Additions	0	0	66	0	66

Disposals	-300	-3	0	-67	-370

Balance as of 31 Dec. 2007	0	2,657	92	0	2,749

Accumulated write-downs/write-ups

Balance as of 1 Jan. 2007	300	-2,462	0	-41	-2,203

Write-downs	0	333	0	0	333

Disposals	-300	0	0	41	-259

Balance as of 31 Dec. 2007	0	-2,129	0	0	-2,129

Book value as of 31 Dec. 2007	0	4,786	92	0	4,878

Book value as of 31 Dec. 2006	0	5,122	65	108	5,295

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

Financial Assets

EUR 000	Other loans	Other Investments (available for sale)	Investments in group companies	Securities (available for sale)	Total

Acquisition costs
Balance as of 1 Jan. 2006	300	2,660	0	67	3,027

Additions	0	0	65	0	65

Balance as of 31 Dec. 2006	300	2,660	65	67	3,092

Accumulated write-downs/write-ups
Balance as of 1 Jan. 2006	0	-10,429	0	-34	-10,463

Write-downs	0	0	0	-7	-7

Disposals	300	7,967	0	0	8,267

Balance as of 31 Dec. 2006	300	-2,462	0	-41	-2,203

Book value as of 31 Dec. 2006	0	5,122	65	108	5,295

Book value as of 31 Dec. 2005	300	13,089	0	101	13,490

Investments in group and associated companies relate to entities not consolidated as of the reporting date of 31 December 2007 due to their insignificance.

Write-downs during the financial year related mainly to changes of the fair value of the market valuation at fair value of shares in Betbull Plc.

Other loans were written down in 2006 due to the fact that the debtor’s current financial circumstances indicated that the amount was no longer expected to be recoverable; they were entirely written off in the current financial year.

Securities and investments (available for sale) are recognized at their fair values, and were as follows:

Securities and investments (available for sale)

EUR 000	31 Dec. 2007	31 Dec. 2006

Betbull Plc	4,786	5,119

Monnet Enterprise Ltd., Monnet Enterprises (Malta) Ltd.	0	3

Units in Raiffeisen funds of funds	0	108

Total	4,786	5,230

The fair value of the investment in Betbull Plc has been derived from the stock price of the company.

bwin 07

(4) Investments in associated companies
The development of these investments is as follows:

Investments in associated companies

EUR 000	Investments in associated companies

Acquisition costs
Balance as of 1 Jan. 2007	2,301

Additions	29

Balance as of 31 Dec. 2007	2,330

Accumulated write-downs/write-ups
Balance as of 1 Jan. 2007	1,857

Result from associated companies	-1,489

Write downs	152

Distributed income	267

Balance as of 31 Dec. 2007	787

Book value as of 31 Dec. 2007	1,543

Book value as of 31 Dec. 2006	444

Acquisition costs
Balance as of 1 Jan. 2006	2,301

Balance as of 31 Dec. 2006	2,301

Accumulated write-downs/write-ups

Balance as of 1 Jan. 2006	1,076

Result from associated companies	-267

Write downs	455

Distributed income	593

Balance as of 31 Dec. 2006	1,857

Book value as of 31 Dec. 2006	444

Book value as of 31 Dec. 2005	1,225

The Company’s business partners agreed to assume certain expenses, particularly marketing expenses and general duties. See also “other obligations and contingent liabilities”.

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

The financial information of the associated companies can be summarized as follows:

Financial information of the associated companies

EUR 000	2007	2006

Balance
Non-current assets	508	547

Current assets	11,323	10,847

Total assets	11,831	11,394

Shareholders’ equity	1,707	622

Non-current liabilities	487	0

Current liabilities	9,637	10,772

Total liabilities and shareholders’ equity	11,831	11,394

Income statement

Revenues	43,578	73,170

Operating expenses	-41,709	-71,825

Depreciation/amortization	-163	-128

Financial result	700	33

Income taxes	-373	-182

Profit for the year	2,033	1,068

bwin 07

(5) Deferred taxes
Temporary differences between the book values of assets and liabilities in the balance sheet and their relevant tax basis result in the following deferred tax assets:

Deferred taxes

EUR 000	31 Dec. 2007	31 Dec. 2006

Intangible assets	471	389

Tangible assets	190	16

Investments	1,411	2,486

Provisions for severance payments	74	27

Other provisions and liabilities	15	91

Deferred tax assets	2,161	3,009

Financial assets	-533	-616

Treasury shares	0	-1,007

Intangible assets	-7,946	-3,105

Short-term securities	-715	-620

Long-term investments	0	-10

Prepaid Expenses	-85	-7

Deferred tax liabilities	-9,279	-5,365

Total deferred taxes	7,118	-2,356

of which deferred tax assets	419	473

of which deferred tax liabilities	-7,537	-2,829

Calculations of deferred taxes are based on the Austrian corporate tax rate of 25%, the Gibraltarian rates of 0% and 33%, respectively, the German rate of 26.4%, the Swedish rate of 28%, the Maltese rate of 35%, the Mexican rate of 28%, the Argentinean rate of 35%, the Italian rate of 33%, the Spanish rate of 25%, the Portuguese rate of 26,5%, the Chinese rate of 33% and the British rates of 28.5 and 30%, respectively, as well as the rate effective in Costa Rica of 0%.

The change in deferred taxes was recorded as follows:

Change in deferred taxes

EUR 000	2007	2006

Change in deferred taxes recognized in the income statement	609	-44,005

Change in deferred taxes – change in tax rates	-5,302	-7,541

Change due to acquisitions	0	60,327

Change recorded directly in shareholders’ equity	-69	-6,386

Change in deferred taxes	-4,762	2,395

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

The change in tax rates mainly relates to a subsidiary in Gibraltar. From 2008, the tax rate will increase from 0% to 33%, therefore, a deferred tax liability of EUR 5,307 thousand related to customer basis was recorded.

Income taxes recognized directly in equity were as follows:

Income taxes directly in equity

EUR 000	31 Dec. 2007	31 Dec. 2006

Deferred income taxes
Revaluation reserve (securities)	-152	143

Revaluation reserve (investments)	83	-1,992

Current income taxes
Share issue costs	0	-4,537

Total	-69	-6,386

The share issue costs relate to the capital increase effected in the first quarter of 2006.

The income tax expense/benefit is as follows:

Income tax expense/benefit

EUR 000	2007	2006

Change in deferred taxes	-4,693	51,546

Current taxes	-1,239	1,098

Tax expense/income	-5,932	52,644

Current income tax expenses were reduced due to loss carry forwards in the amount of EUR 1,389 thousand. bwin is currently undergoing a tax audit for the years 2002 to 2004 for corporation tax, value-added tax, summary returns, chamber of commerce fees and capital gains tax. Taxes in the amount of EUR 320 thousand have been recognized under the item taxes from previous periods for anticipated payments resulting from this tax audit.

bwin 07

The differences between the income taxes calculated on the basis on the applicable tax rates and the amount presented in the income statement are explained as follows:

Differences between the income taxes calculated and amounted

EUR 000	2007	2006

Loss/profit before tax	56,290	-591,510

Third-party interests	0	-733

Subtotal	56,290	-592,243

Calculated tax income/expense (25%)	-14,073	148,061

Change in tax due to different tax rate	2,792	124,900

Deferred tax assets not recognized	12,631	-121,800

Impairment of goodwill	-354	-104,279

Change in taxation rate	-5,302	7,541

Share-based payments	-2,344	-404

Non-deductible interest expenses	0	-769

Adjustments to income taxes prior period income taxes	-320	-29

Other	1,038	-577

Tax expense/income recognized	-5,932	52,644

In total, loss carry-forwards amount to EUR 121,340 thousand. No deferred tax assets for these carry-forwards were recognized. Of these total tax losses, EUR 112,778 thousand can be carried forward indefinitely, and EUR 8,562 thousand expire between 2012 and 2022. Deferred tax assets amounting to EUR 12,631 thousand (prior year: EUR 121,800 thousand) related to loss carry-forwards and future temporary deductible differences were not recognized.

No deferred taxes were recognized for investments reported at equity. Overall there are temporary differences in the amount of EUR 787 thousand (prior year: EUR 1,857 thousand) that would result in deferred tax assets amounting to EUR 197 thousand (prior year: EUR 464 thousand).

(6) Inventories
The item inventories relates entirely to merchandise. Write-downs due to decreased net sales prices were not necessary. The total cost of goods sold in the financial year was EUR 31 thousand (prior year: EUR 0 thousand).

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

(7) Receivables, Other Assets And Prepaid Expenses

Receivables, Other Assets And Prepaid Expenses

EUR 000	31 Dec. 2007	31 Dec. 2006

Balances on clearing accounts	24,120	25,116

Receivables from associated companies	8,237	13,110

Receivables from marketing of German Soccer League rights	4,159	4,358

Trade accounts receivable	7,016	3,275

Interest and earnings in funds of funds	524	512

Security deposits	419	228

Other	6,790	4,634

Other financial assets	51,265	51,233

Balances on tax authorities’ accounts	5,463	1,642

Prepaid expenses	9,115	6,982

Other assets	14,578	8,624

Total	65,843	59,857

The interest and earnings from funds of funds are explained in more detail in note (8). The item “balances on clearing accounts” relates mainly to the handling of Internet payments by clearing houses.

The item prepaid expenses relates mainly to prepaid advertising services.

(8) Marketable securities
The securities reported include securities from a fund of funds with a book value of EUR 18,867 thousand (previous year: EUR 18,330 thousand). This fund qualifies for a special purpose entity (SPE) and is included in the consolidated financial statements. The assets in this fund of funds (shares, cash, and accrued interest as shown in the statements of account) are all valued individually. These items are reported in accordance with SIC 12, with the securities (shares in investment funds) recorded under short-term securities, cash under cash and cash equivalents, and accrued interest and profit shares under other receivables.

(9) Cash and cash equivalents

Cash and cash equivalents

EUR 000	31 Dec. 2007	31 Dec. 2006

Cash in Banks	81,574	31,694

Cash in funds of funds	6	0

Cash on hand	33	25

Total	81,613	31,719

bwin 07

The item cash in funds of funds is explained in Note (8). EUR 1,079 thousand (previous year: EUR 1,079 thousand) of total cash in banks was held as a guarantee for credit card transactions. Additionally, an amount of EUR 8,000 thousand related to a marketing agreement was transferred to a blocked account. In March 2008, another amount of EUR 7,000 thousand was transferred to this account. Therefore, the total in this account amounts to EUR 15,000 thousand.

(10) Shareholders’ equity
The share capital reported is the nominal capital of bwin AG in the amount of EUR 32,685 thousand (prior year: EUR 32,603 thousand). It is divided into 32,684,778 no-par shares (prior year: 32,603,048 shares). The capital increases effected in 2007 amounting to EUR 81.7 thousand exclusively relate to the exercise of options from conditional capital.

Capital reserves include premiums as well as the fair value of rights acquired against share-based-payments as well as stock options granted and exercised as a result of acquisitions or under the Employee Stock Option Plan (ESOP).

The minority interests relate to BWIN Mexico S.A. de C.V. which are reported with a value of EUR 0 thousand as of 31 December 2007 following a loss allocation.

(11) Employees benefit obligations
In line with current developments, calculations of the obligation were based on a retirement age of 62 years (previous year: 62) for female and 62 years (previous year: 62) for male employees, unless agreed otherwise in individual employment contracts. The discount rate applied in calculating this provision was 5.5% (previous year: 4.25%), and the annual rate of salary increase used was 4% (previous year: 4%).

The following table provides a reconciliation of the changes in severance benefit obligations for the years ended 31 December, 2007 and 2006:

Employees benefit obligations

EUR 000	2007	2006

Defined benefit obligation (DBO) as at 1 Jan.	329	216

Service cost	63	53

Interest cost	17	10

Benefits paid	-59	0

Actuarial losses/gains	-65	50

Defined benefit obligation (DBO) as at 31 Dec.	285	329

The provision for severance payments relates only to Austrian employees.

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

(12) Other provisions
As in 2006, all other provisions are classified as current as of 31 December, 2007.
The following is a reconciliation of other provisions for the year ended 31 December, 2007:

Other provisions

EUR 000	Balance as of 1 Jan. 2007	Use	Reversal	Additions	Balance as of 31 Dec. 2007

Taxes	25	-25	0	2,834	2,834

Accrued outstanding vacation	2,963	-486	0	644	3,121

Legal, audit and consulting fees	936	-468	-18	2,009	2,459

Marketing	3,890	-3,728	-162	5,395	5,395

Bonuses and other staff related costs	822	-699	-122	1,560	1,561

Other	2,895	-2,772	-73	4,073	4,123

Total	11,531	-8,179	-375	16,515	19,493

Reversals of provisions are shown under other operating income except provisions for taxes or employees, which are shown under the item where they were originally recorded.

The additions to provisions for legal, audit and consulting fees relate mainly to provisions for legal services in connection with administrative and legal proceedings.

All provisions relate to items where payment is expected the following year. The other provisions consist mainly of credit card chargebacks and commission fees.

(13) Short-term liabilities and deferred income

Short-term liabilities and deferred income

EUR	31 Dec. 2007	31 Dec. 2006

Trade accounts payable	35,095	21,913

Bettors’ clearing account	62,075	43,119

Liabilities resulting from marketing rights	20,379	17,571

Payment processing clearing account	3,467	2,848

Other payroll related liabilities	149	106

Other	62	2,973

Financial liabilities	121,227	88,530

Social security related liabilities	1,079	1,700

Tax liabilities	638	557

Deferred income	4,621	5,802

Other Liabilities	6,339	8,059

Total	127,565	96,589

bwin 07

Deferred income relates to betting stakes in the amount of EUR 2,337 thousand (previous year: EUR 1,830 thousand) already charged to the gamblers’ accounts before the reporting date (pending bets) and where the related sporting events did not take place until after the reporting date (for the most part in January 2008). EUR 1,918 thousand (previous year: EUR 3,757 thousand) related to prepayments by German Soccer League sublicensees.

(14) Long-term liabilities

Long-term liabilities

EUR 000	31 Dec. 2007	31 Dec. 2006

Liabilities resulting from marketing rights	11,049	31,428

Contingent purchase price liability from the acquisition of the Ongame Group	2,857	74,047

Total	13,906	105,475

See “Aquisitions” for detailed information on the contingent purchase price liability arising from the acquisition of the Ongame Group. The purchase price liability reported as of 31 December 2007 relates to those former owners of the Ongame Group who did not waive payment.

(15) Net gaming revenues and segment reporting
The Group operates in the segments of sports betting, casinos, poker and games. In the sports betting segment, the Company offers not only conventional sports betting, but also Live Betting, where the bwin Group plays a leading role internationally. The casino segment comprises games like roulette and blackjack. In the poker segment, the Company offers a multiplayer poker application in the field of B2C and B2B, and the games segment consists of virtual games to round off the product range. In addition to these business areas, the bwin Group added to its marketing portfolio by acquiring the international rights to market the games of the first and second divisions of the German Soccer League in 2006. Since this is not part of the core business, it is reported as a separate segment. The reporting below is by segments and geographically (by continent).

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

a) By operating segments:

2007

EUR 000	Sports Betting	Casino	Poker	Games	German Soccer League	Total

Betting revenues	2,227,190	0	0	0	0	2,227,190

Customer winnings	-2,032,889	0	0	0	0	-2,032,889

Segment gross gaming revenues	194,301	61,237	82,506	15,483	0	353,527

Sales commissions	-37,484	0	0	0	0	-37,484

Customer bonuses (incl. loyalty programs)	-16,962	-642	-7,847	-230	0	-25,681

Other revenue reductions	-3,962	-4,878	-2	-1,290	0	-10,132

Segment net gaming revenues	135,893	55,717	74,657	13,963	0	280,230

Other operating revenues	17,282	2,151	3,697	507	28,790	52,427

Capitalized cost	2,752	805	474	219	0	4,250

Segment revenues	155,927	58,673	78,828	14,689	28,790	336,907

Materials/expenses for services rendered	-16,199	-3,960	-7,371	-947	0	-28,477

Personnel expenses	-39,133	-11,309	-24,432	-2,617	0	-77,491

Marketing expenses	-56,115	-17,399	-20,487	-4,472	0	-98,473

Other operating expenses	-40,142	-13,284	-24,888	-3,173	-9,379	-90,866

Segment expenses	-151,589	-45,952	-77,178	-11,209	-9,379	-295,307

Segment EBITDA	4,338	12,721	1,650	3,480	19,411	41,600

Deprecation and amortization	-12,728	-4,456	-11,227	-990	-19,349	-48,750

Impairments	-1,570	-1,553	-6,0150	0	0	-9,138

Revaluation	0	15,748	52,314	0	0	68,062

Segment EBIT	-9,960	22,460	36,722	2,490	62	51,774

Other significant non-cash expenses	-20,131	-5,383	-4,906	-1,421	-1,268	-33,109

Result from associated companies	1,337					1,337

Segment assets	123,496	39,646	87,669	9,121	33,183	293,115

Segment liabilities	51,559	18,043	50,725	3,804	31,428	155,559

Segment capital expenditure	11,778	3,974	8,107	932	0	24,791

Carrying value of associated companies valued at-equity	1,543					1,543

Due to the definitions of IAS 14, assets and liabilities amounting to EUR 6,796 thousand and EUR 13,228 thousand, respectively were not allocated to any of the segments in 2007. Other significant non-cash expenses relate to share-based payments and additions to accruals and provisions.

Due to the definitions of IAS 14, assets and liabilities in the amount of EUR 6,212 thousand and EUR 76,901 thousand, respectively were not allocated to any of the segments in 2006.

bwin 07

2006

EUR 000	Sports Betting	Casino	Poker	Games	German Soccer League	Total

Betting revenues	1,992,298	0	0	0	0	1,992,298

Customer winnings	-1,817,680	0	0	0	0	-1,817,680

Segment gross gaming revenues	174,618	78,933	114,740	13,533	0	381,824

Sales commissions	-44,049	0	0	0	0	-44,049

Customer bonuses (incl. loyalty programs)	-17,429	-370	-17,075	-245	0	-35,119

Other revenue reductions	-2,049	-5,129	-1,715	-1,391	0	-10,284

Segment net gaming revenues	111,091	73,434	95,950	11,897	0	292,372

Other operating revenues	11,671	2,006	2,312	393	8,802	25,184

Capitalized cost	1,210	845	1,863	94	0	4,012

Segment revenues	123,972	76,285	100,125	12,384	8,802	321,568

Materials/expenses for services rendered	-12,721	-4,278	-6,210	-734	0	-23,943
Personnel expenses	-20,206	-10,139	-20,960	-1,233	0	-52,538

Marketing expenses	-90,616	-34,300	-35,801	-7,023	0	-167,740

Other operating expenses	-25,372	-17,803	-39,243	-1,966	-1,356	-85,740

Segment expenses	-148,915	-66,520	-102,214	-10,956	-1,356	-329,961

Segment EBITDA	-24,943	9,765	-2,089	1,428	7,446	-8,393

Deprecation and amortization	-9,077	-11,479	-32,252	-703	-9,675	-63,186

Revaluation	-1,033	-119,496	-396,033	-80	0	-516,642

Segment EBIT	-35,053	-121,210	-430,374	645	-2,229	-588,221

Other significant non-cash expenses	-6,263	-2,507	-3,196	-466	-8	-12,440

Result from associated companies	-188	0	0	0	0	-188

Segment assets	81,189	36,585	95,671	5,164	52,731	271,340

Segment liabilities	40,751	18,397	28,780	2,926	48,998	139,852

Segment capital expenditure	10,209	140,212	490,940	711	58,048	700,120

Carrying value of associated companies valued at-equity	444					444

Other significant non-cash expenses relate to expenses for share-based transactions and additions to accruals and provisions.

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

b) By geographic regions
Geographical segmentation is based on players’ origination and the geographical distribution of German Soccer League sublicensing revenues.

2007

EUR 000	Europe	America	Asia	Rest of world	Group total

Segment net gaming revenues	266,195	10,172	810	3,053	280,230

Revenues from sublicensing of German Soccer League marketing rights	18,050	1,775	8,786	179	28,790

Other operating revenues and other capitalized costs	18,748	6,202	605	2,332	27,887

Segment revenues	302,993	18,149	10,201	5,564	336,907

Segment assets	273,217	14,050	1,217	4,631	293,115

Segment capital expenditure	23,021	1,247	109	414	24,791

Depreciation and amortization	-39,148	-6,562	-627	-2,413	-48,750

Impairments	-1,570	-7,568	—	—	-9,138

Revaluation	—	68,062	—	—	68,062

2006

EUR 000	Europe	America	Asia	Rest of world	Group total

Segment net gaming revenues	215,396	75,654	895	427	292,372

Revenues from sublicensing of German Soccer League marketing rights	5,318	420	3,012	52	8,802

Other operating revenues and other capitalized costs	17,063	3,271	40	20	20,394

Segment revenues	237,777	79,345	3,947	499	321,568

Segment assets	220,764	47,656	2,028	892	271,340

Segment capital expenditure	137,115	559,500	2,453	1,052	700,120

Depreciation and amortization	-32,230	-30,469	-339	-148	-63,186

Impairments	-14,822	-501,110	-499	-211	-516,642

bwin 07

(16) Other operating income

Other operating income

EUR 000	2007	2006

Income from the reversal of provisions	375	130

Revenues from sublicensing of German soccer league marketing rights	28,790	8,802

Income from consulting services	10,627	6,391

Income from the charging of duties	6,507	5,062

Foreign currency exchange gains	3,098	2,979

Other	3,030	1,820

Total	52,426	25,184

(17) Capitalized costs
Capitalized costs include production costs for internally developed intangible assets.

(18) Expenses for services received

Expenses for services received

EUR 000	2007	2006

Consulting services	16,711	14,277

Internet data line, internet charges	5,709	4,698

Calculation of betting odds	3,874	2,841

Information services	1,499	1,277

Other	683	850

Total	28,477	23,943

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

(19) Personnel expenses

Personnel expenses

EUR 000	2007	2006

Salaries	46,405	38,296

Expenses for statutory social security and payroll-related taxes and contributions	11,355	10,188

Share-based payments	16,889	1,615

Expenses for severance payments and contributions to severance payment funds	1,603	1,264

Other social benefits	1,238	1,175

Total	77,491	52,538

The Company paid EUR 310 thousand (previous year: EUR 194 thousand) to the severance payment fund (VBV-Mitarbeitervorsorgekasse AG) in the financial year.

The number of employees is shown below:

Number of employees

	Reporting Date		Average

	31 Dec. 2007	31 Dec. 2006	2007	2006

Employees	1,081	832	981	614

Freelance Workers	63	71	68	74

Total	1,144	903	1,049	688

(20) Marketing expenses

Marketing expenses

EUR 000	2007	2006

Offline advertising	28,489	83,186

Sponsoring	37,702	39,748

Online advertising	26,371	39,683

Other	5,912	5,123

Total	98,473	167,740

bwin 07

(21) Other operating expenses

Other operating expenses

EUR 000	2007	2006

Bank charges	22,857	30,977

Legal, audit and consulting fees	27,616	17,790

Travel and news expenses	6,539	6,405

Office expenses and personnel services	2,347	6,312

Exchange rate losses	2,587	5,625

Rental and leasing expenses	7,323	4,609

Expenses attributable to office operations incl. software maintenance	4,357	3,391

Licence fees	1,650	1,387

Investor relations	165	730

Bad debt expenses	304	675

Non-income taxes	434	629

Other	14,688	7,210

Total	90,866	85,740

(22) Depreciation, amortization, impairments and revaluations
The amounts of depreciation/amortization, impairments and revaluations were as follows:

Depreciation, amortization, impairments and revaluations

EUR 000	2007	2006

Depreciation and amortization of
Software	8,656	8,071

Licenses	217	247

Customer bases	10,984	39,302

Marketing rights	19,349	9,675

Tangible assets	9,544	5,891

	48,750	63,186

Impairment charges for
Software	0	1,806

Brand names	1,568	31,300

Operating and office equipment	620	58

Customer bases	4,114	111,055

Goodwill	2,836	372,423

	9,138	516,642

Revaluation of goodwill (from the reduction in the contingent purchase price liability)	-68,062	0

Total	-10,174	579,828

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

In 2007 and 2006, bwin carried out a valuation of all cash generating units (CGUs) of the subgroup bwin Games AB because intangible assets with an indefinite useful life had been allocated to these CGUs. The impairment test was carried out on the reporting date based on the five-year medium-term business plan for the subgroup. This business plan was based on past experience and management’s best possible estimates of future developments. For the purpose of impairment testing, bwin determined the recoverable amounts of the CGUs by estimating future cash flows over the planning period (detailed planning phase) and in a simplified form beyond this period (on the basis of their residual value). In determining this residual value, a constant growth rate of 2.0% (previous year: 2.0%) was estimated for subsequent years.

The value in use of the CGUs was determined using the discounted cash flow method with a discount rate after tax of 15.45% (prior year: 14.88%). The impairment recognized was determined by comparing the value in use to the carrying values of the intangible and tangible assets attributable to the CGUs. The CGUs of the subgroup are defined by the latter’s business areas (poker and casinos) and differentiated by the geographical regions as disclosed in the segment reporting.

In 2006, an impairment charge of EUR 516,642 thousand resulting from the impairment test was recorded. Of the total charge, EUR 278,925 thousand related to goodwill of the CGU Poker/America and EUR 79,028 thousand related to goodwill of the CGU Casino/America. Furthermore, an impairment charge amounting to EUR 24,336 thousand related to brandname CGU Poker/America and EUR 6,964 thousand related to brandname CGU Casino/America.

Additionally, an impairment charge of EUR 1,586 thousand related to the costumer base of the Turkish market was recognized in 2006. The impairment resulted from the Company’s decision to suspend its online-gaming activities on the Turkish market due to legal changes in Turkey.

In 2007, the Company recorded a reversal of impairment amounting to EUR 68,062 thousand resulting from the reduction in the contingent purchase price liability (see “Acquisitions”).

Furthermore, an impairment charge of EUR 7,568 thousand resulting from the impairment test was recorded in 2007. Of the total charge, EUR 6,015 thousand related to the CGU Poker/ Canada (thereof EUR 1,266 thousand related to goodwill and EUR 1,174 thousand related to brand names) and EUR 1,553 thousand related to the CGU Casino/Canada (thereof EUR 0 thousand related to goodwill and EUR 394 thousand related to brand names). The remaining impairment charge relates to the impairment of goodwill resulting from the acquisition of DoubleM Media GmbH.

bwin 07

(23) Financial result

Financial result

EUR 000	2007	2006

Earnings from

Interest and related income	1,312	1,089

Interests from financial investments	319	182

Disposal of securities	47	0

Reversal of interest regarding the contingent purchase price liability*	6,409	0

Recognition of negative goodwill resulting from initial consolidation	216	0

Fair value changes of marketable securities	0	87

Financial income	8,304	1,359

Expenses on

Write down of other loans	0	-300

Write-downs of current marketable securities	-4	0

Interest and other expenses**	-1,526	-1,084

Interest on the contingent purchase price liability	-3,594	-3,076

Financial expenses	-5,124	-4,460

Financial result	3,180	-3,101

*	See “Acquisitions” for information on interest income from the reduction in the contingent purchase price liability in 2007 arising from the acquisition of the Ongame Group.
**	Mainly arithmetical interest expense from liabilities from marketing rights.

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

The financial results include the following items:

2007

	Net gains/losses

EUR 000	Impairments	Other*	Interest income	Interest expense	Other	Total

From cash and cash equivalents	0	0	1,250	0	0	1,250

From assets at fair value	0	0	0	0	0	0

From loans and receivables	0	0	62	0	0	62

From securities available for sale	-4	47	319	0	0	362

From investments held to maturity	0	0	0	0	0	0

From liabilities at amortized cost	0	0	0	-5,120	0	-5,120

Other	0	0	6,409	0	216	6,625

Total	-4	47	8,040	-5,120	216

Financial result						3,180

* Other net gains/losses comprise in particular gains/losses from fair value adjustments and from disposal.

2006

	Net gains/losses

EUR 000	Impairments	Other*	Interest income	Interest expense	Other	Total

From cash and cash equivalents	0	0	1,260	0	0	1,260

From assets at fair value	0	87	0	0	0	87

From loans and receivables	-300	0	12	0	0	-288

From securities available for sale	0	0	0	0	0	0

From investments held to maturity	0	0	0	0	0	0

From liabilities at amortized cost	0	0	0	-4,160	0	-4,160

Other	0	0	0	0	0	0

Total	-300	87	1,272	-4,160	0

Financial result						-3,101

* Other net gains/losses comprise in particular gains/losses from fair value adjustments and from disposal.

(24) Third-party interests
In the course of some acquisitions carried out in 2003, the Company agreed that the former owners will continue to have a share in the results of future periods (until November 2006).

bwin 07

(25) Earnings per share (basic and diluted)
Basic earnings per share are calculated on the basis of the weighted average of the ordinary shares outstanding during the financial year. For the purpose of calculating diluted earnings per share, the weighted average is adjusted for potentially dilutive shares.

The following table shows the development of the number of ordinary shares outstanding:

Development of ordinary shares

Units

Capital outstanding as of 31 Dec. 2005	24,808,350

Capital increase 2 March, 2006	2,830,000

Capital increase 7 March, 2006	3,146,160

Capital increase 4 April, 2006	98,400

Capital increase 6 May, 2006	1,400,000

Capital increase 1 June, 2006	6,600

Transfer of treasury shares 31 July, 2006	66,666

Capital increase 3 Oct. 2006	4,682

Capital increase 3 Nov. 2006	10,000

Capital increase 1 Dec. 2006	11,936

Outstanding capital 31 Dec. 2006	32,382,794

Capital increase 4 May, 2007	15,043

Capital increase 30 May, 2007	56,433

Capital increase 7 Sept. 2007	3,135

Transfer of treasury shares 30 Sept. 2007	66,668

Capital increase 30 Nov. 2007	7,119

Outstanding capital 31 Dec. 2007	32,531,192

Treasury shares	153,586

Share capital reported 31 Dec. 2007	32,684,778

Share capital reported 31 Dec. 2006	32,603,048

Weighted average 2007	32,444,364

Weighted average 2006	30,554,177

Registered capital in the amount of EUR 32,603,048 was shown in the companies register on the reporting date: further capital increases were registered on 20 February 2008.

The number of potentially dilutive shares in 2007 was 899,984 (prior year: 0) due to granted options (see “Options”). Therefore, diluted earnings per share were calculated on the basis of 33,344,384 (prior year: 30,554,177) shares outstanding.

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

Notes to the cash flow statement
The cash and cash equivalents presented in the cash flow statement only include the balance-sheet item cash and cash equivalents. The cash flow statement was prepared using the indirect method and is presented in a separate statement. Note (9) contains details about the composition of the cash and cash equivalents fund. Interest payments and dividends received are allocated to operating activities.

In 2007, the reduction in the contingent purchase price liability of EUR 68,063 thousand was eliminated from the cash flow as a non-cash transaction. In 2006, eliminations related to the non-cash addition to fixed assets and respective liabilities resulting from the acquisition of the marketing rights (for the amount of the liability see (13) and (14)), and to the purchase of operating and office equipment of EUR 1,372 thousand. The repayment of the liability resulting from the acquisition of the marketing rights amounting to EUR 19,088 thousand was included in the cash flow from operating activities in 2007.

Cash flows from the acquisition of subsidiaries in 2007 include the purchase price already paid (EUR 32 thousand) less cash and cash equivalents acquired (EUR 88 thousand). bwin acquired the Ongame Group and DoubleM Media GmbH during the previous financial year. The payments for the acquisition of subsidiaries include the purchase price for Ongame (EUR 230,735 thousand), ancillary acquisition costs (EUR 2,343 thousand), the purchase price for DoubleM Media already paid (EUR 1,100 thousand) less cash and cash equivalents in the amount of EUR 28,378 thousand.

Other Information

1. Financial instruments

Fair value of financial instruments
Cash and cash equivalents, trade accounts receivable and payable, receivables and liabilities due to and due from associated companies have maturities of less than one year and therefore, their carrying amounts approximate their fair values. The fair values of securities available for sale and securities recognized at fair value through profit or loss are - with immaterial exeptions - based on the relevant stock exchange prices. The fair values of long-term financial liabilities are based on the present values of the anticipated future payments discounted at the current interest rate at which the Company estimates that comparable financial instruments could be obtained. The fair values of other non-current receivables with maturities of more than one year correspond to the present values of the payments related to the assets, taking into account the current interest rate parameters that reflect market-and partner-based changes to terms and conditions and expectations.
Investments in affiliated companies include unquoted equity instruments such investments in unconsolidated companies, and are measured at cost. These equity instruments are not recorded at fair value as a fair value cannot be reliably determined due to the absence of an active market. They are therefore carried at cost less impairments. The amount of the impairment is calculated as the difference between the book value of the financial asset and the cash value of anticipated future payment flows, discounted at the current market return on a comparable financial asset.

bwin 07

The following table shows the book values and fair values of the financial instruments by type of financial assets and financial liabilities:

Financial assets and financial liabilities

EUR 000	Book value 31 Dec. 2007	Fair value 31 Dec. 2007	Book value 31 Dec. 2006	Fair value 31 Dec. 2006

Financial assets
Cash and cash equivalents	81,613	81,613	31,719	31,719

Loans and receivables
Receivables and other financial assets	51,265	51,265	51,233	51,233

Financial assets available for sale
Recorded at cost
Investments in unconsolidated subsidiaries*	93	93	65	65

Recorded at fair value

Other investments	4,786	4,786	5,122	5,122

Current securities	27,372	27,372	23,550	23,550

Non-current securities	0	0	108	108

Total	32,251	32,251	28,845	28,845

Recognized at fair value through profit or loss	0	0	5,125	5,125

Total	165,128	165,128	116,922	116,922

Financial liabilities
Recorded at amortized cost

Current financial liabilities	121,227	121,227	88,531	88,531

Non-current liabilities	13,906	13,853	105,474	105,474

Total	135,133	135,080	194,005	194,005

*

For shares in unconsolidated affiliated companies, the fair value is not calculated due to the fact that they are insignificant and do not have quoted stock prices; the carrying amount is disclosed as fair value.

Financial risk management

Overview
bwin is exposed to credit risks, market risks (interest and foreign currency exchange rate risks) as well as liquidity risks in the management of its financial assets and liabilities.

Credit risks

Credit risks are the risks of financial losses if a customer or contracting partner fails to fulfill his or her contractual obligations. The maximum exposure to the credit risk corresponds to the carrying value of the particular items. For further credit risks from guarantees see note 4.

93
bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

Loans and receivables
The Company’s credit risk mainly relates to loans and receivables (clearing accounts of its payment service providers, receivables from the marketing of the German Soccer League rights, receivables from associated companies) and is largely defined by the individual characteristics of each customer. To control the credit risk of payment service providers, the Company only carries out business with those that have first-class ratings or are of excellent financial standing.

The creditworthiness of each new customer is analyzed individually. The risk of default in credit card payment is monitored continuously by means of credit enquiries, credit limits and routine controls. The loss of an individual customer would not have a major impact on the consolidated financial statements due to the large number of customers (low concentration of risk). Generally, the Company does not ask for securities for outstanding receivables.

The following table shows the aging of loans and receivables and recorded write-offs as of 31 December 2007 and 2006.

Aging of loans and receivables and write-offs

EUR 000	Gross 31 Dec. 2007	Bad dept allowance 31 Dec. 2007	Gross 31 Dec. 2006	Bad dept allowence 31 Dec. 2006

Not yet due	47,109	0	48,785	0

0–90 days overdue	2,321	-133	1,133	0

91–180 days overdue	1,819	-71	3,534	-2,219

181–360 days overdue	177	-23	0	0

Overdue more than one year	1,263	-1,198	0	0

Total	52,689	-1,424	53,452	-2,219

Total net		51,265		51,233

The Company analyzes its receivables individually with respect to various risks and records allowances if necessary.

Of the total amount recorded, EUR 1,154 thousand (prior year: EUR 1,154 thousand) relate to receivables from payment service providers, and EUR 270 thousand (prior year: EUR 235 thousand) to receivables from the marketing of German Soccer League rights.

For a breakdown of loans and receivables by debtors, see (7).

Financial assets and securities

In 2006, an allowance of EUR 300 thousand was recorded for one long-term, overdue receivable which was written off in 2007. There are no further overdue financial assets and securities. There are no collaterals in respect of financial assets and securities.

For a breakdown of financial assets and securities by type, see (3).

bwin 07

Market risks

Market risk is defined as the risk that changes in market prices, such as foreign exchange rates and interest rates will have an effect on the Company‘s earnings or on the value of the financial instruments held by the Company. The bwin Group‘s risk management is aimed at monitoring and controlling these risks.

Interest rate risk
Interest rates of financial assets and liabilities are as follows:

Financial assets (cash at banks and securities)

EUR 000		Carrying value 31 Dec. 2007	Carrying Value 31 Dec. 2006

Fixed rate		45,655	5,268

Variable rate		63,291	55,210

Total		108,946	60,478

Financial Liabilities

EUR 000	Interest rate	Carrying value 31 Dec. 2007	Carrying Value 31 Dec. 2006

Fixed rate
Liabilities from marketing rights	4.00%	31,428	48,998

		31,428	48,998

Variable rate
Liabilities resulting from aquisitions	6.48%	2,857	74,047

		2,857	74,047

Total		34,285	123,045

The interest-bearing liabilities relate exclusively to the fixed interest rate contingent purchase price liability resulting from the acquisition of Ongame recorded in 2006 and the present value of the liability resulting from the purchase of the rights to the German Soccer League. Insofar, the Company‘s exposure to interest risk is not significant.

Sensitivity analysis of fair value of fixed interest rate financial instruments:
Since the Company carries variable interest rate financial assets or liabilities, changes in interest rates would have an effect on the Company‘s income or loss of the year. Therefore, the Company is exposed to interest rate risk, however, this risk is classified as not significant, and therefore a sensitivity analysis is not presented.

95
bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

Sensitivity analysis of cash flows for variable interest rate financial instrument:

Since the Company carries variable interest rate financial assets or liabilities, changes in interest rates would have an effect on the Company’s income or loss of the year. Therefore, the Company is exposed to interest rate risk, however, this risk is classified as not significant, and therefore a sensitivity analysis is not presented.

Exchange rate risk
The following financial assets and liabilities were exposed to a foreign exchange rate risk:

31 December 2007

	Carrying values in EUR 000

	CHF	USD	DKK	GBP	Others	Total

Financial assets
Cash at banks	1,059	1,018	1,219	1,141	2,028	6,464

Payment service providers - clearing accounts	563	5,864	594	475	2,692	10,188

Financial liabilities
Clearing account customers	-852	-32,810	-898	-719	-4,069	-39,347

Net exposure	771	-25,928	915	898	650	-22,695

31 December 2006

	Carrying values in EUR 000

	CHF	USD	DKK	GBP	Others	Total

Financial assets
Cash at banks	471	115	393	5	12,824	13,808

Payment service providers - clearing accounts	533	496	493	406	2,298	4,226

Financial liabilities
Clearing account customers	-786	-732	-727	-600	-3,392	-6,237

Net exposure	217	-121	158	-188	11,730	11,797

bwin 07

Sensitivity analysis of the effect of foreign exchange fluctuations on the result of the year

	CHF	USD	DKK	GBP	Others	Total

10% increase in the Euro	-77	2,593	-91	-90	-65	2,269

10% decrease in the Euro	77	-2,593	91	90	65	-2,269

See section “Foreign currency translation” for average exchange rates and those effective at the reporting dates.

The exchange rate gains and losses recognized in respect of receivables and liabilities, recorded in other operating income and expense are shown in the following table:

Exchange rate gains and losses

EUR 000	2007	2006

Exchange rate gains (16)	3,098	2,979

Exchange rate losses (21)	-2,587	-5,625

Total gains/losses	511	-2,646

Liquidity risk

The liquidity risk is the risk that the Company may be unable to meet its financial obligations on the due date, or be unable to realize its investments. The purpose of the bwin Group’s risk management is to create sufficient liquidity to enable the group to meet its liabilities as they become due under both, normal and stressed conditions. The liquidity risk is assessed as low due to the fact that the Company has sufficient liquidity

Exposure to liquidity risk
The following table sets forth the maturities of financial liabilities:

31 December 2007

	Carrying value	Contractually agreed cash flow	Less than one year	One to two years	Two to five years	More than five years

Originated financial liabilities

Short-term liabilities	121,227	121,227	121,227	0	0	0

Long-term liabilities	13,906	13,906	0	13,906	0	0

Derivative financial liabilities

Forward exchange contracts	0	0	0	0	0	0

Total	135,133	135,133	121,227	13,906	0	0

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

31 December 2006

	Carrying value	Contractually agreed cash flow	Less than one year	One to two years	Two to five years	More than five years

Originated financial liabilities

Short-term liabilities	88,531	88,531	88,531	0	0	0

Long-term liabilities	105,474	105,474	0	20,379	85,096	0

Derivative financial liabilities

Forward exchange contracts	0	0	0	0	0	0

Total	194,005	194,005	88,531	20,379	85,096	0

Funding sources
In addition to other central functions, bwin also carries out a financing function for the bwin Group, though in principle the Group’s operational cash flow is an internal financing source providing sufficient liquidity to enable the Group to meet its operational payment obligations. The Austrian capital market is an external source of financing used primarily for major acquisitions, though in the past the bwin Group’s main source of financing has been equity.

2. Capital management
Management strives to balance growth and return to shareholders by primarily focusing on profitable growth and aims to maintain a strong capital base in order to retain the confidence of investors, creditors and the market and ensure the sustainable development of the Company in the future.

The Company manages its capital to ensure that entities in the group will be able to continue as a going concern while maximizing the return to stakeholders through the optimization of the entities debt and equity balances. The distribution of dividends however, is not the primary objective of the Company, but the sustained increase in the shareholder value.

Currently, the management of the Company is committed to optimizing the net working capital, which is essentially defined as liquidity (cash and cash equivalents and securities) in relation to liabilities to customers to provide the Company with liquidity to the maximum extent possible to further support the Company’s growth. In the years 2007 and 2006, this ratio was as follows:

Net working capital

EUR 000	2007	2006

Cash and cash equivalents	81,613	31,719

Securities	27,372	28,676

less liabilities to customers	-62,075	-43,119

Total	46,910	17,276

bwin 07

Neither the Company nor any subsidiary is subject to externally imposed capital requirements, except for one subsidiary, which has applied for a banking license and therefore will need to comply with minimum equity and reserve requirements in future.

3. Related party transactions
Related parties in accordance with IAS 24 are the directors of the Company, unconsolidated subsidiaries and associated companies. No significant transactions other than those reported were effected with these individuals. The Company’s Boards were made up as follows during the current year and at the time the consolidated financial statements were prepared:

Members of the Executive Board:	Manfred Bodner
Norbert Teufelberger
Marlon van der Goes
(until 10 May 2007, registered 22 June 2007)

Members of the Supervisory Board:	Hannes Androsch (Chairman)
Alexander Knotek (Deputy chairman)
Per Afrell (from 22 May 2007)
Johan Hörnell (until 21 May 2007)
Helmut Kern
Georg Riedl
Herbert Schweiger (from 22 May 2007)

The following table contains information about the members of the Executive Board:

2007

EUR 000	Manfred Bodner	Norbert Teufelberger	Marlon van der Goes*

Fixed salaries	348	348	71

Variable salaries	200	200	50

Remuneration in kind	0	0	4

Total	548	548	125

* until 10 May, 2007

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

2006

EUR 000	Manfred Bodner	Norbert Teufelberger	Marlon van der Goes

Fixed salaries	348	348	210

Variable salaries	200	200	0

Remuneration in kind	0	0	7

Total	548	548	217

The cash expense related to the remuneration of the members of the Executive Board (including variable and performance-related components) totaled EUR 1,221 thousand in the current year (prior year: EUR 1,313 thousand); for information on share based payments, see note (5). The members of the Executive Board directly or indirectly hold a total of 8% (prior year: 8%) of the parent company’s share capital. Due to existing contractual obligations, two Executive Board members were each reimbursed for the bail imposed by a court in the amount of EUR 300 thousand. Against the background of pending proceedings, the Company has recognized this amount as a receivable.

Members of the Executive and Supervisory Boards who exercised a considerable influence on the financial and business policies of the Group in the course of their activities with the bwin Group also exercised a considerable influence over the business policies of other companies. As a result of the acquisition of the Ongame Group, a member of the Supervisory Board had a claim in the amount of EUR 9,051 thousand against the Company, which was derecognized due to the subsequent reduction in the unpaid portion of the purchase price in 2007. Furthermore, the Company concluded a service agreement with a company whose managing director is a member of the Company’s Supervisory Board. Following this agreement, expenses for consulting amounting to EUR 93 thousand (prior year: EUR 0 thousand) and liabilities of EUR 9 thousand were recorded as of 31 December 2007. A provision of EUR 262 thousand (prior year: EUR 233 thousand) was made for the remuneration of Supervisory Board members. For information on share based payments, see note (5).

Services provided under the terms of a cooperation and service contract and commissions were invoiced to the associated company bwin e.K. A total of EUR 42,995 thousand was charged in 2007 (prior year: EUR 50,439 thousand) In addition, bwin e.K. charged EUR 21,768 thousand for advertising services in 2006. In return, the Company charged EUR 8,710 thousand (prior year: EUR 6,390 thousand) to bwin e.K. for expenses related to the cooperation. Receivables as of the reporting date totaled EUR 7,749 thousand (previous year: EUR 13,110 thousand). These receivables are short term and the payment terms are based on the Companies general payment conditions.

Loan receivables due from Betbull bwin ESPAÑA S.A. as of the reporting date totaled EUR 245 thousand (previous year: EUR 0 thousand).

No significant business transactions with unconsolidated subsidiaries occurred.

bwin 07

4. Other obligations and contingent liabilities
As a result of the unclear, and as yet unharmonized legal situation in Europe with respect to online gaming, there are administrative and court proceedings pending against the Company and/or its subsidiaries and licence and cooperation partners in several countries representing important markets for bwin. Apart from this, there are criminal offences and proceedings pending against bwin and its officers in some countries. The subjects of these proceedings include the legal admissibility of online gaming, the validity and scope of trading permits, and the location of sports betting premises. In each case the prosecutor’s main aim is to restrict the Group’s activities geographically.

In Germany, several states have issued prohibitive injunctions against bwin, of which the one in Baden-Württemberg is tentatively enforceable. bwin has appealed against these injunctions, and will go through all the instances of appeal if necessary.

Furthermore, four competitors filed competition lawsuits against bwin. Two of these legal proceedings (against Westdeutsche Lotterie GmbH & Co OHG and against Bremer Lotto- and Totto GmbH) were decided against bwin in the first and second instance. bwin will appeal against this judgement at the Federal Court of Justice (Bundesgerichtshof (BGH)) and will exhaust all other remedies. Until the decision of the Federal Court of Justice, the plaintiffs in these proceedings can request execution. The resulting penalty payments could have a material effect on the assets, financial position and results of operations of the Company if the case before the Federal Court of Justice is not won or a political solution cannot be found. bwin won the two other proceedings in the first instance, however, the plaintiffs have appealed against the judgements. The courts of second instance have not ruled on these appeals yet.

The auditors of bwin e.K. have audited the financial statements of the associated company as of 31 December 2007 and issued an unqualified audit opinion as of 12 March 2008, with an explanatory paragraph. This paragraph states that if bwin e.K.’s trade license is invalid (extensive ban on its activities by the courts and authorities in the future) and/or restrictions and/or ban on online betting services offered by private sports betting providers are in place (provided that they conform with the rules of the European Union) and/or racing and lottery taxes are levied by the fiscal authorities and/or if the company’s VAT refund receivable in the amount of EUR 10,960 thousand as well as the conditionally paid out refund of EUR 7,921 thousand are denied, bwin e.K.’s ability to continue as a going concern would be threatened.

The outcome of the proceedings in Germany is of considerable economic significance to bwin with a view to safeguarding its operations in this market, and due to its financial involvement in the associated company bwin e.K.

Particularly in the light of the latest rulings by the European Court of Justice, the management of the Company assumes that these proceedings will have a positive outcome. Nevertheless, the negative outcome of individual cases could have significant effects on the assets, financial situation and results of operation of the bwin Group.

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

Following the passing of the US Unlawful Internet Gambling Enforcement Act in 2006, the bwin Group decided to cease its real-money operations on the American market. The new legislation does not offer any information on the treatment of the poker and casino games previously offered by the Group, and it is impossible to exclude the possibility of liabilities arising in this respect. However, the Company considers the likelihood to be remote.

With respect to the contingent purchase price liability, which was newly agreed with the sellers of the shares in the Ongame group, the Company evaluates on a regular basis, whether bwin will be able to reenter the US-market. As of the reporting date, it was not probable that this liability would become due.

Guarantees
As of the reporting date, the Company was liable for liabilities of business partners in the amount of EUR 7,791 thousand (previous year: EUR 8,680 thousand). bwin AG also made financial commitments up to a maximum amount of EUR 6,500 thousand (previous year: EUR 6,500 thousand) that may become due under various conditions (including risks entailed in market expansion).

bwin released the former owners of bwin Games AB from any possible liability to third parties and litigations with third parties resulting from the above mentioned agreement dated 8 November 2007 (EUR 1,398 thousand).

Other obligations
In the course of the formation of BETBULL BWIN ESPAÑA, S.A., bwin agreed to issue convertible bonds amounting to EUR 2,500 thousand subject to the condition precedent that a licence for the region Madrid is issued. Under the convertible bonds, bwin has the right to shares in Betbull Plc. instead of payment. Additionally, bwin is obligated to a cash contribution into BETBULL BWIN ESPAÑA, S.A. amounting to EUR 3,750 thousand in case the license is issued. As of the reporting date, the condition precedent has not been fulfilled.

Future payments due under existing rental and leasing agreements amount to EUR 50,393 thousand (prior year: EUR 36,259 thousand). Of these, EUR 10,078 thousand (prior year: EUR 6,043 thousand) are due within one year and EUR 40,314 thousand (prior year: EUR 30,216 thousand) within the next five years. The total amount of these liabilities cannot be estimated due to the indefinite duration of the agreements.

The Company is subject to significant future financial obligations resulting from existing marketing agreements. These agreements include not only fixed but significant variable components.

The Company is subject to financial obligations amounting to EUR 72 thousand (2006: EUR 72 thousand) arising from capital contributions for companies founded, which have not been transferred yet and guarantees related to the disposal of the business of DoubleM Media GmbH.

For information on developments after the balance sheet date see section 8 “Significant events after the balance sheet date”.

bwin 07

5. Options

Employee Stock Option Plan (ESOP)
An employee stock option plan was introduced in February 2000 in the lead-up to the Company’s initial public offering.

The purpose of the ESOP is to issue options for the purchase of bwin AG shares by members of the Executive Board and entitled employees. The Annual General Meeting of 14 May 2004 increased the maximum number of options from 2,000,000 to 3,000,000. The Annual General Meeting of 17 May 2006 increased this number by a further 1,500,000 shares to the present total of 4,500,000 shares. 1,200,000 of these shares are reserved for members of the Executive Board. The options granted under the ESOP are not transferable. The ESOP specifies details of the maturity, expiry, exercise price and exercise period of these options. In view of the fact that Marlon van der Goes left the Executive Board of the Company effective 10 May 2007, the changes in a total of 60,000 options granted to him are no longer reported separately, but are shown under the item “of which to senior executives and employees”.

All options granted have a maturity of ten years starting from the date of the resolution on the granting of such options.

The exercise price of these options is equivalent to the market value of the shares when the options were granted by the Supervisory Board committee (in the case of Executive Board members) or the Executive Board. One third of the ESOP options may be exercised immediately on being granted, a further third after a period of one year, and the remaining third after two years. A revised version of the ESOP regulations published during the financial year 2005 extended the exercise periods with a view to keeping staff with the Company for longer. Under the new exercise provisions, one fifth of the options granted may be exercised after a period of one year.

Performance-based options for Executive Board (apart from ESOP)
During the financial year 2003, members of the Executive Board of bwin AG were granted a total of 1,600,000 performance-related options. In 2004, a total of 100,000 of performance-based options were granted to Marlon van der Goes, the new member of the Executive Board at that time. Due to the achievement of the performance parameters for the financial years 2003, 2004 and 2005, a total of 1,668,000 of these options became exercisable with the approval of the respective financial statements. The performance-based options are serviced from the Company’s authorized capital. The options have a term of ten years from the time the exercise conditions for the relevant financial year are met. These options can be transferred to heirs.

On 31 March 2007, a total of 1,228,436 performance-based options were granted to members of the Executive Board of the Company. The exercise price and vesting conditions are linked to the development of the stock exchange price. Subject to the vesting conditions being met (essentially a 26% annual increase in the share price in the first, second, and third year after the grant), one third of the options will vest in each of the years 2008, 2009 and 2010. Additionally, the options also vest if an annual average increase in the share price of 26% over a period of several years is achieved. The exercise price of each of the tranches will be based on the 90-day average price prior to 31 March of the previous year.

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

Also in the financial year 2007, a total of 320,000 performance-based options were issued to members of the Supervisory Board of the Company in accordance with the resolution of the Annual General Meeting on 22 May 2007. Subject to the vesting conditions being met (essentially a 26% annual increase in the share price in the first, second, and third year after the grant), one third of these options will also vest in each of the years 2008, 2009 and 2010. Additionally, the options also vest if an annual average increase in the share price of 26% over a period of several years is achieved. The exercise price of the each of the individual tranches will be based on the 90-day average price prior to 22 May of the previous year.

A probability of occurrence for market conditions of 80% was used for recording the performance options granted in 2007.

Options granted to third parties
The options issued to third parties are attributable to acquisitions in the years 2001 (100% of the shares of Sportwetten Piribauer GmbH) and 2003 (100% of the shares of Playit.com Ltd.). A total of 190,000 of these options were exercised due to the achievement of the success parameters up to the financial year 2006, whilst the remainder of the options issued have expired.

In 2007, an option agreement regulating the granting of 80,000 performance-based options was concluded with Thomas Talos, the Company’s legal representative of many years. These options are linked to the same conditions as the first two tranches of options issued to the Executive Board of the Company. Provided the specified conditions are met, they will vest in the years 2008 and 2009, respectively. The exercise price of the each of the individual tranches will be based on the 90-day average price prior to 31 March of the previous year. The Company expects to adjust the vesting conditions of these options to those granted to the members of the Executive Board.A probability of occurrence for market conditions of 80% was used for recording the options granted.

Measurement in accordance with IFRS 2
The non-cash expense incurred as a result of granting these options was measured and recognized on the date of issue in accordance with the provisions of IFRS 2.

Measurement in accordance with IFRS 2

	2007	2006

Exercise price	EUR 9.095 - 67.9	EUR 9.095 - 67.9

Volatility*	38.86% - 135.69%	38.86% - 135.69%

Periods to exercise date	1.25 - 6.25 years	1.25 - 6.25 years

Dividend yields	0%	0%

Interest rate	3,5% - 4.5%	3.5% - 4.0%

*	The volatility is calculated on the basis of the stock exchange performance over a period of 400 days prior to the date of issue of the options.

bwin 07

Overall development of options
The following table shows the development of outstanding (issued) options:

Outstanding (issued) options

	Total		of which relevant to IFRS 2

	2007	2006	2007	2006
	units	units	units	units

Options outstanding as of 1 Jan.	1,219,140	2,584,058	1,046,195	757,299

Options issued	2,731,936	418,250	2,731,936	418,250

Options exercised	81,730	1,531,618	79,096	76,138

Options forfeited	165,347	251,550	133,347	53,216

Options outstanding as of 31 Dec.	3,703,999	1,219,140	3,565,688	1,046,195

The status of the options as of 31 December 2007 was as follows:

Performance-related options granted under ESOP

	Options exercised (total)	Options available (not exercised)	Options outstanding	Of which exerciseable as of reporting date	Exercise price of options outstanding EUR	Market value of options out- standing as of reporting date EUR	Expense to be recorded EUR

of which to members of the Executive Board:
Manfred Bodner	500,000		0	0	0	0	0

Norbert Teufelberger	500,000		0	0	0	0	0

	1,000,000	140,000	0	0		0	0

of which to senior executives and employees	632,691		1,150,962	315,429	1.5 - 62.49	20,260,666	3,981,164

of which to employees of subsidiaries	282,917		861,933	126,926	1.5 - 67.92	14,577,391	2,658,462

of which to employees who have resigned	261,010		4,668	4,668	1.5 - 60.88	73,691	159,776

	1,176,618	165,819	2,017,563	447,023		34,911,748	6,799,402

Total ESOP	2,176,618	305,819	2,017,563	447,023		34,911,748	6,799,402

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

Performance-based options granted to the Executive and Supervisory Board members (apart from ESOP)

	Options exercised (total)	Options available (not exercised)	Options outstanding	Of which exerciseable as of reporting date	Exercise price of options outstanding EUR		Market value of options out- standing as of reporting date EUR	Expense to be recorded EUR

Manfred Bodner	800,000		614,218	0	21.19 - 33.64	*	9,917,475	5,044,941

Norbert Teufelberger	800,000		614,218	0	21.19 - 33.64	*	9,917,475	5,044,941

Hannes Androsch	0		100,000	0	27.28 - 43.31	*	1,463,096	547,834

Alexander Knotek	0		60,000	0	27.28 - 43.31	*	877,858	328,700

Per Afrell	0		40,000	0	27.28 - 43.31	*	585,238	219,134

Helmut Kern	0		40,000	0	27.28 - 43.31	*	585,238	219,134

Herbert Schweiger	0		40,000	0	27.28 - 43.31	*	585,238	219,134

Georg Riedl	0		40,000	0	27.28 - 43.31	*	585,238	219,134

Former members	10,000		58,000	58,000	6.53		462,638	0

	1,610,000	0	1,606,436	58,000			24,979,497	11,842,952

*	In the case of exercise prices linked to future stock exchange price performance. it is assumed that the performance will be in accordance with the specified conditions.

Options granted to third parties

	Options exercised (total)	Options available (not exercised)	Options outstanding	Of which exerciseable as of reporting date	Exercise price of options outstanding EUR		Market value of options out- standing as of reporting date EUR	Expense to be recorded EUR

of which for acquisitions	190,000

of which for services rendered	31,000		80,000	0	21.19 - 26.7	*	1,121,861	784,054

Total options granted to third parties	221,000	0	80,000	0			1,121,861	784,054

Total options outstanding	4,007,618	305,819	3,703,999	505,023			61,013,105	19,426,408

*	In the case of exercise prices linked to future stock exchange price performance, it is assumed that the performance will be in accordance with the specified conditions.

bwin 07

The status of the options as of 31 December 2006 (adjusted) was as follows:

Options granted under ESOP

	Options exercised (total)	Options available (not exercised)	Options outstanding	Of which exerciseable as of reporting date	Exercise price of options outstanding EUR	Market value of options out- standing as of reporting date EUR	Expense to be recorded EUR

of which to members of the Executive Board:
Manfred Bodner	500,000		0	0	0	0	0

Norbert Teufelberger	500,000		0	0	0	0	0

Marlon van der Goes	13,731		46,269	46,269	9.095	495,888	24,233

	1,013,731	140,000	46,269	46,269		495,888	24,233

of which to senior executives and employees	601,824		487,377	222,136	1.5 - 62.49	4,414,454	849,631

of which to employees of subsidiaries	246,826		570,324	56,127	1.5 - 67.92	4,940,629	697,129

of which to employees who have resigned	232,507		25,170	25,170	1.5 - 60,88	240,083	43,974

	1,081,157	1,135,972	1,082,871	303,433		9,595,166	1,590,734

Total ESOP	2,094,888	1,275,972	1,129,140	349,702		10,091,054	1,614,966

Performance-based options granted to the Executive and Supervisory Board members (apart from ESOP)

	Options exercised (total)	Options available (not exercised)	Options outstanding	Of which exerciseable as of reporting date	Exercise price of options outstanding EUR	Market value of options out- standing as of reporting date EUR	Expense to be recorded EUR

Manfred Bodner	800,000			0	0

Norbert Teufelberger	800,000			0	0

Marlon van der Goes	10,000		90,000	58,000	6.53	740,874

	1,610,000	0	90,000	58,000		740,874	0

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

Options granted to third parties

	Options exercised (total)	Options available (not exercised)	Options outstanding	Of which exerciseable as of reporting date	Exercise price of options outstanding EUR	Market value of options out- standing as of reporting date EUR	Expense to be recorded EUR

of which for acquisitions	190,000	0	0	0	0	0	0

of which for services rendered	31,000	0	0	0	0	0	0

Total options granted to third parties	221,000	0	0	0	0	0	0

Total options outstanding	3,925,888	1,275,972	1,219,140	407,702		10,831,928	1,614,966

The remaining terms of all options presented are between three and ten years.
Developments in 2007:

ESOP options granted

	Exercise price EUR	Value of options exercised EUR	Options issued	Options exercised

of which to members of the Executive Board:
Manfred Bodner	0	0	0	0

Norbert Teufelberger	0	0	0	0

of which to senior executives and employees	1.65 - 15.17	475,421	695,000	22,468

of which to employees of subsidiaries	9.1- 15.17	632,613	364,500	36,091

of which to employees who have resigned	1.5 - 14.15	292,493	44,000	23,171

		1,400,527	1,103,500	81,730

bwin 07

Performance-based options granted to the Executive and Supervisory Board members (apart from ESOP)

	Exercise price EUR	Value of options exercised EUR	Options issued	Options exercised

Manfred Bodner		0	614,218	0

Norbert Teufelberger		0	614,218	0

Hannes Androsch		0	100,000	0

Alexander Knotek		0	60,000	0

Per Afrell		0	40,000	0

Helmut Kern		0	40,000	0

Herbert Schweiger		0	40,000	0

Georg Riedl		0	40,000	0

Former members		0	0	0

		0	1,548,436	0

Options granted to third parties
of which for acquisitions		0	0	0

of which for services rendered		0	80,000	0

Total options granted to third parties		0	80,000	0

		1,400,527	2,731,936	81,730

Developments in 2006 (adjusted):

ESOP options granted

	Exercise price EUR	Value of options exercised EUR	Options issued	Options exercised

of which to members of the Executive Board:

Manfred Bodner	0	0	0	0

Norbert Teufelberger	0	0	0	0

Marlon van der Goes	9.095	277,140	0	3,731

		277,140	0	3,731

of which to senior executives and employees	1.5 - 57.86	2,730,578		39,495

of which to employees of subsidiaries	1.5 - 15.17	3,613,535	418,250	50,060

of which to employees who have resigned	1.5 - 14.15	2,174,182		28,332

		8,795,435	418,250	121,618

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

Performance-based options granted to the Executive and Supervisory Board members (apart from ESOP)

	Exercise price EUR	Value of options exercised EUR	Options issued	Options exercised

Manfred Bodner	2.025	60,342,750	0	650,000

Norbert Teufelberger	2.025	60,342,750	0	650,000

Marlon van der Goes	6.530	100,400	0	10,000

		120,785,900	0	1,310,000

Options granted to third parties

of which for acquisitions		8,924,500	0	100,000

of which for services rendered		0	0	0

Total options granted to third parties		8,924,500	0	100,000

		138,505,835	418,250	1,531,618

The fair value of the outstanding options as of 31 December 2007 was measured using the Black Scholes option pricing model. The following measurement parameters were used:

Measurement parameters

	2007	2006

Share price	EUR 26.61	EUR 16.24

Exercise price	EUR 1.5 - 67.92	EUR 1.5 - 67.92

Volatility	59.55% -144.42%	48.5% -124.7%

Periods to exercise date	1.25 - 6.25 years	1.25 - 6.25 years

Interest rate	4.5%	4.0%

The weighted average fair value of the options exercised during the financial year was EUR 17.14 (prior year: EUR 72.32).

bwin 07

6. Purchase of treasury shares

The Annual General Meeting held on 22 May 2007 passed a resolution in accordance with section 65, para. 1, subpara. 8 of the Stock Corporation Act authorizing the Executive Board to buy back up to 10 per cent of the Company’s shares for a period of 18 months from the date of the resolution at a minimum price of EUR 1 and a maximum price of EUR 150 per share. At the same time, the resolution passed by the Annual General Meeting of 17 May 2006 authorizing the Executive Board was revoked, provided it had not yet been exercised. The proportion of the share capital accounted for by treasury shares is limited to 10 percent. Furthermore, the Executive Board was also authorized to retire shares or, with the Supervisory Board’s approval up to and including 21 May 2012, to sell shares by means other than on the stock exchange or by public offering, optionally with partial or complete exclusion of shareholders‘ subscription rights. The Executive Board was authorized to exercise this authority once or several times, and in its entirety or in parts.

The Annual General Meeting held on 17 May 2006 passed a resolution in accordance with section 65, para. 1, subpara. 8 of the Stock Corporation Act authorizing the Executive Board to buy back up to 10 % of the Company‘s bearer shares for a period of 18 months from the date of the resolution at a minimum price of EUR 1 and a maximum price of EUR 150 per share. At the same time, the resolution passed by the Annual General Meeting of 10 May 2005 authorizing the Executive Board was revoked, provided it had not yet been exercised. The proportion of the share capital accounted for by own shares is limited to 10 per cent. Furthermore, the Executive Board was also authorized to retire, or with the approval of the Supervisory Board up to and including 16 May 2011, to approve a means of selling the Company’s shares other than on the stock exchange or by public offering, optionally with partial or complete exclusion of shareholders’ subscription rights. The Executive Board was empowered to exercise this authority once or several times, and in its entirety or in part.

7. Conditional and authorized capital

Conditional Capital

In accordance with a resolution passed by the Company’s Extraordinary General Meeting held on 27 January 2006, the Executive Board was authorized in accordance with section 174 para. 2 of the Stock Corporation Act and subject to the approval of the Supervisory Board, to issue convertible bonds, which grant the holders subscription and/or conversion rights of up to 4,500,000 shares in the Company. The convertible bonds may be issued in several tranches, and the Executive Board was also authorized to determine all conditions of issue of the bonds, in particular the terms, issue price, interest rate, conversion price, conditions of conversion and anti-dilution provisions. The Executive Board may service these bonds using conditional capital, treasury shares or a combination of conditional capital and treasury shares.

The Extraordinary General Meeting held on 27 January 2006 passed a resolution relating to an increase in the Company’s conditional share capital in accordance with section 159, para. 2, subpara. 3 of the Stock Corporation Act by up to EUR 2,526,730 to service stock options for employees. Taking into account stock options already serviced and the capital increase from Company funds, the total volume of the ESOP is now 4,500,000 options (prior year: 4,500,000), 305,819 (prior year: 1,275,972) of which have not yet been granted.

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

Authorized capital

The Annual General Meeting held on 22 May 2007 authorized the Executive Board for a period ending 21 May 2012 to increase the company’s share capital by a maximum of EUR 16,300,000, in several tranches if necessary, with the Supervisory Board’s approval. At the same time, the meeting also revoked the previous authorization of 17 May 2006. This increase was to be effected by issuing up to 16,300,000 non-par value bearer shares for payment in cash or in kind, optionally with partial or complete exclusion of shareholders’ subscription rights. The Executive Board is also authorized, to determine, in agreement with the Supervisory Board, the terms of issue if necessary, in particular the issue price, the nature of any non-cash contribution, the nature of the share rights and exclusion of subscription rights as well as the possible issue of the shares by indirect subscription rights. The Supervisory Board is authorized to approve any amendments to the Articles of Association resulting from the issue of shares from authorized capital.

The Annual General Meeting held on 17 May 2006 authorized the Executive Board until 16 May 2011 to increase the company’s share capital by a maximum of EUR 15,535,000, in several tranches if necessary, subject to the Supervisory Board’s approval. At the same time, the meeting also revoked the previous authorization of 10 May 2005. This increase is to be effected by issuing up to 15,535,000 non-par value bearer shares for payment in cash or in kind, optionally with partial or complete exclusion of shareholders’ subscription rights. In agreement with the Supervisory Board, the Executive Board was also authorized to determine the terms of issue if necessary, in particular the issue price, the nature of the non-cash contribution, the nature of the share rights and exclusion of subscription rights as well as the possible issue of the shares by indirect subscription rights. The Supervisory Board is authorized to pass any amendments to the Articles of Association resulting from the issue of shares from authorized capital.

An amount of EUR 1,686,436 (prior year: EUR 90,000) of this authorized capital has been reserved to service options already issued.

bwin 07

8. Significant events after the reporting date

In connection with the lawsuit against Westdeutsche Lotterie GmbH & Co OHG (“Westlotto”) which is aimed at prohibiting bwin International Ltd.‘s activity in Germany, the Higher Regional Court of Cologne confirmed the judgment of the court of first instance in September 2007, declaring the judgment to be provisionally enforceable. bwin has challenged the decision at the Federal Supreme Court and requested the court to suspend the enforcement actions which have been initiated by Westlotto until the Federal Supreme Court‘s decision on the merits. In a decision of 13 March 2008, the Federal Court of Justice in Germany rejected the motion to suspend enforcement proceedings (Vollstreckungsschutzantrag) for formal reasons. A final ruling on the merits is not expected before 2009. Until a final ruling of the Federal Court of Justice on the merits, Westlotto may now apply for further enforcement orders. If the Company eventually fails to win the appeal proceedings before the Federal Court of Justice, or if a political solution is not found in the interim, any penalties that may be imposed as a result of enforcement orders could have a material adverse effect on the Company’s results and financial position. On 19 March 2008, the Regional Court of Cologne for the first time imposed penalties in the amount of EUR 120,000 against bwin International Ltd. and EUR 30,000 against a (former) director of bwin International Ltd. who has also been sued by Westlotto.

In March 2008, the Public Attorney‘s Office ceased the online products of bwin Argentina S.A.. The Company expects this measure to be temporary.

In February 2008, the terms of the convertible bond to Betbull Plc were amended and subscription of the first tranche of EUR 1,250 thousand took place. The conditions for the second tranche remain unchanged subject to issuance of the licence.

In March 2008, Vicento Payment Solutions Ltd. was granted the e-money license by the British regulatory authority.

In February 2008, the Company reached an agreement with the remaining former owners of bwin Games AB concerning the reduction in purchase price liability due to them.

Vienna, 31 March 2008

The Executive Board

Manfred Bodner	Norbert Teufelberger

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

To the Members of the Management Board and Supervisory Board of bwin Interactive Entertainment AG Vienna, Austria

Independent Auditor‘s Report (Translation)

Report on the Consolidated Financial Statements
We have audited the accompanying consolidated financial statements of bwin Interactive Entertainment AG, Vienna, Austria

Financial statements comprise the balance sheet as of 31 December 2007, and the income statement, cash flow statement and statement of changes in equity for the year then ended, and a summary of significant accounting policies and other explanatory notes.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards (IFRSs) as adopted by the EU. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies, and making accounting estimates that are reasonable in the circumstances.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with laws and regulations applicable in Austria in accordance with International Standards on Auditing (ISAs), issued by the International Auditing and Assurance Standards Board (IAASB) of International Federation of Accountants (IFAC). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluation of the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

bwin 07

Opinion

Our audit did not give rise to any objections. Based on the results of our audit in our opinion the consolidated financial statements present fairly, in all material respects, the financial position of the group as of 31 December 2007 and of its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards (IFRSs) as adopted by the EU.

Without qualifying our opinion we refer to the notes to the consolidated financial statements (item 4 of the section “Other Information”) and the group management report, which describe the risks due to legal and tax court proceedings against companies, licencees and business partners of the bwin Group.

Report on Other Legal Requirements

Laws and regulations applicable in Austria require us to perform audit procedures whether the group management report is consistent with the consolidated financial statements and whether the other disclosures made in the group management report do not give rise to misconception of the position of the group.

In our opinion the group management report is consistent with the consolidated financial statements.

Vienna, 31 March 2008

KPMG Austria GmbH
Wirtschaftsprüfungs- und Steuerberatungsgesellschaft

Mag. Yann-Georg Hansa	Mag. Helmut Kerschbaumer
Wirtschaftsprüfer	Wirtschaftsprüfer
(Austrian Chartered	(Austrian Chartered
Accountant)	Accountant)

bwin 07

Letter from the Executive Board
Corporate Governance
The Company’s Boards
Group Management Report
Consolidated Financial Statements
Declaration Executive Board

Declaration of the Executive Board
in accordance with § 82 (4) Stock Exchange Act

To the best of our knowledge the Financial Statements and the Consolidated Financial Statements as of 31 December 2007, which have been prepared in accordance with laws and regulations applicable in Austria and in accordance with International Financial Reporting Standards (IFRSs), as adopted by the European Union, give a true and fair view of the assets, liabilities, financial position and profit or loss of the group. Furthermore, to the best of our knowledge, the management report and the group management report give a true and fair view of the assets, finances and earnings of the bwin group and provide information on the course of the business and the effects of existing and future risks on the business activities of the group.

Vienna, 31 March 2008

Manfred Bodner	Norbert Teufelberger

Financial Statements

Content

Management Report on the Financial Statements 2007	120

Balance Sheet	136

Income Statement	138

Notes to the Financial Statements	140

Fixed assets schedule	168

Schedule of investmens in affiliated and associated companies	171

Auditor’s Report	172

bwin 07

Management Report
on the Financial Statements for 2007

Introduction

bwin Interactive Entertainment AG (bwin) is the mother company of the bwin Group, and bears sole strategic and administrative responsibility for the online gaming segment within the Group.

After successfully mastering the challenges of 2006, such as the closure of the US market, the Group concentrated in 2007 on its core business, determined to restore profitability and deliver continuing value to its shareholders.

In addition, further integration of the Stockholm-based bwin Games AB (formerly the On-game Group) continued successfully. In connection with the bwin Games transaction, on 8th November 2007 a majority of the Ongame sellers (96.3%) entered into a contractual agreement in which they waived the unpaid part of the purchase price still due to them; i.e. to release this prorated purchase price liability plus deferred interest payments. At the same time, bwin reached agreement with the sellers to waive the existing counterclaim by bwin Games AB.

In return for waiving this claim, this group of sellers will receive a certain share of the net gaming revenues generated by US customers over a five-year period, up to a ceiling of EUR 79.9 million, should bwin reintroduce real-money gaming products for US customers. In return, the sellers will be released from all remaining lock-up obligations on the sale of the bwin shares which they received as part of the purchase price.

Since the acquisition of bwin Games, the operating business has not only been conducted by bwin International Ltd. in Gibraltar, but also by Ongame Network Ltd., based in Gibraltar. The mother company’s line of business generates revenues purely from services and consulting for affiliated and associated companies. Revenues from consulting services increased from EUR 85.8 million in 2006 to EUR 133.1 million in 2007.

The purchase of the international marketing rights to the German Soccer League and Second Division (DFL) established an independent business segment in 2006, which is operated by bwin Interactive Entertainment AG. Income generated from sub-licensing these rights rose to EUR 28.8 million in 2007 (2006: EUR 8.8 million).

121
bwin 07

Management Report
Financial Statements
Supervisory Report
Imprint
Glossary
Websites

The online gaming market: a review of 2007

The first online gaming offerings on the Internet became available in 1996. Since then, the online gaming industry has grown rapidly, and shows further strong growth potential according to the latest surveys by Global Betting and Gaming Consultants (GBGC).

Worldwide gross gaming revenues (defined as betting stakes less customer winnings) for the overall gaming market (i.e. offline and online gaming) are estimated to reach USD 347.0 billion in 2008 (GBGC, January 2008). Whereas the offline market, representing 95.3% (USD 330.5 billion estimated in 2008) of the overall market, is expected to generate only a modest average growth rate of 2.2% CAGR (Compound Annual Growth Rate) p.a. until 2012, the online market, representing 4.7% of the overall market (USD 16.5 billion estimated in 2008), will achieve a very respectable average growth rate of 10.3% p.a. until 2012. GBGC forecasts a total market volume for the online sector in 2012 of USD 24.4 billion, which represents 6.4% of the overall market (including offline and lotteries).

For 2007, GBGC estimates gross gaming revenues for the online market of USD 15.0 billion, which represents a somewhat weak increase of 3.3% compared to 2006; from 2005 to 2006 the online market grew by 27.3%. This development clearly shows the effects of the enactment of the Unlawful Internet Gambling Act (UIGEA) in 2006, which prohibits all online gaming possibilities in the US. GBGC expects declines in North American online gaming revenues of 20.1% in 2007 and 21.8% in 2008. According to analysts however, a reversal of this trend is expected from 2008 onwards despite the U.S. online prohibition, enabling the achievement of average growth rates of 11.2% p.a. until 2012 in North America.

These estimates reaffirm the correctness of bwin’s criticism of the introduction of the UIGEA, i.e. that restrictive measures are not an appropriate means of preventing misuse: they merely drive consumers underground and contribute to the rapid growth of entirely unregulated black and grey markets. The online gaming industry is unanimous in its view that the creation of forward-looking regulation can more effectively address issues such as the protection of consumers (in particular minors) and the prevention of problem gaming, as well as money laundering. Such a policy, if properly monitored by the authorities, would be much more effective than a general ban.

In contrast to the decline of gross gaming revenues in North America, the European market showed a strong increase of 23.7% in 2007 compared to 2006. The European market is expected to grow by 10.2% annually from 2008 to 2012.

Due to the legal situation in the U.S. online gaming market, shares shifted in 2007. The major proportion of online gross gaming revenues is already generated in Europe, which accounted for 44.6% of the market, followed by North America with 35.1% and Asia with 10.4% in 2007. This trend will intensify in 2008, allowing Europe’s and Asia’s online gaming market shares to reach 50.3% and 13.4% respectively, while the North American market will further decline to 25.1%.

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Development of Business

Income from consulting and other services

The performance of the Company in 2007 was driven by income growth from consulting and other services, which increased from EUR 85.8 million in 2006 to EUR 133.1 million in 2007. As in the previous reporting period, revenues were purely generated from affiliated and associated companies.

Other operating income

The sub-licensing of the international marketing rights to the German Soccer League for the second half of the 2006/2007 season as well as the first half of the 2007/08 season generated income of EUR 28.8 million in 2007 (2006: EUR 8.8 million).

Other operating income increased by EUR 1.5 million to EUR 3.2 million in 2007 (2006: EUR 1.7 million), which includes for the first time income from sales of merchandise, following the successful launch of the b’inside customer loyalty program in October 2007.

Income from affiliated and associated companies

Income from affiliated and associated companies increased to EUR 1.5 million in 2007 (2006: EUR 0.3 million). This income derives from the sharing of profits from the interest in bwin e.K. in Germany, as well as from the profit transfer from WEBSPORTS ENTERTAINMENT GmbH in the amount of EUR 0.01 million. This performance mirrors the general growth of the online gaming market.

Other interest and similar income

Interest and similar income reached EUR 4.5 million in 2007, compared to EUR 0.5 million in 2006. This significant increase relates to the EUR 3.4 million interest element of the agreement to waive the unpaid part of the Ongame transaction.

Income from the disposal and revaluation of financial assets and short-term securities

Due to the revaluation of financial assets in the amount of EUR 71.0 million, again relating to the agreement to waive the unpaid part of the Ongame transaction, income from the disposal and revaluation of financial assets and short-term securities rose to EUR 75.1 million in 2007 (EUR 4.0 million in 2006).

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Expenses

Total operating expenses were EUR 186.1 million in 2007 (2006: EUR 574.6 million). The significant decrease relates to extraordinary depreciation in 2006 in the amount of EUR 444.2 million (2007: EUR 12.6 million).

Costs of materials and other services rendered increased from EUR 12.9 million in 2006 to EUR 17.1 million in 2007, and were attributable to cost increases in third-party software maintenance and a significant expansion in the range of live streams offered.

Continued investments in technology in the areas of Sports Betting, Poker, customer relationship management, customer service and payment required a corresponding increase in personnel expenses, which rose from EUR 20.2 million in 2006 to EUR 38.4 million for 2007. This also included for the first time the application of IFRS 2 (Share-based Payment), with no impact on cashflow, in the amount of EUR 7.0 million.

Other operating expenses remained stable at EUR 83.3 million in 2007, compared to EUR 80.3 million in 2006.

Operating result and profit for the year

2007 was a year of profitable growth, resulting from the Company’s success in achieving the strategic goals it set out in late 2006: a concentration on its core products and markets as well as a reduction in the marketing budget. Beyond that, the Company signed a contractual agreement with the majority of the Ongame sellers to waive the unpaid part of the purchase price still due to them. bwin increased its results from ordinary operations to EUR 60.1 million (2006: minus EUR 473.5 million). A net profit of EUR 59.0 million is reported for the financial year 2007 (2006: net loss EUR 473.6 million), leading to an accumulated net loss of EUR 435.0 million (2006: net loss EUR 493.9 million).

Assets, shareholders’ equity, cash and cash equivalents

The Company’s fixed assets decreased slightly due to depreciation from EUR 148.8 million in 2006 to EUR 141.2 million during FY 2007. Due to the rise in cash assets to EUR 39.1 million (2006: EUR 11.3 million), current assets rose from EUR 69.0 million to EUR 94.5 million. Total assets increased slightly by EUR 18.7 million to EUR 239.4 million during FY 2007.

Liabilities amounted to EUR 78.4 million (2006: EUR 150.1 million). The strong decline in liabilities is due to the aforementioned waived claim by the former owners of bwin Games. The Company’s shareholders’ equity increased from EUR 64.0 million in 2006 to EUR 147.9 million during 2007, mainly due to this waived claim. The equity ratio reached 61.8% (2006: 29.0%).

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The net cash flow from operating activities for the year under review increased from minus EUR 19.2 million in 2006 to EUR 44.5 million due to the waived claim by the former owners of bwin Games as well as reduced marketing expenses.

Net cash flow from investments was minus EUR 42.7 million in 2007, due to the budgeted investments in servers and office equipment as well as the scheduled payments for the purchase of the international marketing rights to the German Soccer League and Second League (DFL). bwin reported negative net cash flow from investments of EUR 253.2 million for the previous year.

Net cash flow from financing activities was EUR 26.0 million in 2007 (2006: EUR 273.4 million) due to changes in financial liabilities to affiliated and associated companies, as well as capital increases resulting from the employee stock option program.

Net change in cash and cash equivalents was EUR 27.8 million in 2007 (2006: EUR 0.9 million), resulting in an increase in cash and cash equivalents from EUR 11.3 million (5.1% of total assets) to EUR 39.1 million (16.3% of total assets).

Table of selected non-financial performance indicators:

Performance Indicators	2007

(peak)

Financial transactions/second	6.000

Database transactions/second	30.000

Acquisitions, Subsidiaries and Associated Companies
To achieve flexibility of payment procedures and diversify its business portfolio, bwin incorporated TC Invest AG and Vincento Payment Solutions Ltd (VPSL, a 100% subsidiary of TC Invest AG) in 2007.

In addition, a retail pilot project in Madrid (BETBULL BWIN ESPAÑA, S.A.) was started together with Betbull plc, to demonstrate the extent to which bwin’s strong brand awareness can be successfully transferred to the retail sector. bwin holds a 49% share in the capital of this company, which is not yet operational.

Investments were also made in companies in Turkey (BWİN BAHİS VE ŞANS OYUNLARI SANAYİ VE TICARET LİMİTED ŞIRKETI) and South Africa (BWIN Interactive Entertainment SA (PTY) Ltd) during the financial year, with a view to possible market entries.

Apart from the acquisition of smaller marketing companies, the Company also carried out internal restructuring in order to optimize the legal structure of the Group. This also involved the liquidation of several companies or resolutions to this effect.

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Responsible Entertainment

Customer orientation: bwin sets international standards

As the world’s leading online entertainment provider, bwin – founded ten years ago at the start of the Internet boom – is not only a trailblazer, but also the driving force behind the development of international standards with respect to technology and products, as well as legal and social issues.

In this context, bwin has a clear commitment to assuming responsibility for establishing fair gaming conditions, to the uncompromising protection of gamers, and to the implementation of the results of research into addictive behaviour. bwin attaches the utmost importance to engaging proactively in open dialogue with gaming associations and self-help and therapy institutions.

Whilst recognizing the strictness of regulations in markets where they have already been introduced, and ever mindful of its corporate responsibility towards the consumer, the Company has always worked to elaborate measures tailored specifically to the online market. In addition to this, bwin also endeavours to play an active role in establishing regulations for markets that are as yet unregulated.

bwin’s responsible attitude is reflected not only in the development of its products and processes, but also in an appropriate approach to the people who design and use these products and processes.

Corporate actions implemented in an exemplary manner

Ever since its early days, bwin has made full use of the specific features of the Internet (including the ability to record a customer’s every step) in order to prevent minors from gaming, minimize the risks of money-laundering by ensuring the traceability of monetary transactions, and alert customers to possibly abnormal gaming behaviour and actively help them return to normal conduct.

To this end, bwin created its Corporate Social Responsibility and Corporate Anti-Money Laundering departments, which serve to ensure that social responsibility forms part of the Company’s strategy in all relevant areas, as follows.

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Protection of minors

bwin’s website gaming registration requires detailed personal information from all customers, and this must be verified by official documentation before the first winnings are paid out. This procedure serves as a means of preventing minors from gaming. In addition, access is naturally denied to customers who indicated they were minors on registration. Licensed KYC (Know Your Customer) operators, such as the GB Group plc (URU™), have been brought on board to help bwin with its data verification. In the United Kingdom, URU’s age verification tool has been recognized by the Financial Services Authority (FSA), the authority responsible for issuing electronic money licences.

As the protection of minors also encompasses responsible advertising, bwin has refrained from advertising in media that specifically target this age group.

Protection against money laundering

The necessity of providing personal information on registration, followed by official documentation before payment, also helps prevent money laundering. Electronic databases are used to verify personal data, while highly developed monitoring tools are employed to analyze cash flows. In addition, up to 50 different automated checks are used to identify any suspicious behaviour during deposits and withdrawals. These are then analyzed by a team of experts, and the relevant transactions may be cancelled and/or the accounts involved closed, if suspicions are substantiated.

The financial transactions executed by bwin also comply with much more exacting criteria than those commonly applied in the industry. New standards have been created in cooperation with leading banks and financial service providers. The Company’s Customer Service Centre and its experienced staff play a decisive role when it comes to customer relations. The extremely reliable security systems used to encrypt all data for online financial transactions are those employed by the world’s leading financial service providers. In addition, and to make money laundering as unattractive as possible, bwin forbids cash payments, transnational money transfers and transfers between customers, and has limited customer deposits to EUR 5,000 per month.

The measures laid down in the EU’s anti-money-laundering guidelines and in the Code of Conduct of the European Gaming and Betting Association (EGBA) have made money laundering through online gaming an unattractive proposition to both organized crime and the petty criminal.

Human Resources

The Company’s commitment to attracting and retaining the best people remains the cornerstone of building and maintaining a profitable business. Investing in talent is a crucial success factor for the future, and this was reflected in continued recruitment activities during the year in review.

It is fair to say that the quality and breadth of bwin’s product portfolio are a tribute to the abilities and skills of its employees. It is equally fair to say that without the dedication and support of all its employees, the Group would not have experienced so successful a turnaround of its business during 2007.

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As a result of the Group’s continued expansion, the number of employees has risen from 449 (including 71 freelancers, mainly in Customer Service) at the end of 2006 to 581 (including 63 freelancers, mainly in Customer Service) at the reporting date of 31 December 2007.

bwin maintains its commitment to invest in the people and technologies that underpin the Company’s success to date, and its strategic objectives for the future. Only by laying the right foundations now can the Group hope to maintain and enhance its market share in the increasingly competitive online gaming marketplace, and continue to lead its competitors in terms of innovation and product quality.

Further information on the Employee Stock Option Plan may be found in the Notes section. There is no corporate pension plan.

Other

The Company does not conduct research and development according to § 243 no. 3 UGB (Austria Commercial Code) and does not have branch offices. Additional reporting on environmental affairs is omitted for lack of applicability.

Notes in accordance with § 243a UGB (Austrian Commercial Code)
1.	The share capital of bwin AG comprises 32,684,778 ordinary shares which are traded on the Vienna Stock Exchange.

2.	All shares have the same rights and obligations. The Executive Board of bwin AG is not aware of any agreements between shareholders regarding limitations on voting rights or the assignment of shares.

3.

The majority of the shares are in free float. The chairman of the Supervisory Board of bwin AG, Hannes Androsch, together with legally incorporated bodies attributed to him, hold between 5% and 10% of the share capital. The two Co-CEOs of bwin AG (Manfred Bodner and Norbert Teufelberger and their families) also jointly hold between 5% and 10% of the share capital. About 82% of the share capital is in free float.

4.	There are no shares with special control rights.

5.	All employees who are also shareholders of the Company exercise their voting rights personally.

6.

There are no requirements other than resulting directly from the law regarding the appointment and dismissal of members of the Executive Board and the Supervisory Board, or concerning the amendment of the Company’s Articles of Association.

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7.	The Executive Board of the Company has the following authorizations resulting directly from the law regarding the issuing or buying back of shares:

Buying back of treasury shares: At the ordinary Annual General Meeting held on 22 May 2007, the Executive Board of bwin AG was authorized in accordance with § 65 paragraph 1, subparagraph 8 of the Companies Act to buy back up to 10 per cent of the Company’s bearer shares during a period of 18 months from the date of the resolution for the equivalent of at least EUR 1 and at most EUR 150 per share, though the total amount of share capital held by the Company in the form of treasury shares is not to exceed 10%. The meeting also authorized the Executive Board to redeem the Company’s own shares or, with the Supervisory Board’s approval until 21 May 2012, to dispose of the Company’s own shares by a means other than via the stock exchange or by public offering, optionally partially or completely excluding shareholders’ subscription rights. The Executive Board was authorized to exercise this authority once or several times, and in its entirety or in parts. The Company is not currently buying back any shares.

Authorized capital: The Annual General Meeting of bwin AG on 22 May 2007 authorized the Executive Board until 21 May 2012 to increase the Company’s share capital by a maximum of EUR 16,300,000, in several tranches if necessary, subject to the Supervisory Board’s approval. This increase was to be effected by issuing up to 16,300,000 no-par bearer shares for payment in cash or in kind, optionally with partial or complete exclusion of shareholders’ subscription rights. In agreement with the Supervisory Board, the Executive Board is also authorized to determine the terms of issue if necessary, in particular the issue price, the nature of any in-kind contribution, the nature of the share rights and exclusion of subscription rights as well as the possible issue of the shares by indirect subscription rights. The Supervisory Board is authorized to approve any amendments to the Articles of Association resulting from the issue of shares from authorized capital.

Contingent capital: In accordance with a resolution passed by the Company’s Extraordinary General Meeting held on 27 January 2006, subject to the approval of the Supervisory Board the Executive Board was authorized to issue convertible bonds within a period of five years of the date of this resolution in accordance with § 174 paragraph 2 of the Companies Act, the bearers of these bonds being entitled to convert them into a total of up to 4,500,000 shares in the Company. These convertible bonds may be issued in several instalments, and the Executive Board is entitled to determine all conditions of issue for the bonds, in particular maturity, issue price, interest rate, conversion price, conditions of conversion and anti-dilution provisions. The Executive Board may service these bonds using contingent capital or treasury shares or a combination of contingent capital and treasury shares. The Extraordinary General Meeting held on 27 January 2006 also passed a resolution relating to an increase in the Company’s contingent capital in accordance with § 159, paragraph 2, subparagraph 3 of the Companies Act by up to EUR 2,526,730 to service share options for employees.

8.	The Company has not entered into any agreements containing stipulations based on the provisions of § 243 paragraph 8 of the Commercial Code.

9.

The management contracts of the two Co-CEOs (Manfred Bodner and Norbert Teufelberger) stipulate until 31 December 2007 that, in the event of a successful takeover bid of at least EUR 3.25 per share, both Co-CEOs will receive a fixed bonus of EUR 290,000. Furthermore, they will receive 2% of the purchase price above EUR 3.25 per share, and 1% of the purchase price above EUR 4.25 per share.

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Management contracts concluded after 1 January 2008 do not include any such stipulations. However, in the event of a public offer (§ 1, paragraph 1 of the Takeovers Act) or a mandatory offer (§§ 22 et seq. of the Takeovers Act), these contract specify that Executive Board members shall be entitled to terminate their contracts with immediate effect. In this case the Executive Board member will receive full remuneration for the remaining term of the contract (until 31 December 2012).

Under the provisions of the performance-based options granted to Executive Board members, it is stipulated that these will become non-forfeitable in the event of a public offer (§ 1, paragraph 1 of the Takeovers Act) or in the case of a mandatory offer (§§ 22 et seq. of the Takeovers Act). In this event, the member of the Executive Board will also be entitled to choose (making such choice known within three months of the announcement of the offer) to receive all or part of the options in cash.

Risk Report

Business risks
General business risks mean the degree of uncertainty about the way business will develop due to changing circumstances such as the market environment, customer behaviour, and technological progress.

Management information system

In this context, bwin’s management information system (Central Information System, or CIS) provides essential documentation for decision-makers at all executive levels within the Company, depending on their access level. Based on real-time data, the system is also an effective risk management tool.

Internal monitoring systems

The long-term development and sustained success of an international online gaming company like bwin depend to a large extent on the efficient company-wide management of all the risks affecting the various areas of activity. The decisive quality criterion in the bwin Group’s risk management is an ability to identify, measure, aggregate and control risk. By laying down the organizational structure of an enterprise and identifying the risk processes involved, risk management also defines the corporate approach to dealing with risk.

Principles of risk management

The heads of the various departments of the Company are responsible for ensuring that employees observe guidelines, licence limits and regulations. For example, certain predefined approval procedures and controls must be observed when making investments of a certain size. The fundamentals of any internal control system include the general principles of risk prevention, such as the separation of functions and the “four eyes” principle for important procedures. A wide variety of highly sophisticated, often automated software systems may also be employed to ensure effective risk management. These facilitate the systematic analysis of all business processes with respect to the anticipated outcome, and quantify all the risks associated with them. Trends are recognized at an early stage, and are incorporated in the decision-making process in real time in the form of strategic decisions.

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Operational risks

Operational risk is defined as the potential occurrence of losses due to unforeseeable events; interruption of business; or inadequate controls or failure of controls or systems associated with staff, customer relations or technology, business assets, other third parties or government agencies, projects and other risks.

Financial instruments

Existing financial instruments are recognizable in the balance sheet. bwin does not have other financial instruments beside the granting of share options. The underlying value of existing financial instruments corresponds in general to the book value. The Company’s assets and liabilities are subject to credit risks, market risks (i.e. risks in interest and exchange rates) and liquidity risks.

Credit risks are the risks of financial losses if a customer or contracting partner fails to fulfil his or her contractual obligations. The maximum value of the credit risk is derived from the book value of the respective balance sheet item. Additional credit risks arise from assumptions of liabilities as detailed in the Notes section.

Market risk is defined as the risk that changes in market prices, such as foreign exchange rates and interest rates, will have an effect on the Company’s earnings or on the value of the financial instruments held by the Company. The risk management practised by the bwin Group is aimed at monitoring and controlling these risks.

The liquidity risk is the risk that the Company may be unable to meet its financial obligations on the due date, or be unable to realize its investments. The purpose of the bwin Group’s risk management is to create sufficient liquidity to enable the Group to meet its liabilities as they become due, under both normal and stressed conditions. The liquidity risk is assessed as low due to the fact that the Company has sufficient liquidity.

Regulatory risks and legislative developments

The bwin Group currently operates in 25 European countries through sales offices, and serves customers around the globe via gaming platforms like www.bwin.com and www.pokerroom. com. The operational business of the bwin Group is carried out largely on the basis of Gibraltarian sports betting and casino licences. In addition to this, the companies of the bwin Group also hold other licences in Europe and beyond. However, the Company still faces significant legislative and regulatory risks due to the fact that many countries still lack a clear legal framework for online gaming, and in many instances market access by private providers is limited in order to protect state monopolies.

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Europe
The development of the European online gaming industry continues to be influenced to a large extent by decisions taken at a European level.

The principles laid down in the so-called Gambelli verdict of the ECJ were further elaborated in its verdict in the Placanica case, as well as in two judgements relating to gaming passed down by the EFTA Court in the spring of 2007. As a result, any limitations on gaming designed to protect the general interest (such as consumer protection) must “coherently and systematically” restrict gaming in general. A Member State cannot plead the necessity of limiting public access to games of chance if, at the same time, it encourages it citizens to take part in state lotteries, games of chance or betting that generate revenues which flow into the public coffers. Any limitations on the freedom of services must also be appropriate to the achievement of the desired objective, and should not go beyond whatever is necessary in order to achieve this goal. Finally, in its Placanica judgement, the ECJ also stated that a Member State may not impose criminal sanctions for failure to fulfil an administrative formality such as a national licence if, in rejecting or preventing the fulfilment of this formality, it is in contravention of Community law.

However, national courts are still very inconsistent in their application of Community law. In four sets of proceedings instituted against bwin and other Internet providers by a previously unknown provider, the Higher Regional Court of Vienna recently expressed concerns with respect to the conformity with EU legislation of several of the provisions of the Austrian Gaming Act. In its “Zeturf” judgement in July 2007, the Supreme Judicial Court in France (Cour de Cassation) also referred the case back to the court of appeal, arguing that the court of appeal had not examined the French gaming market in the light of the criteria laid down by the ECJ. The court of appeal in Versailles reached the same conclusion in criminal proceedings against the former CEO of a European sports betting company, expressing criticism of the legal situation in France. Investigations are still pending into an alleged infringement of the French gaming monopoly by the members of the Executive Board. Several German courts have recently submitted questions regarding the conformity of German gaming regulations with EU legislation to the ECJ for a preliminary ruling. Further preliminary ruling proceedings are pending from Portugal and Belgium.

Notwithstanding these recent, very positive judgements, the European market is still characterized by the protectionist measures of individual governments designed to protect state monopolies. For example, at the beginning of 2008 the German states introduced a State Treaty on gaming irrespective of the initiatives of the European Commission and the preliminary ruling referrals to the ECJ mentioned above. The state monopoly on sports betting has been further underpinned by the State Treaty, and online gaming has been universally banned. bwin e.K. has already taken action against the State Treaty on gaming by initiating motions for a declaratory judgement in Baden-Württemberg, Bavaria, Saxony and Thüringen. The purpose of these proceedings is to confirm that bwin is entitled to organize and operate sports betting in Germany. Private gaming providers have received support from the European Commission, which instituted infringement proceedings against Germany at the end of January 2008, just a month after the State Treaty on gaming came into effect.

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In addition, there are indications that the European Commission wishes to open up the gaming market. Since April 2006, the Commission has already instituted infringement proceedings against 10 Member States because it is of the opinion that their national gaming regulations infringe European law. These proceedings against France, Hungary, Sweden, Finland, Denmark, Greece and Holland have already gone to the second instance.

Turkey

As a result of the law passed on 28 February 2007 introducing a ban on online gaming, the bwin Group decided to stop offering its online gaming products in Turkey at the beginning of March 2007. Whilst the Company is determined to resume operations in the Turkish market again, there are as yet no concrete results to report.

Events after the Reporting Date

In connection with the lawsuit against Westdeutsche Lotterie GmbH & Co OHG (“Westlotto”) which is aimed at prohibiting bwin International Ltd.’s activity in Germany, the Higher Regional Court of Cologne confirmed the judgment of the court of first instance in September 2007, declaring the judgment to be provisionally enforceable. bwin has challenged the decision at the Federal Supreme Court and requested the court to suspend the enforcement actions which have been initiated by Westlotto until the Federal Supreme Court’s decision on the merits. In a decision of 13 March 2008, the Federal Court of Justice in Germany rejected the motion to suspend enforcement proceedings (Vollstreckungsschutzantrag) for formal reasons. A final ruling on the merits is not expected before 2009. Until a final ruling of the Federal Court of Justice on the merits, Westlotto may now apply for further enforcement orders. If the Company eventually fails to win the appeal proceedings before the Federal Court of Justice, or if a political solution is not found in the interim, any penalties that may be imposed as a result of enforcement orders could have a material adverse effect on the Company’s results and financial position. On 19 March 2008, the Regional Court of Cologne for the first time imposed penalties in the amount of EUR 120,000 against bwin International Ltd. and EUR 30,000 against a (former) director of bwin International Ltd. who has also been sued by Westlotto.

At the beginning of March 2008, bwin Argentina SA’s Internet offer was stopped by a court ruling following a request by the public attorney’s office. The Company is confident that this is an interim injunction.

In February 2008, the terms regarding the convertible bond with Betbull were modified amicably, and a first tranche of EUR 1.3 million was drawn. The terms for the second tranche of the convertible bond remain unchanged, and are dependent upon the granting of a licence.

Vincento Payment Solutions Ltd., a 100% subsidiary of TC Invest AG obtained an e-money licence on 7 March 2008 issued by the UK’s Financial Services Authority (FSA). This licence allows it to manage electronic accounts which can be accessed via credit card, for example. CQR Payment Solutions Ltd. (CQR), a 100% subsidiary of bwin, provides the technical and operational backbone for licensing and payment processing.

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In February 2008, a contractual agreement was reached with the remaining sellers of On-game e-solutions AB regarding the waiving of the remaining part of the unpaid part of the purchase price still due to them.

Outlook

Investments

bwin already offers the most complete product portfolio available online today. To remain at the forefront of online gaming innovation, it invests more than its peers in technology: besides enhancing its core Sports Betting and Poker products, bwin puts great emphasis on the development of its payment services as well as its customer relationship management and customer service tools. At the same time, bwin continues to invest heavily in ensuring that its customers enjoy the safest and securest online entertainment there is.

Furthermore, bwin leads the industry in the development of standards in Corporate Social Responsibility. To this end it co-founded European-wide organisations such as the EGBA (European Gaming and Betting Association) and ESSA (European Sports Security Association) and is also leading the industry in terms of studies into responsible gaming, as demonstrated by its cooperation with the Harvard Medical School with a view to developing responsible gamng guidelines and standards.

bwin will continue to focus its investments on the key elements for success in the online gaming industry: brand awareness and leading-edge technology.

Products
bwin continues to expand its proprietary technology platforms for Sports Betting and Poker to safeguard their future revenue potential.

In the area of Sports Betting, a new, live electronic interface will feature an improved betting slip and an extended video portfolio, as well as new community features. Personalisation efforts should round out this intuitive interface – all in an effort to provide more interactivity with the customer. In addition, the website will be re-launched ahead of the European Soccer Championships in Austria and Switzerland, making it more appealing to both experienced and new customers, and keeping bwin’s product offer one step ahead of competition, reinforcing the Company’s position as the most innovative online gaming operator.

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The Poker platform will undergo further significant upgrading during the current business year and beyond: Next-generation Poker from bwin will be more stable, flexible, usable and profitable. In terms of stability, the new Poker platform will become much more scalable, accommodating up to 250,000 concurrent users, and frequent software releases without downtime should add to a better customer experience. More flexibility will allow for multiple branding options, further strengthening the Company’s B2B business, and giving operators the possibility to develop their own extensions. All Poker upgrades are part of the Company’s ongoing effort to make the Poker product easy to understand and navigate, to also allow inexperienced poker players to enjoy this form of interactive entertainment. Last but not least, faster uploads and cross-selling features, as well as protection and help for weaker players, will improve profitability.

The range of Games will be expanded during the course of 2008, as will the Company’s range of mobile phone-based games. Constant upgrades and the integration of third-party casino software will complete bwin’s portfolio of online gaming entertainment products.

Summary

In 2008, as in the past, the Company will maintain and strengthen its solid business foundations in its core European markets, while exploring the possibilities for profitable, secure, long-term growth in emerging markets outside Europe.

bwin’s commitment to socially responsible gaming will continue to guide the Company’s strategy going forward, as it seeks to maximise profitable growth through innovation, increased customer satisfaction, new market opportunities and ongoing investment in people, technology and the bwin brand.

Vienna, 31 March 2008

Manfred Bodner	Norbert Teufelberger

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Disclaimer

This management report contains statements relating to the future that were made on the basis of the current situation at the time of going to press. Although the Executive Board assumes that its forecasts are accurate, in the fast-moving online gaming business it is impossible to guarantee that these expectations will be realized. However, as in the past, the Company aims to make all essential information available to its shareholders immediately and without restriction.

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Balance Sheet as of 31 December 2007
Assets

EUR				31 Dec. 2007		31 Dec. 2006

Assets
A.	Fixed assets
I.	Intangible assets
	1.	Software, other rights and licenses	34,334,694.42			50,054,983.22

	2.	Prepayments	348,418.27			160,000.00

				34,683,112.69		50,214,983.22

II.	Tangible assets
	1.	Leasehold improvements	1,336,233.07			405,603.79

	2.	Other plant, operating and office equipment	10,825,382.72			9,290,407.14

	3.	Prepayments and assets under construction	40,751.15			581,944.41

				12,202,366.94		10,277,955.34

III.	Financial assets

	1.	Investments in affiliated companies	89,368,732.02			82,312,082.95

	2.	Loans to affiliated companies	0.00			945,000.00

	3.	Investments in associated companies	4,987,036.47			4,960,837.97

	4.	Securities	0.00			67,112.64

	5.	Other loans	0.00			0.00

				94,355,768.49		88,285,033.56

					141,241,248.12	148,777,972.12

B.	Current assets
I.	Inventories
	1.	Finished goods and merchandise	375,769.26			0.00

	2.	Prepayments	295,234.40			0.00

				671,003.66		0.00

II.	Receivables and other assets
	1.	Trade accounts receivable	4,619,483.98			4,430,699.71

	2.	Accounts receivable from affiliated companies	5,248,214.35			3,584,889.93

	3.	Accounts receivable from associated companies	4,324,209.77			15,743,008.03

	4.	Other receivables	15,249,135.12			11,676,424.54

				29,441,043.22		35,435,022.21

III.	Securities and treasury shares			25,279,856.94		22,192,438.77

IV.	Cash on hand and in banks			39,108,352.18		11,336,697.46

					94,500,256.00	68,964,158.44

C.	Prepaid expenses				3,650,529.38	2,939,067.43

Total assetes					239,392,033.50	220,681,197.99

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Balance Sheet as of 31 December 2007
Liabilities and shareholders’ equity

EUR				31 Dec. 2007		31 Dec. 2006

Liabilities and shareholders’ equity

A.	Shareholders’s equity
I.	Share capital			32,684,778.00		32,603,048.00

II.	Additional paid-in capital
	1.	Appropriated	525,471,644.21			524,720,821.19

	2.	Unappropriated	342,286.24			238,484.16

	3.	Reserve for treasury shares	239,120.24			342,922.32

				526,053,050.69		525,302,227.67

III.	Reserve for share options			24,103,659.57		0.00

IV.	Cumulative net loss
	1.	Profit/loss for the year	58,961,559.50			-473,602,435.72

	2.	Loss carry-forward	-493,917,685.95			-20,315,250.23

				-434,956,126.45		-493,917,685.95

					147,885,361.81	63,987,589.72

B.	Accruals
	1.	Accrued severance payments		281,730.79		329,098.80

	2.	Accrued income taxes		1,045,279.85		0.00

	3.	Other accruals		9,880,444.73		2,476,786.19

					11,207,455.37	2,805,884.99

C.	Provisions and accrued liabilities
	1.	Trade accounts payable		10,427,260.60		9,377,844.83

	2.	Accounts payable to affiliated companies		30,511,645.69		4,680,580.87

	3.	Other liabilities		37,442,684.72		136,072,471.55

		thereof due to social security		1,340.69		3,889.36

					78,381,591.01	150,130,897.25

D.	Deferred Income				1,917,625.31	3,756,826.03

Total liabilities and shareholders’ equity					239,392,033.50	220,681,197.99

Contingent liabilities					56,977,058.97	27,055,346.84

bwin 07

Income Statement
for the period ending 31 December 2007

EUR			2007		2006

1.	Revenues			133,060,947.14	85,773,996.52

2.	Other operating income

	a)	Income from the reversal of provisions and accruals	357,077.82		96,006.24

	b)	Other	31,638,580.49		10,424,061.62

				31,995,658.31	10,520,067.86

3.	Cost of materials and other services rendered
	a)	Cost of materials	-66,554.66		0

	b)	Cost of services rendered	-17,139,401.26		-12,931,947.81

				-17,205,955.92	-12,931,947.81

4.	Personnel expenses

	a)	Salaries	-24,436,186.43		-15,520,932.94

	b)	Expenses for severance payments and contributions to employee benefit funds (Mitarbeitervorsorgekassen)	-315,579.56		-307,532.25

	c)	Expenses for statutory social security and payroll related taxes and contributions	-6,022,388.34		-3,993,834.31

	d)	Other social benefits	-660,845.58		-425,457.97

	e)	Expense for share-based paymentsn	-6,962,853.94		0

				-38,397,853.85	-20,247,757.47

5.	Depreciation and amortization of intangible and tangible assets			-29,494,089.65	-15,557,849.57

6.	Other operating expenses

	a)	Other taxes	-268,979.52		-5,119,554.51

	b)	Other	-83,031,895.84		-75,181,571.51

				-83,300,875.36	-80,301,126.02

7.	Subtotal from line 1 to 6 (EBIT)			-3,342,169.33	-32,744,616.49

8.	Income from investments in affiliated and associated companies			1,502,412.21	267,212.22

9.	Income from other long-term loans			62,153.47	12,000.00

	thereof from affiliated companies EUR 62,153.47; prior year:		EUR 0.00

10.	Other interest and similar income			4,479,856.22	497,203.08

11.	Income from the disposal and the revaluation of financial assets and short-term securities			75,101,767.50	4,029,493.04

12.	Expenses for financial assets and short-term securities

	thereof depreciation EUR 12,568,702.32; prior year:		444,548,921.77	-12,568,702.32	-444,549,385.60
	thereof expenses for affiliated companies EUR 0,0; prior year:		463,83

13.	Interest and similar expenses			-5,113,138.94	-1,047,565.96

14.	Subtotal from line 8 to 13 (financial result)			63,464,348.14	-440,791,043.22

15.	Result on ordinary operations Result on ordinary operations			60,122,178.81	-473,535,659.71

16.	Income Taxes			-1,160,619.31	-66,776.01

17.	Profit/loss for the year			58,961,559.50	-473,602,435.72

18.	Loss carry-forward			-493,917,685.95	-20,315,250.23

19.	Cumulative net loss			-434,956,126.45	-493,917,685.95

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bwin 07

Notes to the Financial Statements
 as of and for the year ended 31 december 2007

General Information

The financial statements have been prepared in accordance with the regulations of the Austrian commercial code (“Unternehmensgesetzbuch” hereinafter “UGB”).

The shares of bwin Interactive Entertainment AG (bwin AG; previously BETandWIN. com Interactive Entertainment AG) have been listed on the Viennese Stock Exchange under the security registration code WKN 076755 since 27 March 2000.

The financial statements and the notes have been prepared taking into consideration generally accepted accounting principles and the requirement to fairly present the Company’s assets, financial position and results of operations. The following principles and assumptions have been applied the principle of completeness
the going concern assumption
the principle to value assets and liabilities individually on an item by item basis the principle of prudence by recording revenues and gains only if realized at balance sheet date All identifiable risks and potential losses, which arose in fiscal year 2007 or in a prior period were taken into account.

The income statement is presented in the total cost format.

Accounting Principles and Valuation Methods Assets

Fixed Assets
Intangible fixed assets as well as tangible fixed assets are stated at cost net of regular amortisation and depreciation as well as impairment charges, if any. Impairment charges are recorded in case of incurred decreases in the value of assets or in cases, where the fair value is lower than the carrying amount of an asset. Low value items are fully depreciated in the year of their procurement.

Regular amortization and depreciation is calculated utilizing the straight-line method. For fixed asset additions purchased prior to 1 July, the Company records an annual amortization/ depreciation charge, for fixed asset additions purchased after 1 July, the Company records half of the annual amortization/depreciation charge. Amortization and depreciation is based on the following useful economic lives:

Useful economic lives

	Years	%

Intangible assets
Software	2 - 4	25 - 50

Marketing rights	3	33

Licenses	5	20

Tangible assets

Leasehold improvements	4 - 10	10 - 25

Other plant, operating and office equipment	2 - 10	10 - 50

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Financial assets are stated at cost net of impairment charges, if any.

Current assets

Inventories
Inventories comprise commercial goods sold through online shops. Inventories are measured at the lower of acquisition or manufacturing cost and fair value. Cost is determined using the FIFO (first in, first out) method. For the purpose of determining fair value, the Company applies deductions based on either estimated sales price less cost to sell, replacement value or turnover ratio.

Receivables and other assets
Receivables and other assets are stated at their face value. If individual risks of loss are identified, receivables and other assets are stated at fair value if below the carrying amount.

Securities and treasury shares
Securities and treasury shares are stated at cost or at fair value if lower at the balance sheet date.

Deferred taxes
The Company has elected not to record deferred tax assets pursuant to section 198 UGB par 10.

Equity and liabilities

Provisions and accrued liabilities
Provisions and accrued liabilities are stated taking into account the principle of prudence reflecting all apparent risks identified up to the date of preparation of the financial statements and all liabilities contingent with respect to amount or occurrence.

Employee benefit obligations relating to severance payments are calculated using the Projected-Credit-Unit (PUC) Method. The Company records the full defined benefit obligation resulting in immediate recognition of all actuarial gains and losses in the income statement. In line with current developments, calculations were based on a retirement age of 62 years (previous year: 62) for female and 62 years (previous year: 62) for male employees, unless agreed otherwise in individual employment contracts. The discount rate applied in calculating this provision was 5.5% (previous year: 4.25%), and the annual rate of salary increase used was 4% (previous year: 4%).

Liabilities
Liabilities are stated at their repayment value.

bwin 07

Foreign exchange translation
Receivables denominated in foreign currencies are translated at the lower of foreign exchange rate at transaction date or the buying rate at the balance sheet date. Liabilities denominated in foreign currencies are translated at the higher of foreign exchange rate at transaction date or the selling rate at the balance sheet date. Cash in banks and bank loans, respectively, denominated in foreign currencies are translated at the exchange rate at the balance sheet date.

Accounting policies with respect to share based payments
Refer to the note disclosing changes in accounting principles and valuation methods.

Changes in accounting principles and valuation methods
The Company changed accounting principles and valuation methods with respect to share based payments as follows:

In prior periods, the Company did not record in its financial statements any entries with respect to stock options granted to employees prior to the exersise of the options and instead presented disclosures in the notes. Once options were exercised the Company recorded the transaction in equity.

Starting in 2007, the Company applied the guidance provided in the position paper on accounting for share based payments for Austrian statutory financial statements purposes (“Die Behandlung anteilsbasierter Vergütungen in UGB Abschlüssen”) issued by the AFRAC (Austrian Financial Reporting and Auditing Committee). Pursuant to this guidance, the expense equalling the fair value of issued options on equity instruments is accrued rateably over the service period and presented in personnel expense and other operating expense, respectively. The expense charged for share based payment is credited to a separate reserve (reserve for share options). For share based payments granted to executives or other employees of subsidiaries, the fair value of the awards is treated as a capital contribution (additions to investments in affiliated companies) and is also credited the reserve for share options.

This change in accounting principle had the following effects on the Company’s assets, financial position and results of operations in the current year:

Reserve for share options

EUR	2007

Additions to investments in affiliated companies	14,603,692.88

Personnel expense - non cash	6,962,853.94

Other operating expenses - non cash (expense for share based payments to members of the Supervisory Board and third parties)	2,537,112.75

Total = Reserve for share options as of 31 Dec. 2007	24,103,659.57

In 2007 the Company recorded the expense related to the options outstanding at balance sheet date thus also recording amounts pertaining to options issued in prior periods.

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Set out below are amounts relating to prior periods:

Theoretical amount of the reserve for the share options

EUR	2007

Additions to investments in affiliated companies	1,834,680.14

Personnel expense - non cash	2,842,573.37

Other operating expenses - non cash (expense for share based payments to members of the Supervisory Board and third parties)	0.00

Total = theoretical amount of the reserve for the share options as of 31 December 2006	4,677,253.51

The Company recorded expenses for share-based transactions for members of the Executive Board of bwinAG amounting to EUR 20 thousand, of which EUR 20 thousand relate to prior years and expenses for share-based transactions in affiliated companies amounting to EUR 10,332 thousand, of which EUR 242 thousand relate to prior years. In 2007 share-based transactions for members of the Supervisory Board amount to EUR 1,753 thousand.

Notes to the Balance Sheet
Assets

Fixed assets
Fixed assets schedule - see annex 1
In 2006, bwin acquired rights to the international marketing of the first and second German Soccer Leagues from DFL Deutsche Fussball Liga GmbH in the amount of EUR 58,048 thousand for the seasons 2006/2007 up to and including 2008/2009. These marketing rights will be amortized over their estimated useful life of three years. Marketing of the rights is effected mainly through agreements with international sublicensees, mostly radio stations. These marketing rights are not transferable to third parties.

Financial assets
Schedule of investments in affiliated and associated companies - see annex 2
Of the total additions, an amount of EUR 14,604 thousand (prior year: EUR 0 thousand) relates to share based payments to members of the Executive Board and employees of subsidiaries, respectively.

Investments in associated companies
Since May 2002, bwin AG has also been an atypical silent partner with a 50% interest in bwin e.K., Neugersdorf, Germany. Being the owner of the domain www.bwin.de, Dr. Pfennigwerth operates the business of bwin e.K. under the terms of a German licence.

In 2006, the Monnet companies (Monnet Enterprise Ltd. and Monnet Enterprises (Malta) Ltd.) were reported under the item other investments. In 2007, the shares in the Monnet companies were sold.

bwin 07

bwin AG holds an investment of approximately 14.4 percent in Betbull Plc which had been acquired for EUR 2,030 thousand.

In 2007, the Company and Betbull Plc jointly founded BETBULL BWIN ESPAÑA, S.A. to pursue a retail pilot project. The Company has a 49% share in BETBULL BWIN ESPAÑA, S.A. which has not commenced business operations yet.

Since 2007 the Company holds an interest in BWİN BAHİS VE ŞANS OYUNLARI SANAYİ VE TİCARET LİMİTED ŞIRKETI, Ankara.

Investments in affiliated companies
In 2007 the Company decided to disslove DoubleM Media GmbH. Of the total impairment charges recorded in 2007, EUR 2,274 thousand relate to DoubleM Media GmbH.

On 24 November 2006 bwin AG and her wholly owned subsidiary bwin International Ltd. jointly founded BWIN ARGENTINA SA, Argentina. In 2007 bwin AG effected several capital increases. In 2007, impairment charges amounting to EUR 761 thousand were recorded.

In 2007, the bwin (Beijing) Management and Consulting Co., Ltd. and the TC Invest AG were founded.

In 2007, the Company acquired PAMEROL, S.L., bwin Marketing Services S.R.L. (previously Interactive Marketing Services S.R.L.) as well as INFIELD - SERVIÇOS DE CONSULTORIA E MARKETING, UNIPESSOAL LDA and Vincento Payment Solutions Ltd. (acquired from the wholly owned subsidiary TC Invest AG). In substance the investments were acquired at their nominal value. Additionally, starting 2007, the Company holds an interest in BWIN INTERACTIVE ENTERTAINMENT SA (PTY) LTD and Drachenfelssee GmbH. The investments are held for the Company by a trustee.

The Company contributed additional capital of EUR 212 thousand to bwin Italia S.R.L..

On 1 January 2006 bwin acquired 100% of the shares in the Ongame Group (now bwin Games AB). The consideration paid for these shares amounted to EUR 512.74 million (based on an agreed conversion rate from EUR to USD of 1.1907 and the share price for bwin shares of EUR 65.19 per share, which represented the basis for the capital increase). It was calculated using a contractually agreed multiplier of 5.37 times the gross gaming revenues reported by Ongame for the financial year 2005 less customer bonuses of EUR 95.48 million.

Subsequently, bwin Games AG sold the interest in its wholly owned subsidiary Safepay Internacional S.R.L. to Ongame Network Ltd., which had been acquired in 2006. In the financial statements, the transaction was accounted for as a contribution (in kind) based on estimated fair values.

Subsequent to the passing of the Unlawful Internet Gambling and Enforcement Act 2006 the companies impacted by the Act decided to cease the real-money activities on the US market. Since the value of the investments in bwin Games AB and Ongame Network Ltd to a high degree depended on the customers in the US market, the Company recognized impairment charges for bwin Games AB amounting to EUR 176.40 million and for Ongame Network Ltd. amounting to EUR 267.82 million due to the change in market situation in the US.

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Furthermore, an impairment charge of EUR 8,585 thousand resulting from the impairment test was recorded in 2007. The impairment related to the CGUs Poker/Canada and Casino/Canada.

In 2007, the Company entered into negotiations with the former owners of bwin Games, who had sold 96.3% of the shares. Under a contractual agreement dated 8 November 2007, this group of sellers agreed to waive the unpaid part of the purchase price still due to them, representing the outstanding contingent purchase price liability plus interest. At the same time, bwin agreed to waive the existing counterclaim by bwin Games AB. Additionally, the Company also agreed to assume certain legal risks.

Following this agreement, the acquisition cost and accumulated amortization related to the subsidiaries, for which impairment charges had been recognized in 2006, were adjusted accordingly in the financial year 2007 and the waived part of the contingent purchase price liability (amounting to EUR 77,517 thousand including accrued interest of EUR 3,446 thousand) and the counterclaim (amounting to EUR 3,045 thousand) were derecognized through profit and loss.

Should bwin (or one of its group companies) reenter the US market, the sellers who waived their share of the outstanding liability have been assured that they will receive a certain share of the net gaming revenues from this business for a period of up to five years. However, this payment will be limited to an amount of EUR 79,944 thousand, equivalent to the waived contingent purchase price liability plus accrued interest. At all events, this assurance will lapse on 31 December 2020. At the present time it is neither likely nor foreseeable that bwin will again be able to enter the US market, therefore, the newly agreed contingent purchase price obligation was not recorded in the financial statements as of 31 December, 2007.

Loans
In a loan agreement, bwin commited to grant BWIN Mexico S.A. de C.V. a subordinated shareholder loan amounting to USD 1,250 thousand (EUR 945 thousand). This loan agreement was entered into in connection with the shareholder agreement.

For the first 12 months, this loan is interest-free. After this period, an interest rate of 200 basis point above US prime rate will be effective. The loan is payable in five annual instalments.

In 2007, the Company wrote off this loan entirely.

Of the total loan balance at cost, EUR 189 thousand (prior year: EUR 189 thousand) are due within one year and EUR 0 thousand (prior year: EUR 0 thousand) have a term of more than 5 years.

In 2005, bwin provided LOVO Lifestyle Service GmbH with a subordinated loan amounting to EUR 300 thousand. The applicable interest rate is 4% and the loan is due 29 June, 2015.

The Company recorded an allowance for doubtful accounts of 100% in 2006 and entirely wrote-off the loan in 2007.

bwin 07

Current assets

Trade accounts receivable

EUR	31 Dec. 2007	31 Dec. 2006

Accounts receivable from marketing the rights to the German Soccer League	4,559,474.40	4,407,768.10

Other trade accounts receivable	60,009.58	22,931.61

Total	4,619,483.98	4,430,699.71

As of 31 December, 2007 and 2006, all trade accounts receivable have maturities of less than one year.

Accounts receivable from affiliated companies

EUR	31 Dec. 2007	31 Dec. 2006

BWIN Mexico S.A. de C.V.	1,594,752.58	3,096,385.17

bwin Italia S.R.L.	0.00	456,115.00

TC Invest AG	502,483.99	0.00

Vincento Payment Solutions Ltd.	522,980.63	0.00

bwin Marketing Services S.R.L, (previously Interactive Marketing Services S.R.L.)	170,000.00	0.00

WEBSPORTS ENTERTAINMENT Marketing Services GmbH	459,499.40	32,389.76

BWIN ARGENTINA SA (previously BETANDWIN S.A.)	170,154.00	0.00

CQR Payment Solutions GmbH (previously BAW Terminal Distribution GmbH)	1,295,068.34	0.00

Ongame Network Ltd.	203,338.86	0.00

bwin (Beijing) Management and Consulting Co., Ltd.	328,273.35	0.00

PAMEROL, S.L.	1,663.20	0.00

Total	5,248,214.35	3,584,889.93

of which trade accounts receivable	703,429.41	561,770.00

of which other receivables	4,544,784.94	3,023,119.93

Accounts receivable from affiliated companies have the following maturities:

Maturities

EUR	31 Dec. 2007	31 Dec. 2006

up to one year	5,248,214.35	3,584,889.93

one to five years	0.00	0.00

Total	5,248,214.35	3,584,889.93

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Accounts receivable from associated companies

EUR	31 Dec. 2007	31 Dec. 2006

bwin e.K.	4,079,208.07	15,693,008.03

Betbull Plc	0.00	0.00

BETBULL BWIN ESPAÑA, S.A.	245,001.70	0.00

Monnet Enterprise Ltd.	0.00	50,000.00

Total	4,324,209.77	15,743,008.03

of which trade accounts receivable	4,079,208.07	5,693,008.03

of which other receivables	245,001.70	10,050,000.00

In Spring of 2007, the Executive Board of bwin decided to dispose of the interest in Monnet. In the agreement with the acquiring entities (parties), the Company agreed to waive part of the loan granted to Monnet. Accounts receivable from associated companies have the following maturities:

Maturities

EUR	31 Dec. 2007	31 Dec. 2006

up to one year	4,079,208.07	5,743,008.03

one to five years	245,001.70	10,000,000.00

Total	4,324,209.77	15,743,008.03

Other receivables and assets

EUR	31 Dec. 2007	31 Dec. 2006

Clearing accounts	5,368,076.48	5,813,871.14

Commissions resulting from the Sublicensing of the German Soccer League	4,634,511.64	3,831,204.05

Receivables from tax authorities	4,227,679.18	1,175,238.16

Other	1,018,867.82	856,111.19

Total	15,249,135.12	11,676,424.54

As of 31 December, 2007 and 2006, all other receivables have maturities of less than one year. Due to existing contractual obligations, two Executive Board members were each reimbursed for the bail imposed by a court in 2006 in the amount of EUR 300 thousand. Against the background of pending legal proceedings, the Company recognized an amount of EUR 600 thousand as other receivables as of 31 December 2007 and 2006.

bwin 07

As of 31 December 2007, other receivables include no significant amounts, which are effective after balance sheet date.

Short-term investments and treasury shares

Short-term investments and treasury shares

EUR	31 Dec. 2007	31 Dec. 2006

Short-term investments	25,040,736.70	21,849,516.45

Treasury shares	239,120.24	342,922.32

Total	25,279,856.94	22,192,438.77

Treasury shares
The total of treasury shares held by the Company as of 31 December 2007 amounted to 153,586 (as of December 31 2006: 220,254), representing 0.5% of the total share capital. Treasury shares are recorded at cost. The reserve for treasury share equals the carrying amount of the shares.

In 2007, the last tranche of 66,668 treasury shares was transferred to Nomato (see also Notes on other liabilities) and a gain on the disposal short-term securities of EUR 4,029 thousand was recognized.

Purchase of treasury shares
The Annual General Meeting held on 22 May 2007 passed a resolution in accordance with section 65, para. 1, subpara. 8 of the Stock Corporation Act authorizing the Executive Board to buy back up to 10% of the Company’s shares for a period of 18 months from the date of the resolution at a minimum price of EUR 1 and a maximum price of EUR 150 per share. At the same time, the resolution passed by the Annual General Meeting of 17 May 2006 authorizing the Executive Board was revoked, provided it had not yet been exercised. The proportion of the share capital accounted for by treasury shares is limited to 10%. Furthermore, the Executive Board was also authorized to retire shares or, with the Supervisory Board’s approval up to and including 21 May 2012, to sell shares by means other than on the stock exchange or by public offering, optionally with partial or complete exclusion of shareholders’ subscription rights. The Executive Board was authorized to exercise this authority once or several times, and in its entirety or in parts.

The Annual General Meeting held on 17 May 2006 passed a resolution in accordance with § 65, para. 1, subpara. 8 of the Stock Corporation Act authorizing the Executive Board to buy back up to 10% of the Company’s bearer shares for a period of 18 months from the date of the resolution at a minimum price of EUR 1 and a maximum price of EUR 150 per share. At the same time, the resolution passed by the Annual General Meeting of 10 May 2005 authorizing the Executive Board was revoked, provided it had not yet been exercised. The proportion of the share capital accounted for by own shares is limited to 10%. Furthermore, the Executive Board was also authorized to retire, or with the approval of the Supervisory Board up to and including 16 May 2011, to approve a means of selling the Company’s shares other than on the stock exchange or by public offering, optionally with partial or complete exclu-

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sion of shareholders’ subscription rights. The Executive Board was empowered to exercise this authority once or several times, and in its entirety or in part.

As of 31 December 2007, short-term securities were as follows:

Market value

EUR	31 Dec. 2007	31 Dec. 2006

Siemens phenomenon	19,396,210.96	18,841,703.44

Siemens rich/liquid	5,313,702.02	5,220,471.57

ESPA Cash EURO	3,191,220.25	0.00

Total	27,901,133.23	24,062,175.01

Short-term securities are measured at cost less depreciation. In 2007, depreciation amounting to EUR 4 thousand was recorded (prior year: EUR 0 thousand).

Prepaid expenses
This item represents prepaid expenses relating to services to be rendered in 2008.

Deferred tax assets
Deferred tax assets determined in accordance with section 198 para 10 UGB of EUR 80,122 thousand (prior year: EUR 95,636 thousand) mainly relate to the impairment charge recorded for bwin Games AB and Ongame Network Ltd.. The Company did not recognize the deferred tax assets since it is not probable these assets will be realized within a reasonable time frame.

Liabilities and Shareholders’ Equity

Shareholders’ equity

Share capital

Zero-par shares	EUR	Shares

Shares registered in the trade register	32,603,048.00	32,603,048

Capital increases from conditional capital. filed with the trade register	81,730.00	81,730

Total share capital	32,684,778.00	32,684,778

31 Dec. 2007	32,684,778.00	32,684,778

31 Dec. 2006	32,603,048.00	32,603,048

bwin 07

As of 31 December, 2007, the Company’s share capital amounting to EUR 32,603,048 was registered in the trade register, however, the additional capital increases were filed in February 2008. The fact that the capital increases from conditional capital (employee stock options) had not been registered yet as of the reporting date had no effect on the presentation of the capital increases.

Conditional capital
The Extraordinary General Meeting held on 27 January 2006 passed a resolution relating to an increase in the Company’s contingent share capital in accordance with section 159, para. 2, subpara. 3 of the Stock Corporation Act by up to EUR 2,526,730 to service stock options for employees. Taking into account stock options already serviced and the capital increase from Company funds, the total volume of the ESOP is now 4,500,000 options, 305,819 (prior year: 1,275,972) of which have not yet been granted.

In accordance with a resolution passed by the Company’s Extraordinary General Meeting held on 27 January 2006, the Executive Board was authorized in accordance with section 174 para. 2 of the Stock Corporation Act and subject to the approval of the Supervisory Board, to issue convertible bonds, which grant the holders subscription and/or conversion rights of up to 4,500,000 shares in the Company. The authorization was given for a period of 5 years from the day of authorization, ending in 2011. The convertible bonds may be issued in several tranches, and the Executive Board was also authorized to determine all conditions of issue of the bonds, in particular the terms, issue price, interest rate, conversion price, conditions of conversion and anti-dilution provisions. The Executive Board may service these bonds using conditional capital, treasury shares or a combination of conditional capital and treasury shares.

Authorized capital
The Annual General Meeting held on 17 May 2006 authorized the Executive Board for a period ending 16 May 2011 to increase the company’s share capital by a maximum of EUR 15,535,000, in several tranches if necessary, subject to the Supervisory Board’s approval. At the same time, the meeting also revoked the previous authorization of 10 May 2005. This increase is to be effected by issuing up to 15,535,000 zero-par bearer shares for payment in cash or in kind, optionally with partial or complete exclusion of shareholders’ subscription rights. In agreement with the Supervisory Board, the Executive Board was also authorized to determine the conditions of issue if necessary, in particular the issue price, the nature of the non-cash contribution, the nature of the share rights and exclusion of subscription rights as well as the possible issue of the shares by indirect subscription rights. The Supervisory Board is authorized to pass any amendments to the Articles of Association resulting from the issue of shares from authorized capital.

The Annual General Meeting held on 22 May 2002 authorized the Executive Board for a period ending 21 May 2012 to increase the company’s share capital by a maximum of EUR 16,300,000, in several tranches if necessary, with the Supervisory Board’s approval. At the same time, the meeting also revoked the previous authorization of 17 May 2006. This increase was to be effected by issuing up to 16,300,000 zero-par bearer shares for payment in cash or in kind, optionally with partial or complete exclusion of shareholders’ subscription rights. The Executive Board is also authorized, to determine, in agreement with the Supervisory Board, the conditions of issue if necessary, in particular the issue price, the nature of any non-cash contribution, the nature of the share rights and exclusion of subscription rights as well as the possible issue of the shares by indirect subscription rights.

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The Supervisory Board is authorized to approve any amendments to the Articles of Association resulting from the issue of shares from authorized capital.
An amount of EUR 1,686,436 (prior year: EUR 90,000) of this authorized capital has been reserved to service options already issued.

Additional paid-in capital
Amounts received exceeding the nominal amount of shares issued (agio) are recorded in appropriated additional paid-in capital.

Unappropriated additional paid-in capital relates to a shareholder loan. An amount of EUR 239 thousand was allocated from unappropriated additional paid-in capital to the reserve for treasury shares.

Reserve for share options
See notes on changes in accounting principles and valuation methods for information on the reserve for share options presented in the financial statements for the first time.

See note on options for more detailed information.

Provisions and accrued liabilities

EUR	31 Dec. 2007	31 Dec. 2006

Severance payments	281,730.79	329,098.80

Taxes	1,045,279.85	0.00

Other

Employee related (benefit) obligations	2,892,889.19	1,522,669.74

Legal, audit and consulting fees	2,119,800.00	681,000.00

Provision marketing rights	1,275,000.00	7,500.00

Charging of expenses affiliated companies	1,550,000.00	0.00

Marketing	1,242,168.00	0.00

Other	800,587.54	265,616.45

Total other	9,880,444.73	2,476,786.19

Total	11,207,455.37	2,805,884.99

In 2006, marketing and other expenses (EUR 1,347 thousand), for which invoices had not been received yet, were recorded in trade accounts payable.

Liabilities

Trade accounts payable
As in 2006, all trade accounts payable have maturities of less than one year.

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Accounts payble to affiliated companies

EUR	31 Dec. 2007	31 Dec. 2006

bwin International Ltd.	29,667,111.20	4,493,090.33

Safepay Internacional S.R.L.	0.00	187,490.54

bwin Italia S.R.L.	844,534.49	0.00

Total	30,511,645.69	4,680,580.87

of which trade accounts payable	0.00	187,490.54

of which other liabilities	30,511,645.69	4,493,090.33

As of 31 December 2007 and 2006, all accounts payable to affiliated companies have maturities of less than one year.

Other liabilities

EUR	31 Dec. 2007	31 Dec. 2006

Clearing accounts	3,088,556.24	2,410,520.23

Liabilities resulting from the acquisition of customer bases	0.00	4,133,416.00

Liabilities resulting from acquisitions	2,856,968.57	77,461,832.05

Liabilities resulting from marketing rights	31,427,576.96	48,998,175.64

Other	69,582.95	3,068,527.63

Total	37,442,684.72	136,072,471.55

The maturities of other liabilities are as follows:

Maturities

EUR	31 Dec. 2007	31 Dec. 2006

up to one year	23,536,686.46	27,736,951.89

one to five years	13,905,998.26	108,335,519.66

Total	37,442,684.72	136,072,471.55

In July 2005, the Company purchased a customer base and two domains from NOMATO Investments Ltd. The purchase price of EUR 17,400 thousand consisted of EUR 5,000 thousand in cash and an obligation to transfer a total of 200,000 bwin shares. The shares were transferred to NOMATO in three equal tranches, with the last tranche of 66,668 shares having been transferred to Nomato in 2007.

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As of 31 December 2007, other liabilities include no significant amounts related to expenses recognized in the current financial year.

Deferred income
This items relates to prepayments by German Soccer League sub licensees amounting to EUR 1,918 thousand (prior year: EUR 3,757 thousand).

Contingent liabilities
in 2006, the Company issued letters of comfort to its subsidiaries bwin International Ltd (EUR 14,000 thousand) and bwin Italia S.R.L. (EUR 2,000 thousand), in which it commits to provide sufficient financial funds in order to enable its subsidiaries to fulfil all payment obligations. These letters of comfort were withdrawn in 2007.

As of the reporting date, the company had assumed liability for liabilities of business partners in the amount of EUR 7,791 thousand (prior year: EUR 8,680 thousand) and of subsidiaries amounting to EUR 47,789 thousand (prior year: EUR 2,375 thousand). bwin AG also made financial commitments up to a maximum amount of EUR 6,500 thousand (prior year: EUR 6,500 thousand) that may become due under various conditions (including risks entailed in market expansion).

The Company has also assumed certain expenses, in particular marketing and general expenses for its business partners. Additionally, the Company has financial obligations due to guarantees resulting from the disposal of the business of DoubleM Media GmbH.

bwin released the former owners of bwin Games AB from any possible liability to third parties and litigations with third parties resulting from the above mentioned agreement dated 8 November 2007 (EUR 1,398 thousand).

Notes to the income statement

Revenues
The Company provided consulting and other services exclusively for consolidated subsidiaries and associated companies. As in 2006, all services were provided in Austria.

Breakdown of revenues by service

EUR	31 Dec. 2007	31 Dec. 2006

Service agreements with affiliated companies	122,950,378.54	75,483,240.95

Service and cooperation agreements with associated companies	8,709,780.73	6,390,659.30

Other with affiliated companies	1,400,787.87	3,900,096.27

Total	133,060,947.14	85,773,996.52

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Other operating income

Other operating income

EUR	2007	2006

Income from the reversal of provisions and accruals	357,077.82	96,006.24

Sublicense fees German Soccer League	28,789,660.00	8,801,760.98

Income from merchandise (webshops)	124,642.37	0.00

Charged fees	1,506,607.75	1,240,652.18

Other	1,217,670.37	381,648.46

Total	31,995,658.31	10,520,067.86

Cost of materials and other services rendered
Cost of materials relates to cost of goods sold in the web shop, which was introduced in 2007.

As in the prior year, other services rendered mainly relate to IT-services.

Personnel expenses

Expenses for severance payments and contributions to employee benefit funds

EUR	2007	2006

Members of the Executive Board	1,039.09	0.00

Employees	314,540.47	307,532.25

Total	315,579.56	307,532.25

In 2007, the Company paid EUR 301 thousand (prior year: EUR 194 thousand) to the fund (VBV-Mitarbeitervorsorgekasse AG). This amount is included in expenses for severance payments and contributions to employee benefit funds (Mitarbeitervorsorgekassen). An amount of EUR 59 thousand (prior year: EUR 0 thousand) relates to severance payments.

Expenses for share based payments
See note “Changes in accounting principles and valuation methods”.

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Other operating expenses

Other operating expenses

EUR	2007	2006

Taxes
Company tax	8,326.26	4,784,918.89

Other	260,653.26	334,635.62

Total taxes	268,979.52	5,119,554.51

Marketing expenses (including further charged expenses)	32,092,788.73	35,551,166.74

Consulting and audit fees	12,707,144.46	21,691,415.76

Bank charges	5,865,689.00	6,060,460.88

Transportation. travelling and communication expenses	3,526,165.10	2,589,169.33

Leases and rentals	3,811,175.54	1,883,005.70

Maintenance and cleaning	2,436,908.09	1,474,491.73

Commissions related to the German Soccer League sublicensing	9,379,167.65	1,355,559.26

License fees	1,631,258.96	1,313,135.91

Impairment charge “Racebook”	0.00	772,576.74

Investor relations	164,647.38	730,195.17

Office expenses	930,566.35	507,110.44

Expense for share based payments	2,537,112.75	0.00

Foreign exchange losses	454,670.52	431,866.44

Bad debt provisions	4,781,642.60	56,899.64

Other	2,712,958.71	764,517.77

Total operating expenses	83,031,895.84	75,181,571.51

Total	83,300,875.36	80,301,126.02

Of the total expense for share based payments, EUR 784 thousand relate to third parties EUR 1,753 thousand relate to members of the Supervisory Board. See also note “Changes in accounting principles and valuation methods” and “Options”.

Income from affiliated and associated companies
This item relates to income from the silent partnership in bwin e.K. amounting to EUR 1,488 thousand (prior year: EUR 267 thousand) and the profit transfer from WEBSPORTS amounting to EUR 14 thousand (prior year: EUR 0 thousand).

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Other interest and similar income

EUR	2007	2006

Interest income from short-term investments	188,989.46	163,569.37

Interest income from bank accounts	844,433.02	333,462.35

Interest reversal resulting from the agreement regarding the Ongame acquisition (see also note on investments in affiliated companies)	3,446,433.74	0.00

Other	0.00	171.36

Total	4,479,856.22	497,203.08

Income from the disposal of and the revaluation of financial assets and Short-term securities

EUR	2007	2006

Income from the disposal of securities recorded in fixed assets	46,962.72	0.00

Income from the revaluation of financial assets from the Ongame acquisition (see note on investments in affiliated companies)	71,025,190.86	0.00

Income from the disposal of treasury shares	4,029,613.92	4,029,493.04

Total	75,101,767.50	4,029,493.04

Expenses for financial assets and short-term securities

EUR	2007	2006

Transfer of loss Websports	0.00	463.83

Depreciation of short-term securities	3,799.95	0.00

Depreciation of investments in affiliated companies and loans to affiliated companies	12,564,902.37	444,248,921.77

Depreciation of other loans	0.00	300,000.00

Total	12,568,702.32	444,549,385.60

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Interest and similar expenses

EUR	2007	2006

Interest*	5,096,051.19	1,010,309.10

Other interest expense	17,087.75	37,256.86

Total	5,113,138.94	1,047,565.96

*

Interest relates to the unpaid liability resulting from the purchase of the marketing rights of the German Soccer League and the liability resulting from the Ongame acquisition (see also note on investments in affiliated companies).

Income Taxes
Income taxes recorded in 2007 and 2006 represent Austrian income taxes as well as German income tax related to the atypical silent partnership.

Other notes
The Company’s affiliates are listed in annex 2. A tax group was formed by As of 31 December 2007, bwin Interactive Entertainment AG as head of the group and WEBSPORTS ENTERTAINMENT Marketing Services GmbH as member of the tax group have sigend a profit and loss transfer agreement.

Options
Employee Stock Option Plan (ESOP)
An employee stock option plan was introduced in February 2000 in the lead-up to the Company’s initial public offering.

The purpose of the ESOP is to issue options for the purchase of bwin AG shares by members of the Executive Board and entitled employees. The Annual General Meeting of 14 May 2004 increased the maximum number of options from 2,000,000 to 3,000,000. The Annual General Meeting of 17 May 2006 increased this number by a further 1,500,000 shares to the present total of 4,500,000 shares. 1,200,000 of these shares are reserved for members of the Executive Board. The options granted under the ESOP are not transferable. The ESOP specifies details of the maturity, expiry, exercise price and exercise period of these options. In view of the fact that Marlon van der Goes left the Executive Board of the Company effective 10 May 2007, the changes in a total of 60,000 options granted to him are no longer reported separately, but are shown under the item “of which to senior executives and employees”.

All options granted have a maturity of ten years starting from the date of the resolution on the granting of such options.

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The exercise price of these options is equivalent to the market value of the shares when the options were granted by the Supervisory Board committee (in the case of Executive Board members) or the Executive Board. One third of the ESOP options may be exercised immediately on being granted, a further third after a period of one year, and the remaining third after two years. A revised version of the ESOP regulations published during the financial year 2005 extended the vesting periods with a view to keeping staff with the Company for longer. Under the new exercise provisions, one fifth of the options granted may be exercised after a period of one year.

Performance-based options granted to members of the Executive and Supervisory Boards of the Company (apart from ESOP)
During the financial year 2003, members of the Executive Board of bwin AG were granted a total of 1,600,000 performance-related options. In 2004, a total of 100,000 of performance-based options were granted to Marlon van der Goes, the new member of the Executive Board. Due to the achievement of the performance parameters for the financial years 2003, 2004 and 2005, a total of 1,668,000 of these options became exercisable with the approval of the respective financial statements. The performance-based options are serviced from the company’s authorized capital. The options have a term of ten years from the time the vesting conditions for the relevant financial year are met. These options can be transferred to heirs by succession.

On 31 March 2007, a total of 1,228,436 performance-based options were granted to members of the Executive Board of the Company. The exercise price and vesting conditions are linked to the development of the stock exchange price. Subject to the vesting conditions being met (essentially a 26% annual increase in the share price in the first, second, and third year after the grant), one third of the options will vest in each of the years 2008, 2009 and 2010. Additionally, the options also vest if an annual average increase in the share price of 26% over a period of several years is achieved. The exercise price of each of the tranches will be based on the 90-day average price prior to 31 March of the previous year.

Also in the financial year 2007, a total of 320,000 performance-based options were issued to members of the Supervisory Board of the Company in accordance with the resolution of the Annual General Meeting on 22 May 2007. Subject to the vesting conditions being met (essentially a 26% annual increase in the share price in the first, second, and third year after the grant), one third of these options will also vest in each of the years 2008, 2009 and 2010. Additionally, the options also vest if an annual average increase in the share price of 26% over a period of several years is achieved. The exercise price of the each of the individual tranches will be based on the 90-day average price prior to 22 May of the previous year.

A probability of occurrence for market conditions of 80% was used for recording the performance options granted in 2007.

Options granted to third parties
The options granted to third parties are attributable to acquisitions in the years 2001 (100% of the shares of Sportwetten Piribauer GmbH) and 2003 (100% of the shares of Playit.com Ltd.). A total of 190,000 of these options were exercised due to the achievement of the success parameters up to the financial year 2006, whilst the remainder of the options issued have expired.

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In 2007, an option agreement regulating the granting of 80,000 performance-based options was concluded with Thomas Talos, the Company’s legal representative of many years. These options are linked to the same conditions as the first two tranches of options issued to the Executive Board of the Company. Provided the specified conditions are met, they will vest in the years 2008 and 2009, respectively. The exercise price of the each of the individual tranches will be based on the 90-day average price prior to 31 March of the previous year. The Company expects to adjust the vesting conditions of these options to those granted to the members of he Executive Board. A probability of occurrence for market conditions of 80% was used for recording the options granted.

Measurement
The non-cash expense incurred as a result of granting these options was measured and recognized on the date of grant in accordance with the position paper of AFRAC.

In 2007, the following parameters were applied in the measurement of the share options (expenses for share-based payments related to prior years were recorded in the current year).

Measurement parameters

	2007	2006

Exercise price	EUR 9.095 - 67.9	EUR 9.095 - 67.9

Volatility	38.86% - 135.69%	38.86% - 135.69%

Periods to exercise date	1.25 - 6.25 years	1.25 - 6.25 years

Dividend yields	0	0

Interest rate	3.5% - 4.5%	3.5% - 4.0%

Development in 2007
The reconciliation of options outstanding for the years 2007 and 2006 is as follows:

Outstanding options

	Total		Thereof options to be reflected in the financial statements

	2007	2006	2007	2006

Options outstanding as of 1 Jan.	1,219,140	2,584,058	1,046,195	757,299

Options granted	2,731,936	418,250	2,731,936	418,250

Options exercised	81,730	1,531,618	79,096	76,138

Options lapsed	165,347	251,550	133,347	53,216

Options outstanding as of 31 Dec.	3,703,999	1,219,140	3,565,688	1,046,195

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The status of the options as of 31 December 2007 was as follows:

Options granted under ESOP

	Options exercised (total)	Options available (total)	Options outstanding	Of which exercisable as of reporting date	Exercise price outstanding	Market value of options outstanding as of reporting date in EUR of which to members of the Executive Board
Manfred Bodner	500,000		0	0	0	0

Norbert Teufelberger	500,000		0	0	0	0

	1,000,000	140,000	0	0	0	0

of which to senior executives and employees	632,691		1,150,962	315,429	1.5 - 62.49	20,260,666

of which to employees of subsidiaries	282,917		861,933	126,926	1.5 - 67.92	14,577,391

of which to employees who have resigned	261,010		4,668	4,668	1.5 -60.88	73,691

	1,176,618	165,819	2,017,563	447,023	0	34,911,748

Total ESOP	2,176,618	305,819	2,017,563	447,023	0	34,911,748

Performance-based options granted to (former) members of the Executive and Supervisory Boards of the Company (apart from ESOP)

	Options exercised (total)	Options available (total)	Options outstanding	Of which exercisable as of reporting date	Exercise price outstanding	Market value of options outstanding as of reporting date in EUR

Manfred Bodner	800,000		614,218	0	21.19 - 33.64*	9,917,475

Norbert Teufelberger	800,000		614,218	0	21.19 - 33.64*	9,917,475

Hannes Androsch	0		100.000	0	27,28 - 43,31*	1.463.096

Alexander Knotek	0		60,000	0	27.28 - 43.31*	877,858

Per Afrell	0		40,000	0	27.28 - 43.31*	585,238

Helmut Kern	0		40,000	0	27.28 - 43.31*	585,238

Herbert Schweiger	0		40,000	0	27.28 - 43.31*	585,238

Georg Riedl	0		40,000	0	27.28 - 43.31*	585,238

Former Members	10,000		58,000	58,000	6.53	462,638

	1,610,000	0	1,606,436	58,000		24,979,497

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Options granted to third parties

	Options exercised (total)	Options available (total)	Options outstanding	Of which exercisable as of reporting date	Exercise price outstanding	Market value of options outstanding as of reporting date in EUR

of which for acquisitions	190,000		0	0	0	0

of which for services rendered	31,000		80,000	0	21.19 - 26.7*	1,121,861

Total options granted to third parties	221,000	0	80,000	0		0

Total options outstanding	4,007,618	305,819	3,703,999	505,023		61,013,105

*	In the case of exercise prices linked to future stock exchange price performance, it is assumed that the performance will be in accordance with the specified conditions.

The remaining term of the options presented above is between three and ten years.

Options (restated) as of December 31, 2006 were as follows:

Options granted under ESOP

	Options exercised (total)	Options available (total)	Options outstanding	Of which exercisable as of reporting date	Exercise price outstanding	Market value of options outstanding as of reporting date in EUR of which to members of the Executive Board
Manfred Bodner	500,000		0	0	0	0

Norbert Teufelberger	500,000		0	0	0	0

Marlon van der Goes	13,731		46,269	46,269	9.095	495,888

	1,013,731	140,000	46,269	46,269		495,888

of which to senior executives and employees	601,824		487,376	222,136	1.5 - 62.49	4,414,454

of which to employees of subsidiaries	246,826		570,324	56,127	1.5 - 67.92	4,940,629

of which to employees who have resigned	232,507		25,170	25,170	1.5 - 60,88	240,083

	1,081,157	1,135,972	1,082,871	303,433		9,595,166

Total ESOP	2,094,888	1,275,972	1,129,140	349,702		10,091,054

Performance-based options granted to members of the Executive Board (apart from ESOP)

	Options exercised (total)	Options available (total)	Options outstanding	Of which exercisable as of reporting date	Exercise price outstanding	Market value of options outstanding as of reporting date in EUR

Manfred Bodner	800,000			0	0

Norbert Teufelberger	800,000			0	0

Marlon van der Goes	10,000		90,000	58,000	6.530	740,874

	1,610,000		90,000	58,000		740,874

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Options granted to third parties

	Options exercised (total)	Options available (total)	Options outstanding	Of which exercisable as of reporting date	Exercise price outstanding	Market value of options outstanding as of reporting date in EUR

of which for acquisitions	190,000		0	0	0	0

of which for services rendered	31,000		0	0	0	0

Options granted to third parties	221,000	0	0	0		0

Total options outstanding	3,925,888	1,275,972	1,129,140	407,702		10,831,928

Developments in 2007:

Options granted under ESOP

	Exercise price in EUR	Value of Options exercised in EUR	Options granted	Options exercised

of which to members of the Executive Board
Manfred Bodner	0	0	0	0

Norbert Teufelberger	0	0	0	0

		0	0	0

of which to senior executives and employees	1.65 - 15.17	475,421	695,000	22,468

of which to employees of subsidiaries	9.1- 15.17	632,613	364,500	36,091

of which to employees who have resigned	1.5 - 14.15	292,493	44,000	23,171

		1,400,527	1,103,500	81,730

Performance-based options granted to members of the Executive and Supervisory Boards of the Company (apart from ESOP)

	Exercise price in EUR	Value of Options exercised in EUR	Options granted	Options exercised

Manfred Bodner		0	614,218	0

Norbert Teufelberger		0	614,218	0

Hannes Androsch		0	100,000	0

Alexander Knotek		0	60,000	0

Per Afrell		0	40,000	0

Helmut Kern		0	40,000	0

Herbert Schweiger		0	40,000	0

Georg Riedl		0	40,000	0

Former members		0	0	0

		0	1,548,436	0

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Options granted to third parties

	Exercise price in EUR	Value of Options exercised in EUR	Options granted	Options exercised

of which for acquisitions		0	0	0

of which for services rendered		0	80,000	0

Options granted to third parties		0	80,000	0

		1,400,527	2,731,936	81,730

Developments in 2006 (restated):

Options granted under ESOP

	Exercise price in EUR	Value of Options exercised in EUR	Options granted	Options exercised

of which to members of the Executive Board
Manfred Bodner	0	0	0	0

Norbert Teufelberger	0	0	0	0

Marlon van der Goes	9.095	277,140	0.00	3,731

		277,140	0	3,731

of which to senior executives and employees	1.5 - 57.86	2,730,578	0	39,495

of which to employees of subsidiaries	1.5 - 15.17	3,613,535	418,250	50,060

of which to employees who have resigned	1.5 - 14.15	2,174,182	0	28,332

		8,795,435	418,250	121,618

Performance-based options granted to members of the Executive Board (apart from ESOP)

	Exercise price in EUR	Value of Options exercised in EUR	Options granted	Options exercised

Manfred Bodner	2.025	60,342,750	0	650,000

Norbert Teufelberger	2.025	60,342,750	0	650,000

Marlon van der Goes	6.530	100,400	0	10,000

		120,785,900	0	1,310,000

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Options granted to third parties

	Exercise price in EUR	Value of Options exercised in EUR	Options granted	Options exercised

of which for acquisitions		8,924,500	0	100,000

of which for services rendered		0	0	0

Options granted to third parties		8,924,500	0	100,000

		138,505,835	418,250	1,531,618

The fair value of the outstanding options as of 31 December 2007 was measured using the Black Scholes option pricing model. The following measurement parameters were used:

Measurement parameters

	2007	2006

Share price	EUR 26.61	EUR 16.24

Exercise price	EUR 1.5 - 67.92	EUR 1.5 - 67.92

Volatility	59.55% -144.42%	48.5% - 124.7%

Periods to exercise date	1.25 - 6.25 years	1.25 - 6.25 years

Interest rate	4.5%	4.0%

The weighted average market value of the exercised options amounted to Euro 17.14 (prior year: 72.32)

Other obligations and contingent liabilities
As a result of the unclear, and as yet unharmonized legal situation in Europe with respect to online gaming, there are administrative and court proceedings pending against the Company and/or its subsidiaries and licence and cooperation partners in several countries representing important markets for bwin. Apart from this, there are criminal offences and proceedings pending against bwin and its officers in some countries. The subjects of these proceedings include the legal admissibility of online gaming, the validity and scope of trading permits, and the location of sports betting premises as well as tax issues. In each case the prosecutor‘s main aim is to restrict the Group‘s activities geographically.

In Germany, several states have issued prohibitive injunctions against bwin, of which the one in Baden-Württemberg is tentatively enforceable. bwin has appealed against these injunctions, and will go through all the instances of appeal if necessary.

Furthermore, four competitors filed competition lawsuits against bwin. Two of these legal proceedings (against Westdeutsche Lotterie GmbH & Co OHG and against Bremer Lotto- and Totto GmbH) were decided against bwin in the first and second instance. bwin will appeal against this judgement at the Federal Court of Justice (Bundesgerichtshof (BGH)) and will exhaust all other remedies. Until the decision of the Federal Court of Justice, the plaintiffs

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in these proceedings can request execution. The resulting penalty payments could have a material effect on the assets, financial position and results of operations of the Company if the case before the Federal Court of Justice is not won or a political solution cannot be found. bwin won the two other proceedings in the first instance, however, the plaintiffs have appealed against the judgements. The courts of second instance have not ruled on these appeals yet.

In connection with the lawsuit against Westdeutsche Lotterie GmbH & Co OHG (“Westlotto”) which is aimed at prohibiting bwin International Ltd.‘s activity in Germany, the Higher Regional Court of Cologne confirmed the judgment of the court of first instance in September 2007, declaring the judgment to be provisionally enforceable. bwin has challenged the decision at the Federal Supreme Court and requested the court to suspend the enforcement actions which have been initiated by Westlotto until the Federal Supreme Court‘s decision on the merits. In a decision of 13 March 2008, the Federal Court of Justice in Germany rejected the motion to suspend enforcement proceedings (Vollstreckungsschutzantrag) for formal reasons. A final ruling on the merits is not expected before 2009. Until a final ruling of the Federal Court of Justice on the merits, Westlotto may now apply for further enforcement orders. If the Company eventually fails to win the appeal proceedings before the Federal Court of Justice, or if a political solution is not found in the interim, any penalties that may be imposed as a result of enforcement orders could have a material adverse effect on the Company’s results and financial position. On 19 March 2008, the Regional Court of Cologne for the first time imposed penalties in the amount of EUR 120,000 against bwin International Ltd. and EUR 30,000 against a (former) director of bwin International Ltd. who has also been sued by Westlotto.

The auditors of bwin e.K. have audited the financial statements of the associated company as of 31 December 2007 and issued an unqualified audit opinion as of 12 March 2008, with an explanatory paragraph. This paragraph states that if bwin e.K.‘s trade licence is invalid (extensive ban on its activities by the courts and authorities in the future) and/or if restrictions and/or ban on online betting services offered by private sports betting providers are in place (provided that they conform with the rules of the European Union) and/or if racing and lottery taxes are levied by the fiscal authorities and/or if the company’s VAT refund receivable in the amount of EUR 10,960 thousand as well as the conditionally paid out refund of EUR 7,921 thousand are denied bwin e.K.‘s ability to continue as a going concern would be threatened.

The outcome of the proceedings in Germany is of considerable economic significance to bwin with a view to safeguarding its operations in this market, and due to its financial involvement in the associated company bwin e.K.

Particularly in the light of the latest rulings by the European Court of Justice, the management of the Company assumes that these proceedings will have a positive outcome. Nevertheless, the negative outcome of individual cases could have significant effects on the assets, financial situation and results of operation of the bwin Group.

Following the passing of the US Unlawful Internet Gambling Enforcement Act in 2006, the bwin Group decided to cease its real-money operations on the American market. The new legislation does not offer any information on the treatment of the poker and casino games previously offered by the Group, and it is impossible to exclude the possibility of liabilities arising in this respect. However, the Company considers the likelihood of occurence to be remote.

bwin 07

Other financial obligations
Obligations for the use of tangible assets not included in the balance sheet are as follows:

Other financial obligations

EUR	In the following financial year	In the following financial years

Rent	3,416,186.40	17,080,932.00

Leasing	289,090.00	1,445,400.00

Total	3,705,276.40	18,526,332.00

The capital contribution in bwin International Ltd. of EUR 4 thousand is still outstanding as of the reporting date.

Moreover, the capital contribution in bwin e.K. (silent partnership) amounting to EUR 13 thousand is outstanding as of the reporting date.

In the course of the formation of BETBULL BWIN ESPAÑA, S.A., bwin has agreed to issue convertible bonds amounting to EUR 2,500 thousand subject to the condition precedent that a licence for the region Madrid is issued. Under the convertible bonds, bwin has the right to shares in Betbull Plc. instead of payment. Additionally, bwin is obligated to a cash contribution into BETBULL BWIN ESPAÑA, S.A. amounting to EUR 3,750 thousand in case the license is issued. As of the reporting date, the condition precedent has not been fulfilled.

The Company is subject to significant future financial obligations resulting from existing marketing agreements. These agreements include not only fixed but significant variable components.

Members of the Executive and Supervisory Boards

Members of the Executive Board:
Manfred Bodner
Norbert Teufelberger
Marlon van der Goes (until 10 May, 2007, registered 22 June, 2007)

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Members of the Supervisory Board:
Hannes Androsch (Chairman)
Alexander Knotek (Vice-Chairman)
Johan Hörnell (until 21 May, 2007)
Helmut Kern
Georg Riedl
Herbert Schweiger (from 22 May, 2007)
Per Afrell (from 22 May, 2007)

In 2007, remuneration of the members of the Executive Board (including variable and performance-related components) totalled EUR 1,221 thousand (prior year: EUR 1,313 thousand), of which EUR 233 thousand (prior year: EUR 318 thousand) relate to bwin AG, and the rest relate to affiliated companies. Regarding share-based transactions see note “Changes in accounting priciples and valuation methods”.An amount of EUR 262 thousand had been accrued for remuneration of the Supervisory Board for the financial year 2007 (prior year: EUR 233 thousand). Actual payment in 2007 amounted to EUR 233 thousand (prior year: EUR 100 thousand). Regarding share-based transactions see note “Changes in accounting priciples and valuation methods”.

Other information

The average number of employees as of the reporting date was as follows:

	2007	2006

Employees	464	223

Freelance workers	63	64

Total	527	287

The company is the parent company of the bwin Group and prepares consolidated financial statements in accordance with International Financial Reporting Standards (IFRS). The consolidated financial statements are filed with the trade register at the commercial court in Vienna under FN 166449 d.

Vienna, 31 March, 2008

Manfred Bodner	Norbert Teufelberger

bwin 07

Fixed Assets Schedule for the year ended December 31 2007

Cost of Acquisition

	As of				As of
000	1 Jan. 2007	Additions	Disposals	Transfers	31 Dec. 2007

I. Intangible assets

1. Software, other rights and licenses	62,223,087.79	7,042,840.59	-55,384.46	160,000.00	69,370,543.92

2. Prepayments	160,000.00	348,418.27	0.00	-160,000.00	348,418.27

Total	62,383,087.79	7,391,258.86	-55,384.46	0.00	69,718,962.19

II. Leasehold improvements

1. Other plant, operating and office equipment	545,402.95	1,291,775.29	0.00	0.00	1,837,178.24

2. Other plant, operating and office equipment	14,825,237.73	7,162,845.42	-333,196.51	581,944.41	22,236,831.05

3. Prepayments and assets under construction	581,944.41	40,751.15	0.00	-581,944.41	40,751.15

Total	15,952,585.09	8,495,371.86	-333,196.51	0.00	24,114,760.44

III. Financial assets

1. Investments in affiliated companies	528,363,549.51	18,676,551.44	-71,025,190.86	0.00	476,014,910.09

2. Loans to affiliated companies	945,000.00	0.00	0.00	0.00	945,000.00

3. Investments in associated companies	4,960,837.97	29,459.00	-3,260.50	0.00	4,987,036.47

4. Securities	67,112.64	0.00	-67,112.64	0.00	0.00

5. Other loans	300,000.00	0.00	-300,000.00	0.00	0.00

Total	534,636,500.12	18,706,010.44	-71,395,564.00	0.00	481,946,946.56

Total	612,972,173.00	34,592,641.16	-71,784,144.97	0.00	575,780,669.19

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Accumulated Depreciation

	As of				As of
EUR	1 Jan. 2007	Additions	Disposals	Transfers	31 Dec. 2007

I. Intangible assets

1. Software, other rights and licenses	12,168,104.57	-55,384.46	22,923,129.39	0.00	35,035,849.50

2. Prepayments	0.00	0.00	0.00	0.00	0.00

Total	12,168,104.57	-55,384.46	22,923,129.39	0.00	35,035,849.50

II. Leasehold improvements

1. Other plant, operating and office equipment	139,799.16	0.00	361,146.01	0.00	500,945.17

2. Other plant, operating and office equipment	5,534,830.59	-333,196.51	6,209,814.25	0.00	11,411,448.33

3. Prepayments and assets under construction	0.00	0.00	0.00	0.00	0.00

Total	5,674,629.75	-333,196.51	6,570,960.26	0.00	11,912,393.50

III. Financial assets

1. Investments in affiliated companies	446,051,466.56	0.00	11,619,902.37	71,025,190.86	386,646,178.07

2. Loans to affiliated companie	0.00	0.00	945,000.00	0.00	945,000.00

3. Investments in associated companies	0.00	0.00	0.00	0.00	0.00

4. Securities	0.00	0.00	0.00	0.00	0.00

5. Other loans	300,000.00	-300,000.00	0.00	0.00	0.00

Total	446,351,466.56	-300,000.00	12,564,902.37	71,025,190.86	387,591,178.07

Total	464,194,200.88	-688,580.97	42,058,992.02	71,025,190.86	434,539,421.07

bwin 07

Book Values

EUR	As of 31 Dec. 2007	As of 31 Dec. 2006	Depreciation in 2007	Revaluation in 2007

I. Intangible assets

1. Software, other rights and licenses	34,334,694.42	50,054,983.22	22,923,129.39	0.00

2. Prepayments	348,418.27	160,000.00	0.00	0.00

Total	34,683,112.69	50,214,983.22	22,923,129.39	0.00

II. Leasehold improvements

1. Other plant, operating and office equipment	1,336,233.07	405,603.79	361,146.01	0.00

2. Other plant, operating and office equipment	10,825,382.72	9,290,407.14	6,209,814.25	0.00

3. Prepayments and assets under construction	40,751.15	581,944.41	0.00	0.00

Total	12,202,366.94	10,277,955.34	6,570,960.26	0.00

III. Financial assets

1. Investments in affiliated companies	89,368,732.02	82,312,082.95	11,619,902.37	71,025,190.86

2. Loans to affiliated companies	0.00	945,000.00	945,000.00	0.00

3. Investments in associated companies	4,987,036.47	4,960,837.97	0.00	0.00

4. Securities	0.00	67,112.64	0.00	0.00

5. Other loans	0.00	0.00	0.00	0.00

Total	94,355,768.49	88,285,033.56	12,564,902.37	71,025,190.86

Total	141,241,248.12	148,777,972.12	42,058,992.02	71,025,190.86

The revaluation in 2007 amounting to EUR 71,025 relates to a reduction in acquisition cost of shares in affiliated companies, for which an impairment had been recorded in the previous year.

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Schedule of Investments in Affiliated and Associated Companies as of 31 December 2007

Investments in affiliated companies		Reporting date	Offices registered in		Share in %	Profit/loss for the year	Shareholders’ equity

1.	WEBSPORTS ENTERTAINMENT Marketing Services GmbH	31.12.2007	Austria	Vienna	100%	14	77

2.	bwin International Ltd. (formerly BAW International Ltd.)	31.12.2007	Gibraltar	Gibraltar	100%	7,534	11,135

3.	CQR Payment Solutions GmbH (formerly BAW Terminal Distribution GmbH)	31.12.2007	Austria	Vienna	100%	296	318

4.	bwin Italia S.R.L.	31.12.2007	Italy	Rome	100%	1,335	1,345

5.	BWIN Mexico S.A. de C.V.	31.12.2007	Mexico	Mexico City	80%	-3,978	-6,532

6.	DoubleM Media GmbH (in Liquidation)	31.12.2007	Germany	Freiburg	100%	158	239

7.	Ongame Network Ltd. (formerly DOBLE LIMITED)	31.12.2007	Gibraltar	Gibraltar	100%	-2,613	-2,588

8.	bwin Games AB	31.12.2007	Sweden	Stockholm	100%	133	14,709

9.	BWIN ARGENTINA SA (formerly BETANDWIN S.A.)	31.12.2007	Argentina	Posadas	97%	-688	724

10.	TC Invest AG	31.12.2007	Austria	Vienna	100%	-19	1,074

11.	bwin Marketing Services S.R.L. (formerly Interactive Marketing Services S.R.L.)	31.12.2007	Italy	Milan	100%	36	78

12.	INFIELD - SERVIÇOS DE CONSULTORIA E MARKETING. UNIPESSOAL LDA	31.12.2007	Portugal	Lisbon	100%	128	110

13.	PAMEROL. S.L.	31.12.2007	Spain	Barcelona	100%	11	16

14.	bwin (Beijing) Management and Consulting Co.. Ltd.	31.12.2007	China	Beijing	100%	-623	601

15.	Drachenfelssee 421. V V GmbH	31.12.2007	Germany	Bonn	100%	0	25

16.	BWIN INTERACTIVE ENTERTAINMENT SA (PTY) LTD. (formerly CEDAR POINT TRADING 208 (PTY) LTD)	31.12.2007	South Africa	Caledon	100%	0	0

Investments in associated companies
1.	bwin e.K. (formerly betandwin e.K.)	31.12.2007	Germany	Nuegersdorf	50%

	Total					2,088	214

	davon Anteil der bwin Interactive Entertainment AG					1,488

2.	Betbull Plc	31.12.2006	UK	London	14%	-2,573	25,765

3.	BETBULL BWIN ESPAÑA. S.A.	31.12.2007	Spain	Madrid	49%	-55	5

4.	BWIN BAHIS VE ŞANS OYUNLARI SANAYI VE TICARET LIMITED ŞIRKETI	31.12.2007	Turkey	Ankara	49%	-1	6

bwin 07

Unqualified Auditor’s Report (Translation)

We have audited the accompanying financial statements including the underlying accounting records of bwin Interactive Entertainment AG, Vienna, Austria
for the fiscal year from 1 January to 31 December 2007. The maintenance of the accounting records and the preparation and contents of these financial statements including the management report in accordance with the Austrian Company Code are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit and to state whether the management report is consistent with the financial statements.

We conducted our audit in accordance with laws and regulations applicable in Austria and Austrian standards on auditing. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement and whether we can state that the management report is in accordance with the financial statements. In determining the audit procedures we considered our knowledge of the business, the economic and legal environment of the Company as well as the expected occurrence of errors. An audit involves procedures to obtain evidence about amounts and other disclosures in the financial statements and underlying accounting records predominantly on a sample basis. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Our audit did not give rise to any objections. In our opinion, which is based on the results of our audit, the financial statements are in accordance with legal requirements and present fairly, in all material respects the financial position and the results of its operations in accordance with generally accepted accounting principles in Austria. The management report is consistent with the financial statements.

Without qualifying our opinion we refer to the notes to the financial statements (section “Other obligations and contingent liabilities”) and the management report, which describe the risks due to legal and tax court proceedings against companies, licencees and business partners of the bwin Group.

Vienna, 31 March 2008

KPMG Austria GmbH
Wirtschaftsprüfungs- und Steuerberatungsgesellschaft

Mag. Yann-Georg Hansa	Mag. Helmut Kerschbaumer
Wirtschaftsprüfer	Wirtschaftsprüfer
(Austrian Chartered	(Austrian Chartered
Accountant)	Accountant)

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Supervisory Board Report on the Financial Year 2007

The Supervisory Board held four meetings during the course of the financial year 2007 at which it exercised the duties stipulated by law and the Company’s Articles of Association. A meeting of the Balance Sheet Commission was also convened. The Executive Board reported to the Supervisory Board regularly, both in writing and orally, on the course of business and the situation of the company and the companies of the Group. The financial statements in accordance with the Austrian Commercial Code, including the management report of bwin Interactive Entertainment AG, as well as the consolidated financial statements in accordance with the International Financial Reporting Standards (IFRS), as adopted by the European Union, including the Group management report as of 31 December 2007, have been audited by KPMG Austria GmbH Wirtschaftsprüfungs- und Steuerberatungsgesellschaft, Vienna, appointed in compliance with § 270 of the Commercial Code.

The audit showed that the financial statements and the consolidated financial statements respectively are in accordance with the legal requirements and present a true and fair view of the assets and financial position of the Group as of 31 December 2007, and of its profitability and cash flows for the financial year from 1 January to 31 December 2007 in accordance with International Financial Reporting Standards as adopted by the EU. The final result of the audit gave no cause for any objections, and the auditors have therefore issued an unqualified audit certificate.

The management report and the Group management report are consistent with the financial statements and the consolidated financial statements. Without qualifying the audit certificate, the auditors refer to the notes to the financial statements and the consolidated financial statements (section “Other obligations and contingent liabilities”) and the risks described in the management report and Group management report resulting from legal and tax proceedings against the companies, licensees and business partners of the bwin Group. The Supervisory Board has approved the financial statements for 2007 and is in agreement with the management report. The annual financial statements for 2007 have therefore been approved in accordance with § 125 of the Austrian Companies Act. The Supervisory Board agrees with the consolidated financial statements and the Group management report. The Supervisory Board also approves the proposed allocation of the result (that the profit for the year be carried forward to new account).

Vienna, April 2008

The Supervisory Board
Hannes Androsch

bwin 07

Auditors and
Attorney-at-Law

Auditors
KPMG Austria GmbH
Wirtschaftsprüfungs- und Steuerberatungsgesellschaft Porzellangasse 51 1090 Vienna, Austria Phone: +43-1-313 32-0 Fax: +43-1-313 32-500 E-mail: office@kpmg.at

Attorney-at-Law
Brandl & Talos Rechtsanwälte GmbH Mariahilfer Straße 116 1070 Vienna, Austria Phone: +43-1-522 5700 Fax: +43-1-522 5701 E-mail: office@btp.at

Information bwin Interactive Entertainment AG

Investors:
Konrad Sveceny, Investor Relations

Börsegasse 11, 1010 Vienna, Austria Phone: +43-050858-20017 Fax: +43-050858-16 E-mail: investorrelations@bwin.ag Web: http://www.bwin.ag

Press:
Kevin O’Neal, Press officer

Börsegasse 11, 1010 Vienna, Austria Phone: +43-050 858-24010 Fax: +43-050 858-16 E-mail: press@bwin.com Web: http://www.bwin.ag

Imprint
Owned, edited and published by bwin Interactive Entertainment AG

Börsegasse 11, 1010 Vienna, Austria Phone: +43-050 858-0 Fax: +43-050 858-16

Concept/Design Büro X Wien, www.buerox.at

Litho Repro 12

Printed by Repro 12

Glossary

bwin International Ltd.
Subsidiary of bwin Interactive Entertainment AG.

Operational business of the bwin Group is carried out by bwin International Ltd., Gibraltar, and Ongame Network Ltd., Gibraltar, on the basis of Gibraltarian sports betting and casino licenses. Additionally, Ongame Network Ltd. holds a license issued by the Kahnawake Gaming Commission. The two companies operate under several domains such as www.bwin.com or www.pokerroom.com.

bwin AG/bwin
Abbreviation for the parent company bwin Interactive Entertainment AG.

bwin Interactive Entertainment AG

The parent company carries out central functions such as finance, marketing, IT, project management, international business development, human resources and corporate communications for the subsidiaries of the bwin Group. It also provides numerous other services such as market research, customer data analysis and legal consulting.

bwin Games AB
Formerly Ongame e-solutions AB – a 100% owned subsidiary of the bwin group acquired in 2006.

bwin e.K.
Steffen Pfennigwerth runs the business of bwin e.K. under the terms of a German concession.

bwin Group
Konzernmutter bwin Interactive Entertainment AG und die Tochtergesellschaften

bwin Italia S.R.L.
The 100% owned subsidiary of bwin Interactive Entertainment AG runs its operational activities on the domain www.bwin.it on the basis of an Italian sports betting licence.

BWIN Mexico S.A. de C.V.
The 80% owned subsidiary of bwin Interactive Entertainment AG was founded in the financial year 2006.

Ongame Network Ltd.
Formerly DOBLE LIMITED. The 100% owned subsidiary of bwin Interactive Entertainment AG was acquired in the financial year 2006. Ongame Network Ltd. runs the operational poker activities.

TC Invest AG
The 100% owned subsidiary of bwin Interactive Entertainment AG was founded in the financial year 2007.

bwin (Beijing) Management and Consulting Co., Ltd.
The 100% owned subsidiary of bwin Interactive Entertainment AG was founded in the financial year 2007.

bwin Subsidiaries
Abbreviation for all subsidiaries together

Betbull – The European Betting Exchange Plc.
bwin holds 14.4% stake in Betbull – The European Betting Exchange Plc.

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Websites of the bwin Group

www.bwin.ag
The investor relations website available in German and English.

www.bwin.com

More than 10,000 sports bets daily as well as a wide selection of poker, casino, soft and skill games in 21 different languages as well as audio and video streams on top sporting events such as the German Soccer League or Italian Series A and ATP Masters.

www.bwin.it
A range of sports betting products designed for the Italian market.

www.bwin.com.mx

A range of sports betting products designed for the Mexican market. More than 10,000 sports bets daily as well as audio and video streams on top sporting events such as the German Soccer Leagues or the Portuguese bwinLIGA.

www.bwin.com.ar

More than 10,000 sports bets daily as well as a wide selection of poker, casino, soft and skill games in 21 different languages as well as audio and video streams on top sporting events for the Argentinean market.

www.betoto.com
Up to 10,000 sports bets daily as well as a wide selection of casino, poker and soft games for the Greek market.

www.pokerroom.com
One of the world’s leading poker sites with almost 8 million sign ups. “Poker site of the years 2005 & 2006”.

www.casinoroom.com
Sister site to PokerRoom.com focused solely on casino games.

www.europoker.com
A multi language poker site in German, Spanish, English, French, Dutch, Italian, Russian and Polish.

50% holding

www.bwin.de

A range of sports betting products designed for the German market. More than 10,000 sports bets daily as well as audio and video streams on top sporting events such as the Italian Series A or the ATP Masers.